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                           14A PRELIMINARY MATERIALS

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               ------------------

Filed by Registrant [X] Filed by a Party other than the Regi [ ] Check the appropriate box:

[ ]   Preliminary Proxy Statement
[X] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)) [ ] Definitive Proxy Statement [ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to (beta)240.14a-11(c) or (beta)240.14a-12

                        BONNEVILLE PACIFIC CORPORATION
               (Name of Registrant as Specified in its Charter)
                ----------------------------------------------
       (Name of Person Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] No fee required
[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of  securities to which the  transaction  applies:
      Common Stock ("Bonneville Common Stock"), par value $0.01 per share, of Bonneville Pacific Corporation ("Bonneville").

      (2)  Aggregate  number of  securities  to which the  transaction  applies:
      (i)7,275,390 shares of Bonneville Common Stock; and (ii) vested "in-the-money" options to purchase 237,000 shares of Bonneville Common Stock

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      No. of  Shares          Price Per Share   Aggregate         Filing Fee
     --------------------------------------------------------------------------
         7,275,390              $11.48(1)       $83,521,477.20    $16,704.30
           192,000              $ 6.48(2)       $ 1,244,160.00    $   248.83
            45,000              $ 2.04(3)       $    91,800.00    $    18.36
     --------------------------------------------------------------------------

      Total                                     $84,857,437.20    $16,971.49

            (1) It is estimated that per share cash to be paid in the cash-out merger will range from $11.25 to $11.50 per share. For purposes of filing this Preliminary Proxy Statement only, it is estimated that the per share cash out price to be paid in the Merger will be $11.48 for each of the 7,275.390 shares issued and outstanding at the closing of the Merger.

            (2) These shares are issuable pursuant to options granted under three Stock Option Agreements which are exercisable at $5.00 per share. The options granted in such Stock Option Agreements are fully vested. The Agreement and Plan of Merger ("Merger Agreement") provides that the holders of these options will be paid the difference between the per share Initial Merger Consideration (as defined in the Merger Agreement) payable at the closing of the Merger and the per share purchase price payable for each of these shares under the Stock Option Agreements. For purposes of filing this Preliminary Proxy Statement only, it is estimated that the per share Initial Merger Cash will be $11.48. In such event, the per share cash amount to be paid for each of these shares will be $6.48 per share.

            (3) These shares are issuable pursuant to options granted under the Registrant's Non- Employee Directors Stock Option Plan which are exercisable at $9.44 per share. The options granted under such Stock Option Plan are fully vested. The Merger Agreement provides that the holders of these options will be paid the difference between the per share Initial Merger Consideration (as defined in the Merger Agreement) payable at the closing of the Merger and the per share purchase price payable for each of these shares under the Stock Option Plan. For purposes of filing this Preliminary Proxy Statement only, it is estimated that the per share Initial Merger Cash will be $11.48. In such event, the per share cash amount to be paid for each of these shares will be $2.04 per share.

      (4)  Proposed  maximum  aggregate  value of the  transaction  is currently
      estimated  to  be  approximately   $84,857,437.20  as  calculated  in  the
      above-set forth table.

      (5)  Total fee paid:$17,000.00 (wired to Mellon Bank, N.A. on November 3,
           1999).

[X]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                        BONNEVILLE PACIFIC CORPORATION
                          50 West Broadway, Suite 300
                           Salt Lake City, UT 84101
                               ----------------

                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON JANUARY 11, 2000

To the Stockholders of Bonneville Pacific Corporation:

         This is a notice that a Special Meeting of Stockholders of Bonneville Pacific Corporation, a Delaware corporation ("Bonneville"), will be held on January 11, 2000 at 1:00 p.m., local time, at the Double Tree Hotel, 255 South West Temple, Salt Lake City, Utah. The purpose of the Special Meeting is for you to:

            1. Consider and vote upon a proposal (the "Merger Proposal") to approve and adopt an Agreement and Plan of Merger dated as of September 17, 1999 (the "Merger Agreement") by and among El Paso Energy Corporation, a Delaware corporation ("El Paso"), BPC Acquisition Corp., a Delaware corporation (a wholly-owned subsidiary of El Paso) and Bonneville. Pursuant to the Merger Agreement, El Paso will acquire all of Bonneville's outstanding stock for cash through the merger of BPC Acquisition Corp. with and into Bonneville, with Bonneville as the surviving corporation of the Merger. The Merger Agreement provides, among other things, that:

            o if the Merger Agreement is approved and the Merger becomes effective, El Paso will pay a cash purchase price of approximately $83,000,000 (subject to certain adjustments) for all of the outstanding shares of Bonneville, or approximately $11.25 to $11.50 per share;

            o as a condition to the closing of the Merger, Bonneville sold one of its wholly-owned subsidiaries, Bonneville Fuels Corporation ("Bonneville Fuels"), to CEC Resources, LTD. ("CEC Resources");

            o the total cash Merger payment to be paid by El Paso to Bonneville stockholders in the Merger includes both a $63,000,000 payment from El Paso (subject to certain adjustments) plus an additional payment from El Paso of approximately $21,088,000, which is an amount equal to the estimated net after-tax cash proceeds received from the sale of Bonneville Fuels (net of estimated reserves for other costs and liabilities); and

            o in addition to the cash proceeds from El Paso in the Merger described above, Bonneville's stockholders may receive cash distributions at the time of the Merger or following the Merger from El Paso as a result of (i) the collection, sale or liquidation of certain assets referred to in the Merger Agreement as "Contingent Assets", (ii) the release of amounts which may be held in reserve and (iii) the release of Merger Consideration with respect to the cancellation of shares of Bonneville common stock issued pursuant to the 1998 bankruptcy plan.

      The amount of cash per share that the holders of Bonneville's common stock will be entitled to receive at the time of the closing of the Merger has not yet been determined but we currently estimate that it will range from $11.25 to $11.50. The per share amount, if any, which may be distributed from the Contingent Assets, required reserves and canceled shares is not currently known, but we currently estimate that it will range from $0 to $.20.

      The Merger Proposal and the Merger Agreement are further described in the accompanying Proxy Statement. A copy of the Merger Agreement is attached as Appendix A to, and is described in, the accompanying Proxy Statement.

            2. Consider and act upon any other matters as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.

      Bonneville's Board of Directors has determined that only holders of shares of Bonneville's common stock at the close of business on December 3, 1999, will be entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements of the Special Meeting. A form of proxy and a Proxy Statement containing more detailed information with respect to the Merger Proposal accompany and form a part of this Notice.


You are cordially invited to attend the Special Meeting. Whether or not you are able to attend the Special Meeting, please vote, sign, date and return the accompanying proxy card promptly in the enclosed envelope, which requires no postage if mailed in the United States. You can revoke your proxy at any time before the Special Meeting by sending a written notice revoking the proxy or a substituted proxy to the Secretary of Bonneville, or by attending the Special Meeting and voting in person. Please do not send in any share certificates at this time.

THE MERGER PROPOSAL HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE MERGER PROPOSAL OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

      In deciding whether to vote your shares in favor of the Merger, please be advised that a cash payment at the Closing of the Merger estimated to range from $11.25 to $11.50 per share is the only unconditional consideration which may be received by stockholders. There can be no assurance that any consideration will be distributed in connection with the Contingent Assets, release of reserves or canceled shares. There can be no assurance that the merger consideration paid per share will come within the estimated range.

         You have the right to dissent from the Merger Proposal and to receive payment of the "fair value" of your shares. To do so, you must comply with the procedures set forth in Section 262 of the Delaware General Corporation Law. See "Rights of Dissenting Stockholders" in the Proxy Statement that accompanies this notice and the full text of Section 262 of the Delaware General Corporation Law, which is attached as Appendix C and is described in the accompanying Proxy Statement.

      The Board of Directors of Bonneville, by a unanimous vote, has determined that the Merger Proposal, and the transactions contemplated by the Merger Agreement, are in the best interests of Bonneville and its stockholders. The Board of Directors of Bonneville recommends that you vote in favor of the Merger Proposal.
                                    By order of the Board of Directors,



                                    Clark M. Mower, President
Salt Lake City, Utah
December 3, 1999

                               TABLE OF CONTENTS
                                                                          Page
QUESTIONS AND ANSWERS ABOUT THE MERGER PROPOSAL..............................1

SUMMARY......................................................................8

SELECTED CONSOLIDATED FINANCIAL DATA......................................  16

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION.................17

THE SPECIAL MEETING ........................................................18

BACKGROUND INFORMATION AND RECOMMENDATION ..................................21
      Background of Bonneville..............................................21
      Appointment of New Board of Directors.................................23
      Market Information....................................................23
      Bidding Process and Proposals.........................................24
      The Board's Recommendation............................................25
      Considerations and Reasons for Board's Recommendation.................25
      Opinion of Bonneville's Financial Advisor.............................28
      Interests of Certain Persons in the Merger............................33
      Certain Effects of the Merger.........................................35
      Conduct of Bonneville's Business after the Merger.....................36

THE MERGER..................................................................36
      General Description...................................................36
      Merger Consideration..................................................36
      Contingent Merger Consideration.......................................38

CERTAIN TERMS OF THE MERGER AGREEMENT.......................................41
      Deposit...............................................................41
      Effective Time of Merger..............................................41
      Surrender and Exchange of Stock Certificates..........................42
      Representation and Warranties.........................................43
      Conduct of Business Prior to Record Date..............................44
      No Solicitation.......................................................45
      Conditions to Closing.................................................47
      Termination...........................................................48
      Remedies and Termination Fee..........................................49
      Employee Matters......................................................51
      Amendment.............................................................51
      Certain Federal License Tax Consequences..............................51
      Anticipated Accounting Treatment......................................53
      Governmental Approvals................................................53

LITIGATION RELATING TO MERGER PROPOSALS.....................................54

ESTIMATED FEES AND EXPENSES OF MERGER.......................................54

RIGHTS OF DISSENTING STOCKHOLDERS...........................................54

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF
MANAGEMENT AND OTHERS.......................................................57

SALE OF BONNEVILLE FUELS CORPORATION........................................60
      Overview..............................................................60
      Purchase Price....................................................... 61
      Representations and Warranties; Indemnification.......................61
      Certain Federal Income Tax Consequences...............................61
      Employee Matters......................................................62

CERTAIN INFORMATION CONCERNING BONNEVILLE...................................63

CERTAIN INFORMATION CONCERNING EL PASO......................................64

DIRECTORS AND EXECUTIVE OFFICERS............................................66

INDEPENDENT AUDITORS........................................................68

STOCKHOLDER PROPOSALS.......................................................68

OTHER MATTERS...............................................................69

WHERE YOU CAN FIND MORE INFORMATION.........................................70

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................70

Appendices:
A.   Agreement and Plan of Merger
B.   Opinion of CIBC World Markets Corp.
C.   Section 262 of the Delaware General Corporation Law

Form of Bonneville's Proxy


                         INFORMATION ABOUT DEFINITIONS

Due to the complexity of some of the terms of Merger, certain definitions relating to the concepts and terms of the Merger Proposal are used throughout the Proxy Statement to assist you in reading this Proxy Statement. See pages 14 and 15.
                        BONNEVILLE PACIFIC CORPORATION

                                PROXY STATEMENT
                    For the Special Meeting of Stockholders

                        To Be Held On January 11, 2000

      This Proxy Statement is dated December 3, 1999, and is first being mailed to Bonneville Stockholders on or about December 10, 1999.

                QUESTIONS AND ANSWERS ABOUT THE MERGER PROPOSAL

Q.    WHAT IS THE PROPOSAL THAT WILL BE DISCUSSED AND VOTED UPON AT THE
      MEETING?

     A. The Board of Directors of Bonneville is presenting a proposal to Bonneville's stockholders to approve the sale of Bonneville to El Paso for cash. Bonneville and El Paso have entered into a Merger Agreement dated as of September 17, 1999 (a copy of which is attached to this Proxy Statement as Appendix A) to accomplish the sale. The Merger Agreement provides that El Paso will make a cash payment of $63,000,000, subject to certain adjustments (the "El Paso Cash Payment"), plus an additional amount of approximately $21,088,000 which is the amount equal to the net after tax proceeds attributable to the sale of Bonneville Fuels (net of estimated reserves for other costs and liabilities) (the "Bonneville Fuels Cash Payment").

     The El Paso Cash Payment and the Bonneville Fuels Cash Payment are referred to together in this Proxy Statement as the "Initial Merger Cash" and are expected to total approximately $83,000,000.

     Upon the closing of the Merger, in addition to the Initial Merger Cash, those persons converting their shares pursuant to the Merger Agreement (the "Converting Stockholders") of Bonneville common stock (the "Converted Stock") shall have the right to receive, on a pro rata basis, additional cash which may be distributed at the time of or following the Closing of the Merger from:

o    the collection, sale or liquidation of the Contingent Assets;

o the release of reserves that El Paso may withhold in connection with the Merger Proposal; and

o the distribution of Merger Consideration which was payable in respect of shares of Bonneville common stock issued pursuant to Bonneville's bankruptcy plan which have not been claimed by the persons entitled to such shares and which remain unclaimed at November 3, 2000.

     All of this additional cash which Converting Stockholders may receive is referred to in this Proxy Statement as the "Contingent Merger Consideration". All of the Initial Merger Cash and the Contingent Merger Consideration is referred to in this Proxy Statement as the "Merger Consideration".

Q:    WHAT WILL HAPPEN IN THE MERGER?

     A: The transaction will be structured as a merger (the "Merger"). In the Merger, BPC Acquisition Corp., a wholly-owned subsidiary of El Paso, will be merged with and into Bonneville. Bonneville will be the surviving corporation and will become a subsidiary of El Paso. If you are a stockholder of Bonneville at the time of the Merger, you will given the right to convert your shares of Bonneville common stock into the right to receive the Initial Merger Cash and the Contingent Merger Consideration unless you exercise and perfect your dissenters' appraisal rights. See "Rights of Dissenting Stockholders" on page 54.

Q:    WHAT WILL I RECEIVE AS A RESULT OF THE MERGER?

     A: As a result of the Merger, you will receive a cash payment from El Paso in exchange for your shares of Bonneville common stock. El Paso will acquire all of the outstanding shares of Bonneville from Bonneville's stockholders for approximately $83,000,000 (subject to certain adjustments), which includes approximately $21,088,000, an amount equal to the Bonneville Fuels Cash Payment. To satisfy a condition to the completion of the Merger, Bonneville sold the stock of its wholly-owned subsidiary, Bonneville Fuels on October 29, 1999. The Bonneville Fuels Cash Payment is the net cash, after the deduction of taxes, expenses, liabilities and reserves, that Bonneville will receive from the sale of the stock of Bonneville Fuels. See "Sale of Bonneville Fuels Corporation" on pages 60 through 63.

     The exact amount of Initial Merger Cash to be paid for each share of Converted Stock has not been finalized because certain transactions and events which may affect the total cash which will be distributed to Converting Stockholders, have not been completed. It is currently estimated that the Initial Merger Cash price to be paid for each share of Bonneville common stock at the Closing of the Merger will range from $11.25 to $11.50.

     As described above, Converting Stockholders may also receive a limited amount of additional cash as Contingent Merger Consideration at the time of or following the Closing of the Merger.

Q.    WHAT IS THE CONTINGENT MERGER CONSIDERATION?

     A. The Contingent Merger Consideration will consist of the right to receive additional cash payments which may be distributed to Converting Stockholders at the time of or following the close of the Merger. It is anticipated that the Contingent Merger Consideration will not be a significant amount, calculated on a per share basis, and there can be no assurance that any Contingent Merger Consideration will ever be paid to Converting Stockholders. The Contingent Merger Consideration will arise under the Merger Agreement, if at all, from three general categories of assets or rights: (i) the Contingent Assets, as described in "The Merger Contingent Assets" on pages 39 and 40 of this Proxy Statement; (ii) the release by El Paso of certain cash reserve amounts (the "Reserves"), as described in "The Merger - Reserves" on page 40 of this Proxy Statement; and (iii) the release to Converting Stockholders on a pro rata basis of Merger Consideration attributed to shares of Bonneville common stock which was issued under the 1998 bankruptcy plan which are, at the closing of the Merger, unclaimed by the persons entitled to such shares and which are unclaimed and forfeited on November 3, 2000 (the "Forfeited Shares"), as described in "The Merger - Forfeited Shares Cancellation of Unclaimed Shares" on page 41 of this Proxy Statement.

     If, prior to the Closing of the Merger, Contingent Merger Consideration cash has been received by Bonneville, El Paso will deliver an amount equal to such cash (after payment of applicable taxes and expenses and establishment of reasonable reserves for liabilities associated with the Contingent Assets) to the Converting Stockholders on a pro rata basis, with the Initial Merger Cash payment.

     Contingent Merger Consideration cash received after the Closing of the Merger, if any, will be distributed on a pro rata basis to Converting
Stockholders in one or more subsequent distributions. The total per share amount, if any, which may be distributed as Contingent Merger Consideration is not currently known, but we currently estimate that it will range from $0 to $.20.

Q.    HOW DID THE MERGER PROPOSAL COME ABOUT?

     A. Bonneville emerged from a Chapter 11 Bankruptcy Proceeding in November 1998 at which time a new Board of Directors was appointed. In November and December, 1998, the officers of the Company presented to the Board of Directors their analysis of Bonneville and its subsidiaries. On February 3, 1999, the Board of Directors hired CIBC World Markets Corp. ("CIBC World Markets") to act as a financial advisor to assist Bonneville in developing a plan to realize the potential value of Bonneville's operations. CIBC World Markets completed its review of Bonneville and its subsidiaries, and discussed its review with the Board of Directors in late February 1999. At that time, the Board of Directors authorized CIBC World Markets to assist management in the preparation of an offering memorandum and to solicit interests from potential purchasers of Bonneville's assets and operations. In July 1999, after reviewing indications of interest to purchase all or part of Bonneville's assets and operations, the Board of Directors decided to attempt to sell the entire company to one or more purchasers. A bidding process in which potential purchasers were invited to make offers to purchase all or part of Bonneville's operations was then undertaken. Most bidders were interested in purchasing only portions of Bonneville's operations rather than the entire company.

     After a review of the offers that had been submitted and after negotiation with several bidders, the Board determined to accept the offer from CEC Resources for Bonneville Fuels and the offer from El Paso for the remainder of Bonneville's operations.

     Following extensive negotiations with CEC Resources and El Paso, the Bonneville Board of Directors unanimously approved and adopted the Stock Purchase Agreement with CEC Resources and the Merger Agreement with El Paso. The Board of Directors is submitting the Merger Agreement and the Merger Proposal to the stockholders of Bonneville for their approval. The Board of Directors received the opinion of Richards, Layton & Finger, its Delaware special legal counsel, which concluded, subject to the assumptions and qualifications set forth in the opinion, that stockholder approval of the Bonneville Fuels transaction was not required under the Delaware General Corporation Law. Accordingly, approval by the stockholders of Bonneville is not being sought in connection with the sale of Bonneville Fuels to CEC Resources.

     The Board of Directors has unanimously approved and adopted the Merger Agreement and the Board recommends voting for the approval and adoption of the Merger Agreement and the Merger Proposal.

Q:    WHAT HAPPENED AS A RESULT OF THE CLOSING OF THE SALE OF
      BONNEVILLE FUELS?

     A: Bonneville Fuels was a wholly-owned subsidiary of Bonneville. This means that Bonneville owned all of the stock of Bonneville Fuels. As a condition to the completion of the Merger, Bonneville was required to sell, prior to the closing of the Merger, all of its Bonneville Fuels shares. Bonneville entered into a Stock Purchase Agreement with CEC Resources for the sale of the Bonneville Fuels shares to CEC Resources. On October 29, 1999, the sale was completed and the stock of Bonneville Fuels was sold for approximately $23,581,000 in cash (the amount of such proceeds available for payment to
Bonneville stockholders is subject to certain downward adjustments and reserves). As a result of the sale, CEC Resources' affiliate, Carbon Energy
Corporation, now owns all of the stock of Bonneville Fuels. We currently estimate that net after-tax cash (after expenses, adjustments and reserves) from the sale of Bonneville Fuels, which will be included in the Initial Merger Consideration, will be approximately $21,088,000.

Q:    WHAT WILL HAPPEN IF THE MERGER PROPOSAL IS APPROVED AND
      COMPLETED?

     A: If the Merger is approved and thereafter completed, El Paso will acquire all of the outstanding shares of Bonneville for the Merger Consideration.

Q.    WHAT WILL HAPPEN IF THE MERGER PROPOSAL IS NOT CONSUMMATED?

     A. If the Merger Agreement is terminated and the Merger is not completed, Bonneville's Board of Directors will consider alternative strategies which may include continuing to operate Bonneville, seeking alternative buyers, or making distributions of Bonneville Fuels sale proceeds to Bonneville stockholders as a dividend. Depending upon the reasons for the termination of the Merger, Bonneville may be required to pay a Termination Fee to El Paso or it may be entitled to retain a $3,000,000 Deposit previously delivered to Bonneville by El Paso. As of the date of this Proxy Statement, the Bonneville Board of Directors has not adopted any course of action which may be taken if the Merger is not closed.

Q:    HOW WILL THE MERGER BE STRUCTURED?

     A: To complete the Merger, El Paso has formed a new subsidiary named BPC Acquisition Corp. In the Merger, BPC Acquisition Corp. will be merged with and into Bonneville, with Bonneville being the surviving corporation. As a result of the Merger, Bonneville will become a wholly-owned subsidiary of El Paso. In the Merger, all of the outstanding shares of Bonneville (not including treasury shares)will be converted into the right to receive the Initial Merger Cash and the right to receive the Contingent Merger Consideration, if any. After the Merger, Bonneville will be owned by El Paso, you will no longer own stock in Bonneville and you will not receive any stock or other interest in El Paso or its affiliates as a result of the Merger. To review the structure of the Merger in greater detail, see "The Merger" on pages 36 through 41 of this Proxy Statement and the Merger Agreement itself which has been included with this Proxy Statement.

Q:    WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE FOR THE
      MERGER PROPOSAL?

     A: In the opinion of the Board of Directors, the terms and provisions of the Merger Agreement with El Paso are fair to and in the best interests of Bonneville and Bonneville's stockholders, and the Board of Directors has accordingly unanimously approved the Merger Proposal and the Merger Agreement. In reaching its opinion, the Board of Directors considered a number of factors which are set forth in "Considerations and Reasons for Board's Recommendations" on Pages 25 through 28 of this Proxy Statement. All of the directors of Bonneville, who together hold or are entitled to vote approximately 14% of Bonneville's outstanding common stock, have informed Bonneville that they intend to vote the common shares beneficially owned by them in favor of the Merger Proposal and the Merger Agreement. To review the background and reasons for the Merger in greater detail, see "Background Information and Recommendation" pages 21 through 36 of this Proxy Statement.

Q:    WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

     A: Bonneville and El Paso are working to complete the Merger during the month of January 2000. However, we cannot assure you as to when or if the Merger will occur.

Q:    WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

     A: Your receipt of the Merger Consideration will be a taxable transaction for federal income tax purposes. To review a brief summary of the federal income tax consequences to you in greater detail, see pages 51 through 53 of this Proxy Statement. Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the particular tax consequences of the Merger to you.

Q:    WHAT DO I NEED TO DO NOW?

     A: Simply indicate on your proxy card how you want to vote, then sign, date and mail it in the enclosed envelope as soon as possible, so that your shares will be represented at the Special Meeting. Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Bonneville common stock entitled to vote on the Merger Proposal.

Q:    WHAT HAPPENS IF I DON'T RETURN A PROXY CARD?

     A: The failure to return your proxy card will have the same effect as voting against the Merger Proposal.

Q:    WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING?

     A: Bonneville does not expect that any other matters will be voted upon at the Special Meeting.

Q:    MAY I VOTE IN PERSON?

     A: Yes. You may attend the Special Meeting and vote your shares in person, rather than signing and mailing your proxy card.

Q:    MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

     A: Yes. You may change your vote at any time before your proxy is voted at the special meeting by following the instructions as detailed in "Voting and Revocation of Proxies" on page 20. Before your proxy is voted, you may submit a new proxy or you may attend the Special Meeting and vote in person.

Q:    WHAT ARE MY RIGHTS IF I DISSENT FROM THE MERGER?

     A: Dissenting stockholders are entitled to appraisal rights under Delaware corporate law requiring Bonneville to purchase the shares of dissenting stockholders for their appraised value as determined under Section 262 of the General Corporation Law of Delaware. See "Rights of Dissenting Stockholders" on Pages 54 through 57 of this Proxy Statement.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

     A: Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted and they will be counted as votes against the Merger Proposal.

Q:    SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

     A: No. After the Merger is completed you will be sent written instructions for exchanging your Bonneville common stock certificates for the cash to be paid to you in the Merger.

Q:    WHO CAN HELP ANSWER MY QUESTIONS?

     A: If you have additional questions about the Merger, you should contact:

            Clark M. Mower, President
            Bonneville Pacific Corporation
            50 West Broadway, Suite 300
            Salt Lake City, UT 84101
            (801) 363-2520
            Fax: (801) 359-1735

            or Bonneville's Proxy Solicitor:

            MacKenzie Partners, Inc.
            156 Fifth Avenue
            New York, NY 10010
            (800) 322-2885

                                    SUMMARY

THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER PROPOSAL AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER PROPOSAL, YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT, THE OTHER AVAILABLE INFORMATION REFERRED TO IN "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 70 AND THE MERGER AGREEMENT ITSELF ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT.

Overview

      Bonneville is furnishing this Proxy Statement to allow its stockholders to consider and vote on a proposal to approve and adopt the Merger Proposal and the Merger Agreement.

The Companies

Bonneville Pacific Corporation
50 West 300 South, Suite 300
Salt Lake City, UT 84101
(801) 363-2520

      Bonneville, its wholly-owned subsidiaries, Bonneville Nevada Corporation, Bonneville Pacific Services Company, Inc., and its former wholly owned subsidiary, Bonneville Fuels, are engaged in the energy business. Prior to the sale of Bonneville Fuels, Bonneville's energy business was divided into cogeneration operations and oil and gas operations. Bonneville Fuels previously conducted Bonneville's oil and gas operations. To satisfy a condition to the closing of the Merger, Bonneville Fuels was sold by Bonneville to CEC Resources for cash. As a result of the sale of Bonneville Fuels, Bonneville is no longer engaged in the oil and gas business. For additional information about Bonneville, see "Certain Information Concerning Bonneville" on pages 63 and 64 of this Proxy Statement.

El Paso Energy Corporation
1001 Louisiana Street
Houston, TX 77002
(713) 420-3559

       El Paso is involved in the interstate and intrastate transportation, gathering and processing of natural gas, the marketing of natural gas power, and other energy related power generation commodities, and the development and operation of energy infrastructures. On October 25, 1999, El Paso completed its merger with Sonat, Inc. Sonat, Inc. is a diversified energy holding company engaged in domestic oil and natural gas exploration and production, the transmission and storage of natural gas, and natural gas and power marketing. BPC Acquisition Corp. is a recently formed wholly-owned subsidiary of El Paso which was created to enter into the Merger Agreement and to complete the Merger and related transactions. It will merge into Bonneville in the Merger and will not exist after the closing of the Merger. The address for BPC Acquisition Corp. is as set forth above for El Paso. For additional information about El Paso, see "Certain Information Concerning El Paso" on pages 64 and 65 of this Proxy Statement.

The Special Meeting (see page 18)

         The Special Meeting will be held on January 11, 2000, at 1:00 p.m., local time, at the Double Tree Hotel 255 South West Temple, Salt Lake City, Utah. At the Special Meeting, you will be asked to consider and vote upon the Merger Proposal and to approve and adopt the Merger Agreement. The Merger will occur only if the holders of a majority of the outstanding shares of Bonneville common stock approve the Merger and all other requirements of the Merger Agreement are satisfied or waived.

Record Date (see page 19)

      Holders of record of Bonneville common stock at the close of business on December 3, 1999 are entitled to notice of and to vote at the Special Meeting. As of that date, there were 7,275,682 shares of Bonneville common stock issued and outstanding held by approximately 2,220 holders of record. If you held Bonneville common stock on the record date, you are entitled to one vote per share on any matter that may properly come before the Special Meeting.

Voting Procedures (see page 20)

      Approval of the Merger Proposal and the Merger Agreement by the Bonneville common stockholders will require the affirmative vote of the holders of a majority of the outstanding shares of Bonneville common stock. You can vote your shares by attending the Special Meeting and voting in person or by mailing the enclosed proxy card.

Recommendations (see page 25)

      The Board of Directors has unanimously determined that the Merger Agreement and the Merger Proposal are advisable and fair to you and in your best interest. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND MERGER PROPOSAL. You also should refer to the considerations and reasons the Board of Directors considered in determining whether to approve and adopt the Merger Agreement beginning on pages 25 through 28.

Opinion of Bonneville's Financial Advisor (see page 28)

      The Bonneville Board of Directors has received the opinion dated September 17, 1999 of Bonneville's financial advisor, CIBC World Markets, to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the El Paso Cash Payment was fair, from a financial point of view, to Converting Stockholders. The full text of the written opinion of

\CIBC World Markets, dated September 17, 1999, is attached to this Proxy Statement as Appendix B. You should read it completely to understand the procedures followed, assumptions made, matters considered, qualifications and limitations on the review undertaken by CIBC World Markets in providing this opinion. THE OPINION OF CIBC WORLD MARKETS IS DIRECTED TO THE BONNEVILLE BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO YOU AS TO HOW YOU SHOULD VOTE WITH RESPECT TO ANY MATTERS RELATING TO THE MERGER PROPOSAL.

Terms of the Merger Agreement (see page 41)

      The Merger Agreement is attached to this Proxy Statement as Appendix A. You should read the Merger Agreement in its entirety. It is the legal document that governs the Merger.

      General. The Merger Agreement provides that BPC Acquisition Corp. (a subsidiary of El Paso) will be merged with and into Bonneville, with Bonneville being the surviving corporation. As a Bonneville stockholder, each of your shares of Bonneville common stock will automatically be converted into the right to receive the Merger Consideration, unless you exercise your dissenting stockholder rights. We currently estimate that the cash payable at the time of the closing of the Merger will range from $11.25 to $11.50 per share for each outstanding share of Bonneville common stock. Additional cash consideration (the Contingent Merger Consideration) may be paid at the time of or following the closing of the Merger. You must surrender your Bonneville stock certificates in order to receive any cash payment. BankBoston, N.A. will be the "Disbursement Agent" in connection with the distribution of the Merger Consideration and it will send you written instructions for surrendering your certificates after we have completed the Merger. For more information on how this exchange procedure works, see " Certain Terms of the Merger Agreement--Surrender and Exchange of Stock Certificates" on page 42 of this Proxy Statement.

      Shares of Bonneville are quoted on the OTC Bulletin Board. On September 17, 1999, which was the last trading day before we announced the Merger, Bonneville common stock closed at $9.74 per share.

      If the conditions to completion of the Merger are satisfied or waived, the Merger will occur without further stockholder approval even if the Merger Consideration per share at the time of closing is below the estimated range.

      Taxable Transaction For Bonneville Stockholders. For United States federal income tax purposes, your exchange of shares of Bonneville common stock for the Initial Merger Cash pursuant to the Merger Agreement generally will cause you to recognize a gain measured by the excess, if any, of the cash you receive in the Merger over your tax basis in your shares of Bonneville common stock. In addition, there will be tax consequences to you (including, in certain instances, loss deferral) in connection with your right to receive distributions after the closing of the Merger in connection with Contingent Merger Consideration. To review the federal income tax consequences in greater detail, see "The Merger - Certain Federal Income Tax Consequences" on pages 51 through 53 of this Proxy

Statement. You should consult your own tax advisor for a full understanding of the tax consequences of the Merger that are particular to you.

      Conditions to the Merger. Completion of the Merger depends upon the satisfaction or waiver of a number of conditions, including, but not limited to the following:

o the continued accuracy of each party's representations and warranties and the fulfillment of each party's promises contained in the Merger Agreement;

o the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Bonneville common stock;

o the absence of any order or regulation of any court or governmental entity preventing or prohibiting the Merger;

o the receipt of necessary governmental approvals and the termination or expiration of any applicable regulatory waiting periods; and

o    the sale of Bonneville's Mexican assets and operations.

      Where the law permits, Bonneville and El Paso could decide to complete the Merger even though one or more of these conditions has not been met. EVEN IF THE STOCKHOLDERS APPROVE THE MERGER, THERE CAN BE NO ASSURANCE THAT THE MERGER WILL BE CONSUMMATED OR THAT IT WILL BE CONSUMMATED WITH THE MERGER CONSIDERATION PER SHARE WITHIN THE ESTIMATED RANGES.

      Amending The Terms of The Merger. Bonneville and El Paso can agree to amend the Merger Agreement, and each can waive their right to require the other party to adhere to the terms and conditions of the Merger Agreement, where the law allows.

     Termination. Either Bonneville or El Paso may terminate the Merger Agreement under certain circumstances, including but not limited to, under the following circumstances:

o    if the Merger has not been completed by June 30, 2000;

o if Bonneville fails to obtain the required stockholder approval of the Merger; or

o if any court in the United States or other governmental entity has issued a final and non-appealable order or other action that in any way prohibits the Merger.

         The Merger Agreement can be terminated under other circumstances which are described "Certain Terms of the Merger Agreement - Termination" on pages 48 and 49.

     Termination Fees. Bonneville will be required to pay El Paso a termination fee if, among other things, any of the following occur:

o the Merger Agreement is terminated by El Paso in specific circumstances involving Bonneville entering into a sale or merger transaction with a third party;

o the Merger Agreement is terminated by Bonneville because in the good faith judgment of the Board, as advised by outside counsel, the Board determines that termination is required because of a third party's acquisition proposal; or

o the Merger Agreement is terminated by El Paso because of a breach of any of the representations, warranties or covenants of Bonneville.

Accounting Treatment

      The Merger will be accounted for by El Paso as a "purchase" for accounting purposes.

Interests That Differ from Your Interests (see page 33)

      Some of Bonneville's directors, officers and employees have interests in the Merger Proposal that differ from or are in addition to your interests as stockholders in Bonneville. The members of the Bonneville Board of Directors knew about these different or additional interests, and considered them when they approved the Merger Agreement and the Bonneville Fuels Stock Purchase Agreement. These include (i) the vesting of stock options as a result of the sale of Bonneville Fuels, and the cashout of those options in connection with the Merger; (ii) the payment of severance or change of control benefits to Bonneville's executives and employees under existing employment agreements and company policies; and (iii) the payment of Targeted Incentive Plan payments to employees of Bonneville Fuels.

Regulatory Approvals (see page 53)

         Bonneville is required to make filings with, or obtain approvals from, certain regulatory authorities in connection with the Merger. These consents and approvals include the termination or expiration of a waiting period with regard to filings with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Bonneville and El Paso filed a notification report, together with a request for early termination of the waiting period, with the Department of Justice and the Federal Trade Commission on October 7, 1999. The request for early termination of the waiting period was granted by the Federal Trade Commission on October 25, 1999.

Dissenters' Appraisal Rights (see page 54)

         If you do not vote in favor of the proposal to approve and adopt the Merger Agreement and you comply strictly with the applicable provisions of
Section 262 of the Delaware General

Corporation Law, you have the right to dissent and be paid cash for the "fair value" of your shares of Bonneville common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger. This payment may be more than, the same as, or less than the Merger Consideration. To perfect these appraisal rights with respect to the Merger, you must follow the required procedures precisely. The applicable provisions of Section 262 of the Delaware General Corporation Law are attached to this Proxy Statement as Appendix C.

Terms of the CEC Resources Stock Purchase Agreement (see page 60)

      To  satisfy  a  condition  to the  closing  of the  Merger  with El  Paso,
Bonneville has sold its wholly-owned subsidiary, Bonneville Fuels, to CEC Resources. The stockholders of Bonneville are not being asked to vote upon the sale of Bonneville Fuels to CEC Resources and such transaction was completed pursuant to the approval of the Board of Directors of Bonneville. The Board has received the legal opinion of its special Delaware legal counsel, Richards, Layton & Finger, that, subject to the assumptions, qualifications and limitations set forth therein, it is the opinion of such special counsel that approval of the Bonneville Fuels transaction by Bonneville's stockholders was not required. The Board of Directors of Bonneville also obtained an opinion from CIBC World Markets as to the fairness, from a financial point of view, of the consideration received by Bonneville in connection with the transaction with CEC Resources.

      Price. Pursuant to the Stock Purchase Agreement, CEC Resources purchased all of Bonneville's shares in Bonneville Fuels for a cash purchase price (after certain adjustments) of approximately $23,581,000. We estimate that the net amount available to stockholders from the sale of Bonneville Fuels, net of estimated reserves for other costs and liabilities, will be approximately $21,088,000.

      Employee Benefit Trust. Prior to closing of the Stock Purchase Agreement, Bonneville Fuels set up an Employee Benefit Trust for the purpose of providing severance and payments under existing termination policies, employment agreements and insurance plans. Bonneville Fuels deposited approximately $1,550,000 into the Employee Benefit Trust. This cash will be distributed to employees pursuant to the severance provisions of their employment agreements or pursuant to the policies of Bonneville Fuels if Bonneville Fuels or CEC Resources terminates the employment of such employees prior to or within 24 months following the closing. The approximate $1,550,000 amount is the maximum amount that will be available for severance and insurance payments. If employees continue to be employed by Bonneville Fuels after its acquisition by CEC Resources for a period of 24 months, they will not receive severance or insurance payments from the Employee Benefit Trust. Any funds remaining in the Employee Benefit Trust 32 months after closing will be delivered to Bonneville Fuels.

     Accounting Treatment. The sale of Bonneville Fuels by the Company will be accounted for as a "purchase" transaction for accounting purposes.

Historical Market Information

      During Bonneville's bankruptcy proceeding, there was a limited market for Bonneville's common stock. Since December 1998, Bonneville's common stock has been quoted on the OTCBB and is traded in the over-the-counter market under the Symbol "BPCO". The information contained in the following table was obtained by Bonneville's management from NASDAQ and from a broker-dealer and shows the range of representative bid prices for Bonneville's common stock for the periods indicated. The following represents quotations between dealers, prices without retail mark up, mark-down or commission and may not necessarily represent actual transactions:

                                         Bid Price
                                     High        Low
            Calendar Year 1998

            4th Quarter            $5.50       $  3.00

            Calendar Year 1999

            1st Quarter            $6.75       $  4.75
            2nd Quarter            $8.00       $  5.00
            3rd  Quarter          $11.12       $  7.62
            4th Quarter           $11.09       $ 10.62
            (through November 30, 1999)

      On September 17, 1999, the last trading day prior to announcement of the execution of the Merger Agreement, the closing price per share of Bonneville common stock as reported on the OTCBB, was $9.74. The range of bid prices on that day was $9.62 to $9.94. On November 30, 1999, Bonneville common stock closed at $11.00 per share with a daily range of $11.00 to $11.02. Bonneville urges you to obtain current market quotations before making any decision with respect to the Merger.

      Since its inception, Bonneville has never declared nor paid any cash dividends on its common stock.

Definitions

      In order to assist you in understanding some of the terms, arrangements and concepts of the Merger Proposal and Merger Agreement, we have used several definitions throughout the Proxy Statement. Some of the definitions used in this Proxy Statement, and the location where such terms and concepts are located, are as follows:

      Term                                               Page

      El Paso Cash Payment                             1
      Bonneville Fuels Cash Payment                    1
      Initial Merger Cash                              1
      Converting Stockholders                          1
      Converted Stock                                  1
      Merger Consideration                             2
      Contingent Merger Consideration                  2 & 39
      Contingent Assets                                2 & 39
      Reserves                                         2 & 40
      Forfeited Stock                                  2 & 41
      Disbursement Agent                              10

                     SELECTED CONSOLIDATED FINANCIAL DATA

      The table below presents selected consolidated historical financial data that has been derived from Bonneville and its subsidiaries' audited and unaudited consolidated financial statements. The financial data for the six months ended June 30,1999 and June 30, 1998 are unaudited; however, the Company believes that such unaudited results reflect all material adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of operations and balance sheet data for the six months ended June 30, 1999 and June 30, 1998 respectively. You should read the selected financial data in conjunction with Bonneville's historical consolidated financial statements, related notes and other financial information incorporated by reference into this proxy statement. The following table of selected financial data indicates certain trends in Bonneville's financial condition and results of operations. An attempt has been made to segregate the major revenues and expenses, which relate directly to Bonneville's bankruptcy (and were not related to the Company's business operations). The operating results for NCA#1, in which Bonneville is a 50% general partner, are not consolidated with the financial data set forth below, although Bonneville's portion of NCA#1's operating profit is part of the consolidated results.


Financial Data*
($ in 000's except per                       Unaudited for the
 share data)                                  six months end          For the years ended December 31,
                                                 June 30,
                                             1999        1998         1998           1997        1996
                                          ----------  ---------   -----------   ------------------------
  Operating Revenue. . . . . . . . .       $17,407     $10,706      $26,459       $21,956      $20,694
  Operating Profit (loss). . . . . .          (739)        311       (5,246)          (34)       3,747
  50% interest in NCA#1 earnings . .         1,963       2,326        5,130         3,902        3,380

Bankruptcy related items:
  Gains on litigation settlements. .             0           0            0        15,686      156,939
  Gains from claims forgiven . . . .             0           0       23,681             0            0
Interest Income of BPC . . . . . . .             0       3,988        6,889         7,580        4,139
  Professional fees & costs. . . . .           (73)       (617)      (4,566)       (5,278)     (52,587)
  Interest expense . . . . . . . . .             0      (3,680)      (6,302)      (45,388)           0

Net Income (loss). . . . . . . . . .         1,475       2,670      (20,316)      (22,620)     112,827
Dividend Paid. . . . . . . . . . . .             0           0            0             0            0

Per share items: (1)
  Net Income (Loss) [basic]. . . . .       $   .20      $  .91     $   5.60        ($7.74)      $24.89
  Net Income (Loss) [fully diluted].           .20         .91         5.60         (7.74)       16.55

Average common shares
    outstanding (1). . . . . . . . .     7,227,390   2,921,728    3,629,508     2,921,113    4,532,490

Settlements as Stockholders' Equity.             0           0       40,630             0       30,621

Distributions from NCA#1. . . . . . .          600           0        4,350         3,516        6,880

Financial Data*
($ in 000's except per share)

                                             Unaudited for the
                                              six months end           For the years ended December 31,
                                                 June 30,
                                             1999        1998           1998           1997        1996
                                          ----------  ---------      -----------   ------------ -----------
At year-end/quarter-end
  Total Assets. . . . . . . . . . . .       $41,991   $191,082        $ 46,614      $ 187,626   $ 165,600
  Long-term Debt. . . . . . . . . . .         8,700      3,000           5,850          2,400       1,700
  Senior Liabilities -
         subject to compromise. . . .             0    149,018               0        145,419      99,927
  Subordinated Liabilities -
          subject to compromise.. . .             0     64,021               0         64,021      64,021
  Shareholder Equity (deficit). . . .        29,894    (29,626)         28,335        (32,296)     (9,609)

  Common shares outstanding (1) . . .     7,227,390  2,921,728       7,227,390      2,921,728   2,903,018



*Years 1995 and 1994 are not presented. Because of the bankruptcy of BPC, these years were not audited in reliance on a No Action Letter dated April 9, 1992 issued by the Securities and Exchange Commission.

(1) Restated to reflect 1-for-4 reverse stock split effective as of November 2, 1998.

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING INFORMATION

         Bonneville cautions you that this Proxy Statement, the information incorporated in this Proxy Statement by reference and other statements Bonneville makes from time to time, contain statements that may constitute "forward-looking statements." Those statements include statements regarding Bonneville's intent, belief or current expectations, as well as the assumptions on which those statements are based. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by forward-looking statements. Except as required by law, Bonneville undertakes no obligation to update or revise forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events or changes to future operating results over time. You are cautioned not to place too much reliance on such statements.

      When used in this document, the words "anticipate," "believe," "estimate," "expect," "plan," "intend," "project," "predict," "may," and "should" and similar expressions, are intended to identify forward-looking statements. Such statements reflect the current view of Bonneville with respect to future events, including the completion of the Bonneville Fuels and Contingent Assets transactions, and are subject to numerous risks, uncertainties and assumptions. Many factors could cause the actual results, performance or achievements of Bonneville to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements, including, among others:

o    the failure of stockholders to approve the Merger Agreement;

o    general economic or market conditions;

o    changes in business strategy;

o    the   availability  of  financing  on  acceptable   terms  to  fund  future
     operations;

o    competitive conditions in Bonneville's markets;

o risks associated with the development, acquisition and operation of power plants and the power marketing business

o various other factors, both referenced and not referenced in this proxy statement including those discussed in Bonneville's periodic and other filings with the SEC;

o    the failure to close the sale of Bonneville Fuels; or

o    the failure to dispose of the Mexican assets.

      Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this proxy statement as anticipated, believed, estimated, expected, planned or intended.

                              THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

      The Special Meeting will be held on January 11, 2000 at 1:00 p.m., local time at the Double Tree Hotel, 255 South West Temple, Salt Lake City, Utah.

Matters to Be Considered at the Special Meeting

      The purpose of the Special Meeting is for the stockholders of Bonneville to consider and vote upon a proposal to approve and adopt the Merger Proposal and the Merger Agreement dated as of September 17, 1999, by and among El Paso, BPC Acquisition Corp. and Bonneville. Pursuant to the Merger Agreement, El Paso will acquire all of Bonneville's outstanding stock for cash through the merger of BPC Acquisition Corp. with and into Bonneville, with Bonneville as the surviving corporation of the Merger. The Merger Agreement provides, among other things, that:

      o if the Merger Agreement is approved and the Merger becomes effective, El Paso will pay a cash purchase price of approximately $83,000,000 (after the deduction of expenses, taxes, adjustments and reserves), which includes the Bonneville Fuels Cash Payment of approximately $21,088,000, for all of the outstanding shares of Bonneville;

      o On October 29, 1999, Bonneville sold one of its wholly-owned subsidiaries, Bonneville Fuels Corporation to CEC Resources, LTD., for approximately $23,581,000 in cash (the adjusted purchase price). Proceeds from the sale of Bonneville Fuels to Bonneville, after adjustments for taxes and possible reserves, is expected to be approximately $21,088,000 .
      o The per share price to be paid to Bonneville stockholders in the Merger by El Paso includes both the El Paso Cash Payment and the Bonneville Fuels Cash Payment; and

      o in addition to the Initial Merger Cash, the Converting Stockholders may receive additional cash as Contingent Merger Consideration.

      The amount of Initial Merger Cash per share that the holders of Bonneville's common stock will be entitled to receive at the time of the closing of the Merger has not yet been determined but we currently estimate that it will range from $11.25 to $11.50. The per share amount, if any, which may be distributed as Contingent Merger Consideration following the Merger, is not currently known, but we currently estimate that it will range from $0 to $.20. There can be no assurance that the Merger will be consummated or that it will be consummated with the Initial Merger Cash per share within the estimated range.

      The Board has determined that the Merger Proposal is advisable and is fair to, and in the best interests of, Bonneville and the stockholders of Bonneville and has unanimously approved and adopted the Merger Agreement. The Board of Directors unanimously recommends that the stockholders of Bonneville vote FOR approval and adoption of the Merger Proposal and the related Merger Agreement.

Proxy Solicitation

      The Board of Directors is soliciting your proxy pursuant to this Proxy Statement. All expenses incurred in connection with solicitation of the enclosed proxy will be deducted from the proceeds otherwise distributable to the Converting Stockholders as a result of the Merger. Officers, directors and regular employees of Bonneville may solicit proxies in person or by telephone. They will receive no additional compensation for their services. In addition, Bonneville has retained Mackenzie Partners, Inc. to solicit proxies for a fee of $3,500 plus expenses. Bonneville has requested brokers and nominees who hold stock in Bonneville in their names to furnish this Proxy Statement to their customers and Bonneville will reimburse these brokers and nominees for their related out- of-pocket expenses. This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about December 10, 1999.

Record Date and Quorum Requirement

         The Bonneville common stock is the only outstanding voting security of Bonneville. The Board of Directors has fixed the close of business on December 3, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements of the Special Meeting. If you hold Bonneville common stock at the close of business on the record date, you will be entitled to one vote for each share you hold on each matter submitted to a vote of stockholders. At the close of business on the record date, there were 7,275,682 shares of Bonneville common stock issued and outstanding held by approximately 2,200 holders of record.

      The holders of a majority of the outstanding shares entitled to vote at the Special Meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

Voting Procedures

         Approval of the Merger Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Bonneville common stock entitled to vote at the Special Meeting. If you fail to vote, or vote to abstain, it will have the same legal effect as a vote cast against approval of the Merger. Your broker and, in many cases, your nominee will not have discretionary power to vote on the Merger Proposal to be voted upon at the Special Meeting. Accordingly, you should instruct your broker or nominee how to vote. A broker non-vote will have the same effect as a vote against the Merger Proposal.

      If there are insufficient votes to approve the Merger Proposal at the Special Meeting, your proxy may be voted to adjourn the Special Meeting in order to solicit additional proxies in favor of approval of the Merger Proposal if you voted in favor of the Merger Proposal or gave no voting instructions. If the Special Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the Special Meeting, your proxy will be voted in the same manner as it would have been voted at the original convening of the Special Meeting unless you withdraw or revoke your proxy. Your proxy may be voted this way even though it may have been voted on the same or any other matter at a previous Meeting.

      Under Delaware law, if you do not vote in favor of the Merger Proposal and comply with certain notice requirements and other procedures, you will have the right to dissent and to be paid cash for the "fair value" of your shares as finally determined under such procedures, which will exclude any element of value arising from the accomplishment or expectation of the Merger. This payment may be more than, the same as, or less than the consideration to be received by other stockholders of Bonneville under the terms of the Merger Proposal. If you fail to follow such procedures precisely, you may lose your appraisal rights. See "Rights of Dissenting Stockholders" on Page 54 of this Proxy Statement.

Voting and Revocation of Proxies

      You may revoke your proxy at any time before it is exercised by (i) filing with the Secretary of Bonneville an instrument revoking it, (ii) submitting a properly executed proxy bearing a later date or (iii) voting in person at the Special Meeting. Subject to such revocation, all of your shares represented by a properly executed proxy received by the Secretary of Bonneville will be voted in accordance with your instructions, and if no instructions are indicated, will be voted to approve and adopt the Merger Agreement and in such manner as the persons named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting.

      Your shares will be voted by proxy at the Special Meeting if your proxy card is properly signed, dated and received by the Secretary of Bonneville prior to the Special Meeting.

Effective Time of the Merger and Payment for Shares

      The effective time of the Merger will be the date and time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This is currently expected to occur as soon as practicable after the Special Meeting, subject to approval and adoption of the Merger Agreement at the Special Meeting and satisfaction or waiver of the other terms and conditions of the Merger Agreement. Detailed instructions with regard to the surrender of Bonneville common stock certificates, together with a letter of transmittal, will be forwarded to you by the Disbursement Agent promptly after the effective time. You should not submit your certificates to the Disbursement Agent until you have received these materials. The Disbursement Agent will send you payment of the Merger Consideration as promptly as practicable following receipt by the Disbursement Agent of your certificates and other required documents. No interest will be paid or accrued on the cash payable upon the surrender of certificates. You may receive additional Merger Consideration (the Contingent Merger Consideration) following the distribution of the Initial Merger Cash however, the amount of any Contingent Merger Consideration or the time or times of such additional distribution cannot be determined at this date. Furthermore, there can be no assurance that any Contingent Merger Consideration will become available for distribution following the Merger.

Other Matters to Be Considered

      The Board of Directors is not aware of any other matter that will be brought before the Special Meeting. If, however, other matters are presented, your proxy will be voted in the discretion of the holder of your proxy.

                   BACKGROUND INFORMATION AND RECOMMENDATION

Background of Bonneville

      Bonneville and its subsidiaries are engaged in the energy business. Bonneville conducts cogeneration operations through its wholly-owned subsidiaries Bonneville Nevada Corporation and Bonneville Pacific Services Company, Inc. Bonneville conducted its oil and gas operations through Bonneville Fuels which it sold on October 29, 1999. Other portions of Bonneville's business were disposed of during Bonneville's reorganization in bankruptcy. Bonneville was formed in 1980 under the laws of the State of Utah and was later reincorporated in Delaware. Bonneville's common stock was traded on NASDAQ commencing in 1986 but was delisted by NASDAQ in 1992.

      On December 5, 1991, Bonneville filed a petition in bankruptcy and became a "Debtor-in- possession" under Chapter 11 of the United States Bankruptcy Code (the "Code"). Bonneville was a Debtor-in-possession from December 5, 1991 to June 12, 1992. Subsequently, the Bankruptcy Court ordered the appointment of an independent examiner and thereafter a Trustee for the bankruptcy estate of Bonneville. As a result, on Friday, June 12, 1992, a Trustee was appointed as the Chapter 11 trustee for Bonneville's bankruptcy estate by the Office of the United States Trustee. That appointment was approved by the Bankruptcy Court and the Trustee assumed control of Bonneville on Monday, June 15, 1992.

      The Trustee filed suit against underwriters, law firms, accounting firms, prior management and others alleging that such parties engaged in wrongful actions which caused harm to Bonneville. The Trustee collected, on behalf of the Bankruptcy Estate, approximately $187,000,000 in settlements from defendants.

      On April 22, 1998, the Trustee filed the Plan of Reorganization and the related Disclosure Statement with the Bankruptcy Court. On June 19, 1998, the Trustee filed an Amended Plan and Amended Disclosure Statement with the
Bankruptcy Court. On July 1, 1998, the Amended Plan and Amended Disclosure Statement (collectively, the "Plan") were approved by the Bankruptcy Court and thereafter copies were distributed to creditors, stockholders and others.

      On August 26, 1998, a Confirmation Hearing on the Plan was held. On August 27, 1998, the United States Bankruptcy Court for the District of Utah entered the Order Confirming the Plan. The effective date of the Confirmed Chapter 11 Plan was November 2, 1998. To the extent consistent with the Plan, on the effective date, the Trustee turned over control of Bonneville to a new Board of Directors.

      The Plan provided for a one-for-four reverse stock split effective November 2, 1998. The above claims did not include administrative claims in the amount of $3,714,000 which were accrued as of December 31, 1998. The administrative claims were allowed by the Bankruptcy Court on January 5, 1999, and were paid during January 1999. Subsequent to the effective date of the Plan, Bonneville satisfied all of the claims as provided for in the Plan. Certain claims were satisfied by the issuance of shares of Bonneville common stock. Approximately 4,320,000 shares of Bonneville common stock were issued pursuant to the bankruptcy plan. As of September 30, 1999, approximately 54,000 of the shares issued pursuant to the bankruptcy plan, and approximately $69,999 of cash payments made under the bankruptcy plan, have not been claimed by the person entitled to such shares and cash. Under the bankruptcy plan, if these unclaimed shares and this unclaimed cash are not claimed by November 3, 2000, they will be canceled and forfeited. The Merger Consideration attributed to the unclaimed and forfeited shares, and the amount of cash remaining unclaimed on November 3, 2000, will be distributed (after a reduction for taxes of Bonneville payable as a result of the forfeiture), on a pro rata basis, to the Converting Stockholders.

Appointment of New Board of Directors

      Effective November 2, 1998, a new Board of Directors of Bonneville was appointed. Each of the current directors of Bonneville, except Clark M. Mower, was appointed a director of Bonneville effective November 2, 1998. Mr. Mower, who had served as the President of Bonneville, was appointed a director by the Board on May 19, 1999. For additional information about the background of the Board of Directors see " Directors and Executive Officers of Bonneville" on pages 66 through 68.

      Initially, the primary efforts of the Bonneville Board of Directors were directed to becoming acquainted with Bonneville's operations, assets, material contracts, liabilities, business prospects and subsidiaries. From November 1998 through January 15, 1999, the Board of Directors held three Board meetings including meetings held at Bonneville's corporate headquarters in Salt Lake City and at the offices of Bonneville Fuels in Denver, Colorado. The Board of Directors also completed a tour and inspection of the NCA #1 cogeneration facility, in which Bonneville is a 50% general partner, located near Las Vegas, Nevada.

      During this same period of time, Bonneville's staff, and the staff of its subsidiaries, made a series of presentations to the Board of Directors providing detailed operational and financial information about their respective operations.

Market Information

      During the period in which Bonneville was in Chapter 11 there was no organized market for its common stock. Common stock trades were effected in the over-the-counter market.

      Approximately 4,320,000 shares (calculated after the reverse stock split) of Bonneville were issued in payment of claims pursuant to the Plan. Many of these claim holders who were issued shares, together with other Bonneville stockholders, expressed a desire for the Board of Directors to use its best efforts to increase the liquidity of their shares and to increase the value of their shares. In November 1998, the Bankruptcy Court valued the shares issued to claim holders pursuant to the Plan at $9.44 per share (calculated after a 1-for-4 reverse stock split effected on November 2, 1998) solely for purposes of the Plan.

      Subsequent to emerging from Bankruptcy, Bonneville's shares have been quoted on the NASD's OTC Electronic Bulletin Board. From December 1, 1998, to approximately March 5, 1999, the trading day before Bonneville announced its solicitation of bids from interested parties for some or all of Bonneville's operations in connection with Bonneville's consideration of alternative strategies, the trading price for Bonneville's common stock ranged from approximately $4.00 per share to approximately $5.60 per share. This price range was substantially below the price per share used by the Bankruptcy Court in connection with the Plan.

      As a result of the low stock trading prices and the Board of Directors' uncertainty as to a fair value for Bonneville's common stock, the Board of Directors determined that it was in the best interest of the stockholders of Bonneville to retain the services of a financial advisor to assist Bonneville in developing a plan to realize the potential value of Bonneville's various operations.

Bidding Process and Proposals

      At the  January  7-8,  1999  Board of  Directors'  Meeting,  the  Board of
Directors instructed the Executive Committee (consisting of James Bernard, Harold Robinson and Clark Mower), together with Director Hal Dittmer, to consider candidates for appointment as Bonneville's financial advisor. Following interviews and presentations by several potential candidates, on February 3, 1999, the Board appointed CIBC World Markets as Bonneville's financial advisor.

      On  February  22,  1999,   Bonneville's   Board  of  Directors   met  with
representatives of CIBC World Markets to review and discuss the business, operations and prospects of Bonneville and its subsidiaries and a strategic plan for Bonneville. One of the alternatives discussed included the solicitation of bids from companies which might be interested in acquiring all or some of the operations of Bonneville and its subsidiaries. The Board of Directors approved this plan and instructed CIBC World Markets to assist management in the preparation of an Offering Memorandum for use in the bidding process.

      Approximately 270 potential buyers were contacted in the bidding process, of which approximately 80 requested and received an Offering Memorandum. After receiving the Offering Memorandum, a total of 32 potential buyers delivered "indications of interest" in moving forward with the due diligence and bidding process. After the initial due diligence and bidding process, 10 final bids were submitted for all or a portion of Bonneville operations. The bids were as follows:

o One bid was for all of Bonneville's operations, including all of its subsidiaries. This bid proposed that the buyer purchase all of the shares of Bonneville from the Bonneville stockholders for cash or securities;

o Six bids were for all of the Bonneville operations except for the operations of Bonneville Fuels. Each of these bids required that Bonneville Fuels be sold prior to closing the purchase of the remaining Bonneville operations;

o    Three bids were for Bonneville Fuels only.

      After reviewing the final bids, the Board of Directors, determined that draft merger or purchase agreements be presented to a selected group of final bidders for review. After additional due diligence and contract negotiation, Bonneville entered into the Stock Purchase Agreement with CEC Resources for the sale of Bonneville Fuels and the Merger Agreement with El Paso for the sale of Bonneville.

The Board's Recommendation

      The full Board of Directors of Bonneville reviewed and evaluated the Merger Proposal, approved the Merger Agreement and unanimously recommends that the stockholders of Bonneville approve the Merger Agreement. In approving the Merger Agreement, the Board has determined that the Merger, the Merger Agreement and the transactions contemplated thereby are advisable, fair and in the best interests of Bonneville and its stockholders. As part of its determination process, the Board of Directors considered the factors set forth in "Considerations and Reasons for Board's Recommendation" on Pages 25 and 26 of this Proxy Statement. Also see "Opinion of Bonneville's Financial Advisor" on pages 28 through 33 of the Proxy Statement.

      The Board of Directors met on seven occasions between February 22, 1999 and the date of this Proxy Statement, in person or by telephone, to consider developments relating to a possible sale of Bonneville. The Board of Directors was assisted in its deliberations by Bonneville's executive officers and its legal and its financial advisors.

     The Board Unanimously Recommends That You Vote For The Approval and Adoption of the Merger Agreement.

Considerations and Reasons for Board's Recommendation

      The Board believes that the terms of the Merger Agreement and the Merger are advisable and fair to and in the best interests of Bonneville and its stockholders. In reaching its determination to recommend the Merger Agreement, the Board of Directors considered a number of factors, including the following:

o The Board of Directors considered the value of the consideration to be received by Bonneville's stockholders in the Merger. The Board of Directors considered the historical market prices and trading information for Bonneville common stock, the price per share offered by El Paso and CEC Resources, and the certainty of value provided by the Initial Merger Cash. We currently estimate that the Initial Merger Cash will range from $11.25 to $11.50 per share. The Initial Merger Cash represents a significant premium over the market price at which Bonneville's common stock had previously traded. This amount would represent approximately a 100% premium over the $5.62 trading price on March 5, 1999, the trading day before Bonneville announced the solicitation of bids from interested parties for some or all of Bonneville's operations in connection with Bonneville's consideration of alternative strategies, and an approximately 15% to 18% premium over the $9.74 trading price on September 17, 1999, the day before Bonneville announced the signing of the Merger Agreement.

o The Board of Directors noted that the Merger Consideration and the ultimate selection of the El Paso proposal was the result of an extensive process that resulted in discussions with a substantial number of potential bidders in a process designed to elicit third-party proposals to acquire Bonneville, and that the participants in the process were afforded ample opportunity to submit proposals to Bonneville.

o The Board of Directors considered information concerning Bonneville's financial performance, financial condition, business operations and prospects. The Board of Directors considered the prospects of continuing to operate Bonneville as an independent public company and the possibility that Bonneville's future performance might not, in the foreseeable future, lead to a trading price for Bonneville common stock having a higher present value than the per share Merger Consideration.

o The Board of Directors considered a number of strategic alternatives to the Merger Agreement, including but not limited to, the recapitalization or refinancing of the NCA #1 assets. At the direction of the Board of Directors, several potential strategic Merger partners were contacted regarding their interest in merging with Bonneville or acquiring some part of the operations of Bonneville.

o The Board of Directors considered alternative tax structures for the Merger to achieve a tax free transaction for Bonneville's stockholders. For example, the Board discussed the potential of including shares of El Paso's common stock as all or part of the Merger Consideration, although this was not ultimately agreed to by El Paso.

o The Board of Directors considered the strong financial condition and business reputation of El Paso and El Paso's ability to complete the Merger in a timely manner and without substantial additional due diligence. Bonneville and El Paso entered into letter agreements prior to execution of the Merger Agreement, and El Paso deposited $2,000,000 (subsequently increased to $3,000,000 upon execution of the Merger Agreement) to continue its negotiations with Bonneville.

o The Board of Directors considered the opinion of CIBC World Markets dated September 17, 1999 as to the fairness, from a financial point of view, of the El Paso Cash Payment to the Converting Stockholders, and further considered the related financial analyses performed by CIBC World Markets, as described below under "Opinion of Bonneville's Financial Advisor."

      The Board of Directors also considered potential negative aspects of the Merger Agreement, including the following:

o The Board of Directors considered that, after the Merger, Bonneville's current public stockholders will not participate in Bonneville's future earnings and growth.

o The Board of Directors considered certain restrictive provisions of the Merger Agreement, including the restrictions relating to solicitation of third party proposals, the termination provisions and the size, nature and events that would trigger the payment of a termination fee of up to $3,000,000 as agreed to in the Merger Agreement. See "Certain Terms of the Merger Agreement - Termination" and Certain Terms of the Merger Agreement - Remedies and "Termination Fees" on pages 49 through 50. Although the Board of Directors determined that the terms of the Merger Agreement were favorable to Bonneville's stockholders, the Board of Directors recognized that the provisions requiring Bonneville to terminate discussions and negotiations with other bidders and limiting Bonneville from soliciting or encouraging alternative proposals, and the termination fee provisions requiring Bonneville to pay El Paso up to $3,000,000 would decrease the likelihood that a third party would offer to acquire Bonneville. Nonetheless, the Board of Directors believed that such provisions were in the best interests of Bonneville's stockholders because they enhanced the likelihood that the Merger would be accomplished, thereby providing Bonneville's stockholders with the benefits of the Merger Consideration. The Board of Directors also noted that termination fee provisions are customary in documents like the Merger Agreement, particularly when the target company has the right, as does Bonneville, to terminate the Merger Agreement if its Board of Directors, in the exercise of its fiduciary duties, determines that termination is required by reason of another acquisition proposal. The Board of Directors determined that the amount of the termination fee, and the circumstances in which it would be paid, were customary in transactions of the size and nature of the Merger. In addition, in evaluating the provisions, the Board of Directors also took into account that Bonneville had contacted a substantial number of potential bidders and afforded them a full opportunity to submit an offer to acquire Bonneville.

o The Board of Directors considered that El Paso may, upon completion of the Merger, enter into employment or consulting agreements with some of Bonneville's executive officers.

o The Board of Directors considered that Bonneville would be required to pay substantial costs and fees to its financial, legal, accounting and other advisors in consummating the Merger. Bonneville would be required to pay some of these fees whether or not the Merger Agreement was signed. The Board of Directors also concluded that Bonneville's professional advisors provided substantial benefits in negotiating the financial and legal aspects of the Merger Agreement and that their fees were reasonable.

o The Board of Directors considered the risk that the Merger Consideration is fixed (except with respect to the net after-tax proceeds to be distributed with respect to the sale of Bonneville Fuels and the net after-tax proceeds with respect to the Contingent Assets) and will not be adjusted in the event of an increase or decrease in the market price of Bonneville common stock or the value of Bonneville's business. The Board of Directors recognized that fixed Merger Consideration in a transaction such as the

            Merger is not unusual and that the fixed Merger Consideration, while creating a risk to Bonneville's stockholders, could also operate to benefit Bonneville's stockholders, especially in light of the recent historical performance of Bonneville common stock.

      In considering the fairness of the Merger, the Board of Directors did not emphasize Bonneville's net book value, which it did not believe represented an accurate measure of evaluating the value of Bonneville. The Board of Directors further believed that the liquidation value of Bonneville's individual operating assets would be substantially below the value of the Merger Consideration.

      The foregoing discussion of factors considered by the Board of Directors is not exhaustive, but Bonneville believes it includes the material factors considered by the Board of Directors. The Board of Directors did not quantify or otherwise attempt to assign relative weights to the specific factors the Board of Directors considered in reaching its determination to recommend the Merger. Rather, the Board of Directors viewed its position and recommendation as being based on the total information presented to and considered by the Board of Directors.

Opinion of Bonneville's Financial Advisor

      Bonneville engaged CIBC World Markets to act as its exclusive financial advisor in connection with the Merger. On September 17, 1999, CIBC World Markets rendered a written opinion, to the effect that, as of that date and based on and subject to the matters described in its opinion, the El Paso Cash Payment was fair, from a financial point of view, to the Converting Stockholders.

      The full text of the written opinion of CIBC World Markets, dated September 17, 1999, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B and is incorporated into this document by reference. The opinion of CIBC World Markets is directed to the Bonneville Board, addresses only the fairness of the El Paso Cash Payment from a financial point of view, and does not constitute a recommendation to any stockholder as to how to vote with respect to any matter relating to the proposed Merger. The summary of the opinion of CIBC World Markets described below is qualified in its entirety by reference to the full text of the opinion. Stockholders are urged to read the opinion carefully and in its entirety.

      In connection with its role as Bonneville's financial advisor, and in arriving at its opinion, CIBC World Markets:

o    reviewed the Merger Agreement;

o reviewed audited financial statements for Bonneville for the fiscal year ended December 31, 1998;

o reviewed unaudited financial statements for Bonneville for the six-month period ended June 30, 1999;

o reviewed financial projections for Bonneville prepared by the management of Bonneville;

o    held   discussions   with  the  senior   management   of   Bonneville   and
     representatives of El Paso with respect to the business and prospects for future growth of Bonneville;

o reviewed and analyzed publicly available financial data for companies it deemed comparable to Bonneville;

o performed a discounted cash flow analysis of Bonneville using assumptions of future performance provided to it by the management of Bonneville;

o reviewed and analyzed publicly available information for transactions that it deemed comparable to the Merger;

o    reviewed public information concerning Bonneville;

o at the direction of Bonneville, approached and held discussions with third parties to solicit indications of interest in the acquisition of all or a part of Bonneville; and

o performed other analyses and reviewed other information as it deemed appropriate.

      In rendering its opinion, CIBC World Markets relied on and assumed, without independent verification or investigation, the accuracy and completeness of all financial and other information provided to or discussed with it by Bonneville and its employees, representatives and affiliates. With respect to forecasts of the future financial condition and operating results of Bonneville, CIBC World Markets assumed, at the direction of Bonneville's management, without independent verification or investigation, that the forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgments of Bonneville's management. At the direction of Bonneville's management, and as contemplated by the Merger Agreement, CIBC World Markets evaluated all outstanding options as if they were fully exercised prior to the effective time of the Merger and therefore were the equivalent of outstanding shares of Bonneville common stock. CIBC World Markets also assumed with Bonneville's consent, that the sale of Bonneville Fuels would be consummated in accordance with the terms of the Stock Purchase Agreement and, to the extent relevant to its analysis, evaluated Bonneville after giving effect to the sale of Bonneville Fuels. CIBC World Markets further assumed that all conditions to the obligations of each of Bonneville, El Paso and BPC Acquisition Corp. to consummate the Merger would be satisfied in all material respects.

      CIBC World Markets did not make or obtain any independent evaluations or appraisals of the assets or liabilities of Bonneville or its affiliated entities. CIBC World Markets only evaluated the El Paso Cash Payment on an aggregate basis. CIBC World Markets also did not express any opinion as to the underlying valuation, future performance or long-term viability of Bonneville, or the price at which shares of Bonneville common stock will trade after announcement of the proposed Merger. The opinion of CIBC World Markets was necessarily based on the information available to it and general economic, financial and stock market conditions and circumstances existing, and as could be evaluated by CIBC World Markets on the date of its opinion. Although subsequent developments may affect its opinion, CIBC World Markets does not have any obligation to update, revise or reaffirm its opinion. No other instructions or limitations were imposed by the Bonneville Board of Directors upon CIBC World Markets with respect to the investigations made or the procedures followed by it in rendering its opinion.

      The following is a summary of the material financial analyses performed by CIBC World Markets in connection with its written opinion to the Bonneville Board dated September 17, 1999:

Selected Companies Analysis.

      CIBC World Markets compared financial and stock market information for Bonneville and the following four selected publicly held companies in the independent power producer industry. The selected companies listed under Tier 1 are middle to large capitalization companies with extensive power plant portfolios. The selected company listed under Tier 2 is a small capitalization company with a limited power plant portfolio.

                     Tier 1                             Tier 2
                     ------                             ------
      o     AES Corporation            o      York Research Corporation
      o     Calpine Corporation
      o     Trigen Energy Corporation

      CIBC World Markets reviewed, among other things, equity values as a multiple of estimated calendar year 1999 price-to-earnings. All multiples were based on closing stock prices on September 14, 1999. Estimated financial data for the selected companies were based on publicly available research analysts' estimates and estimated financial data for Bonneville's power business were based on internal estimates of the management of Bonneville. CIBC World Markets then applied selected multiples derived from the selected companies (with particular focus on the Tier 2 Company) of estimated calendar year 1999 price-to-earnings to the corresponding financial statistic of Bonneville's power business, taking into account the estimated present value range of Bonneville's net operating losses. This analysis indicated an implied equity reference range for Bonneville's power business of approximately $41,340,000 to $49,087,000, as compared to the El Paso Cash Payment of $63,000,000.

Selected Transactions Analysis.

      CIBC World Markets reviewed the purchase prices and implied transaction multiples in the following 11 selected transactions in the independent power producer industry:

                  Acquiror                            Target

  o  Orion Power Holdings, Keyspan Energy      Consolidated Edison, Inc.
       Corp. NRG Energy, Inc
  o  Dynegy Inc., NRG Energy, Inc.             San Diego Gas & Electric Co.
  o  Enron Capital & Trade Resources Corp.     Cogen Technologies, Inc.
  o  WisVest Corp.                             United Illuminating Company
  o  Southern Energy, Inc.                     Commonwealth Energy System
  o  FPL Group, Inc., Tractebel SA             Intercontinental Energy Corp.
  o  Southern Energy, Inc.                     Eastern Utilities Associates
  o  Calpine Corporation                       Brooklyn Union Gas Company
  o  Duke Power Company                        Pacific Gas & Electric Company
  o  AES Corporation, Reliant Energy, Inc.,    Edison International
      NRG Energy, Inc., Destec Energy Inc.,
      Thermo Ecotek Corporation
  o  U.S. Generating Company                   New England Electric System

      CIBC World Markets reviewed, among other things, the purchase price per kilowatt in the selected transactions. All financial data for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. CIBC World Markets then applied a range of purchase prices per kilowatt derived from the selected transactions to the corresponding operating statistic of Bonneville's power business, taking into account, based upon Bonneville's interest in Nevada Cogeneration Associates #1 facility, also known as NCA #1, the net debt as of June 30, 1999 of that facility, Bonneville's cash and cash requirements as of June 30, 1999, and the estimated present value range of Bonneville's net operating losses. This analysis indicated an implied equity reference range for Bonneville's power business of approximately $5,041,000 to $49,820,000, as compared to the El Paso Cash Payment of $63,000,000.

Discounted Cash Flow Analysis.

      CIBC World Markets derived an aggregate implied equity reference range for Bonneville's power business by performing separate discounted cash flow analyses to estimate, based on internal estimates of the management of Bonneville, the present value of Bonneville's after-tax equity distributions from NCA #1, of which Bonneville Nevada Corporation holds a 50% interest, Cogeneracion de Navojoa, S.A. de C.V., a Mexican corporation of which Bonneville holds an 88% interest, also known as CONAV, and the operations and maintenance contract fees of two power facilities, Nevada Cogeneration Associates #1 and #2, also known as NCA #1 and NCA #2. For purposes of this analysis, CIBC World Markets used discount rates of 10% to 14% for calculating the present value of estimated years 1999 to 2022 project distributions of NCA #1, discount rates of 14% to 18% for calculating the present value of estimated calendar years 1999 to 2003 project distributions of CONAV, and discount rates of 12% to 14% for calculating the present value of NCA#1 and NCA #2 operations and maintenance contracts fees for the term of the contracts through calendar year 2002 and taking into account potential contract extensions through calendar year 2022.

      CIBC World Markets then added the implied equity reference ranges resulting from these analyses, taking into account Bonneville's cash and cash requirements as of June 30, 1999 and the estimated present value range of
Bonneville's net operating losses. This analysis resulted in an implied aggregate equity reference range for Bonneville's power business of approximately $53,393,000 to $76,559,000, as compared to the El Paso Cash Payment of $63,000,000.

Other Factors.

      In rendering its opinion, CIBC World Markets also reviewed and considered, among other things:

o    historical  market prices and trading volumes for Bonneville  common stock;
     and

o the relationship between movements in Bonneville common stock, movements in the common stock of the selected companies and movements in the common stock of the S&P 500 Index.

      The above summary is not a complete description of the opinion of, or the financial analyses performed and factors considered by, CIBC World Markets in connection with its opinion to the Bonneville Board. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. CIBC World Markets believes that its analyses and the summary above must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

      In performing its analyses, CIBC World Markets considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Bonneville. No company, transaction or business used in the analyses as a comparison is identical to Bonneville or the Merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or sale transactions analyzed.

      The estimates contained in the analyses performed by CIBC World Markets and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the analyses and estimates of CIBC World Markets are inherently subject to substantial uncertainty.

      The type and amount of consideration payable in the Merger were determined through negotiation between Bonneville and El Paso. Although CIBC World Markets provided financial advice to Bonneville during the course of negotiations, the decision to enter into the Merger was solely that of the Bonneville Board. The opinion and financial analyses of CIBC World Markets were only one of many factors considered by the Bonneville Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Bonneville Board or management with respect to the Merger or the El Paso Cash Payment.

      Bonneville selected CIBC World Markets based on its reputation, expertise and familiarity with Bonneville and companies similar to Bonneville. CIBC World Markets is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions or securities, private placements and valuations for other purposes. In addition to its services in connection with the Merger, CIBC World Markets provided financial services to Bonneville in connection with the sale of Bonneville Fuels, for which CIBC World Markets will receive compensation. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade the securities of Bonneville and El Paso for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

      Bonneville has agreed to pay CIBC World Markets for its services upon completion of the Merger a financial advisory fee equal to a percentage of the total consideration payable in the Merger. It is currently estimated that the financial advisory fee and expenses of CIBC World Markets related to the Merger will be approximately $1,111,000. In addition, Bonneville has agreed to reimburse CIBC World Markets for its reasonable travel and other out-of-pocket expenses, including reasonable fees and disbursements of counsel, and to indemnify CIBC World Markets and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of the engagement of CIBC World Markets. Bonneville has also paid a financial advisory fee to CIBC World Markets in connection with the Bonneville Fuels Transaction. See "Estimated Fees and Expenses of the Merger" on page 53 of this Proxy Statement.

Interests of Certain Persons in the Merger

      In considering the recommendations of the Board, you should be aware that certain members of the Board and certain of Bonneville's executive officers have interests in the Merger Proposal that are in addition to or different than your interest as a Bonneville stockholder generally.

      Employment Agreements. Bonneville and Bonneville Fuels have entered into employment agreements with their respective executive officers which provide for cash benefits in connection with change of control transactions. These benefits are as follows:

     ClarkM. Mower. In the event Mr. Mower's employment is terminated by Bonneville, except for cause, Bonneville is obligated to pay him a cash amount which is equal to three times the sum of his salary, bonus and profit sharing for the average of five years preceding termination. If Mr. Mower's employment is terminated as of the closing of the Merger, Bonneville would be obligated to pay him approximately $623,000.

     Steven H. Stepanek. Inasmuch as Mr. Stepanek's employment was terminated in connection with the sale of Bonneville Fuels, Bonneville Fuels became obligated to pay him a cash amount which is equal to two times the sum of his salary, bonus and profit sharing for the average of five years preceding termination. Mr. Stepanek was given notice of his termination of employment prior to the closing of the sale of Bonneville Fuels to CEC Resources, therefore, Bonneville Fuels is obligated to pay him approximately $401,000.

     Todd L. Witwer. In the event Mr. Witwer's employment is terminated by Bonneville Pacific Services Company, except for cause, Bonneville Pacific Services Company is obligated to pay him a cash amount which is equal to two times the sum of his salary, bonus and profit sharing for the average of five years preceding termination. If Mr. Witwer's employment is terminated as of the closing of the Merger, Bonneville Pacific Services Company would be obligated to pay him approximately $328,000.

      Stock Options. On January 7,1999 the Company adopted the Bonneville Pacific Corporation 1999 Executive Officers Stock Option Plan. Under the Plan, options were granted to the executive officers listed below entitling them to purchase up to an aggregate of 240,000 shares of the Company's common stock at $5.00 per share. The Plan provides that 20% of the options vested on January 7, 1999, and the remaining options vest 20% each January1st of the succeeding four years. The Plan further provides that all options fully vest upon sale or change of control of Bonneville or upon the sale of Bonneville Fuels or the NCA #1 project. As a result of the closing of the Bonneville Fuels transaction, all unvested options immediately vested. On August 23,1999, Messrs. Mower, Stepanek and Witwer exercised options to purchase a total of 48,000 shares of Bonneville common stock and paid the required option exercise payment. These exercised options vested on January 7, 1999.

      There are also currently outstanding options to purchase 45,000 shares of Bonneville's common stock which are owned by the non-employee directors of Bonneville all of which are exercisable at $9.44 per share. Any unexercised option owned by officers, directors or employees outstanding as of the closing date of the Merger will be cashed out and terminated and deducted from the
Merger Consideration. The amount payable for each share issuable upon the exercise of an option, will equal an amount which is the difference between the per share Initial Merger Cash and the option exercise price. The following table sets forth information about the stock options which will be cashed out at the closing of the Merger:
                                          Per Share         Realizable Value
      Employee          Number of Shares  Exercise Price   of Option at Closing*

      Clark M. Mower          80,000         $5.00               $513,600
      Steven H. Stepanek      60,000         $5.00               $385,200
      Todd L. Witwer          52,000         $5.00               $333,840
      James W. Bernard         7,500         $9.44              $  14,850
      Ralph F. Cox             7,500         $9.44              $  14,850
      Michael R. Devitt        7,500         $9.44              $  14,850
      Harold E. Dittmer        7,500         $9.44              $  14,850
      Michael D. Fowler        7,500         $9.44              $  14,850
      Harold H. Robinson, III  7,500         $9.44              $  14,850
      ----------------------- -------                         -------------
      Total                  237,000                           $1,321,740

            *Assuming the Initial Merger Cash is $11.42 per share. We currently estimate that the Initial Merger cash will range from $11.25 to $11.50 per share.

      Officers' And Directors' Indemnification. The Merger Agreement provides that Bonneville will maintain directors' and officers' insurance coverage for six years after the closing date on terms no less favorable to such indemnified parties than existing insurance coverage and will maintain the indemnification protections afforded to present directors of Bonneville pursuant to Bonneville's charter and Bylaws.

Consulting Agreements

     In the event that the employment of Clark Mower or Todd L. Witwer is terminated following the closing of the Merger, El Paso may enter into consulting agreements with Mr. Mower or Mr. Witwer for consulting services which may be rendered following the closing of the Merger. As of the date of this Proxy Statement, no consulting agreements have been entered into by El Paso and Mr. Mower or Mr. Witwer.

Certain Effects of the Merger

      As a result of the Merger, the entire equity interest in Bonneville will be owned by EL Paso. After the Merger is complete, you will no longer have any interest in, and will not be stockholders of, Bonneville, and therefore will not participate in Bonneville's future earnings and potential growth. Neither will you be stockholders of El Paso. Instead, you will have the right to receive the Initial Merger Cash for each share held (other than shares in respect of which appraisal rights have been perfected) and the Contingent Merger Consideration if any. See "The Merger Merger Consideration" on page 36.

      In addition, Bonneville common stock will no longer be traded in the OTC Market and price quotations for sales of shares in the public market will no longer be available. The registration of the Bonneville common stock under the Securities Exchange Act of 1934, as amended, will terminate and Bonneville will no longer file periodic or annual reports.

Conduct of Bonneville's Business after the Merger

      Following the Merger, the business of Bonneville will be conducted under the direction of those persons appointed by El Paso to be the officers and directors of Bonneville.

                                  THE MERGER

General Description

         At the effective time of the Merger, BPC Acquisition Corp., a subsidiary of El Paso formed to complete the Merger, will be merged with and into Bonneville. After the Merger, Bonneville will be a wholly-owned subsidiary of El Paso. As a result of the Merger, your shares of Bonneville's common stock will be converted into the right to receive the Merger Consideration. The total Merger Consideration consists of (i) the Initial Merger Cash; and (ii) the Contingent Merger Consideration (there can be no assurance that there will be any distributions of Contingent Merger Consideration). Each Converting Stockholder will receive the same amount of cash per share for each share owned. As an alternative to receiving the Merger Consideration, you may vote against the Merger and exercise your dissenting stockholder's appraisal rights under Delaware law. See "Rights of Dissenting Stockholders" on page 54 of this Proxy Statement.

      Upon completion of the Merger, none of the current stockholders of Bonneville will own any shares of Bonneville or will receive any shares of or interests in El Paso.

Merger Consideration

      The Merger Agreement provides that at the Closing of the Merger, each of the outstanding shares of Bonneville will be converted into the right to receive the Merger Consideration. The entire amount of Merger Consideration is payable in cash. The Merger Consideration consists of the Initial Merger Cash plus the Contingent Merger Consideration. We estimate that the Initial Merger Cash paid by El Paso will be approximately $83,000,000 and is made up of (i) a $63,000,000 cash payment from El Paso (the "El Paso Cash Payment"), which is subject to certain adjustments; and (ii) a cash payment of approximately $21,088,000, which is an amount equal to the net cash, after taxes, expenses and reserves received by Bonneville from the sale of Bonneville Fuels (the "Bonneville Fuels Cash Payment"). The exact amount of the Initial Merger Cash has not yet been determined but it is currently estimated that for each share of Bonneville common stock you own at the closing, you will receive an Initial Merger Cash payment ranging from $11.25 and $11.50, unless you exercise your dissenting stockholders' appraisal rights. There can be no assurance that the Initial Merger Cash per share will be within the estimated range. The total Merger Consideration is calculated as follows:

o The El Paso Cash Payment of $63,000,000 (subject to the adjustments described below);

o In addition to the El Paso Cash Payment, the Initial Merger Cash paid by El Paso will also include an amount equal to the Bonneville Fuels Cash Payment which is the net cash available from the sale of Bonneville Fuels (after payment of taxes, expenses, and other charges.) The total amount of the Bonneville Fuels Cash Payment is estimated to be approximately $21,088,000. It is possible that a limited portion of the Merger Consideration attributable to the Bonneville Fuels net proceeds will not be available for immediate distribution, if at all, to the Converting Stockholders because El Paso is entitled to require reasonable Reserves for liabilities associated with Bonneville Fuels or its sale. See "The Merger - Reserves" on page 40 of this Proxy Statement.

o The Initial Merger Cash paid by El Paso shall also include an amount equal to the total cash received by Bonneville from the exercise of stock options after June 30, 1999 but prior to the closing of the Merger. The Merger Agreement provides that if an option is not exercised prior to the closing of the Merger, then Bonneville will pay the option holder a cash payment with respect to each share subject to the option which shall be the per share Merger Consideration less the per share exercise price of the option. The amount paid to the option holders will be deducted from the Initial Merger Cash. As of June 30, 1999, there were outstanding options which entitle the holders to purchase 285,000 shares of Bonneville's common stock with exercise prices totaling $1,624,000. Subsequent to June 30 1999, 48,000 shares of common stock have been issued in connection with the exercise of such options and $240,000 has been paid to Bonneville as the exercise price for the shares purchased.

o The Initial Merger Cash paid by El Paso shall also include the Contingent Merger Consideration to the extent Contingent Merger Consideration becomes available. The total amount of net cash which may be received as Contingent Merger Consideration is unknown at this time and may not be known until a significant time after the closing of the Merger. As of October 1, 1999, the amount of net cash deemed to be Contingent Merger Consideration (and which is subject to reserves) is $337,544. It is currently anticipated that the state tax refund portion of the Contingent Merger Consideration ($249,844), will be held as reserves and not distributed at the Closing of the Merger. See "The Merger- Contingent Merger Consideration" on pages 38 through 40 of this Proxy Statement.

o The Initial Merger Cash paid by El Paso shall also include the unrestricted and unallocated cash of Bonneville as of June 30, 1999 in excess of $8,000,000. Bonneville believes that the amount of unrestricted and unallocated cash as of June 30, 1999 was approximately $9,617,000. Therefore, we expect that the Initial Merger Cash will be increased by $1,617,000 because of the increase in unrestricted cash.

o The Initial Merger Cash shall be reduced by an amount equal to the costs and expenses of the Merger incurred by Bonneville. It is estimated that the total costs and expenses of the Merger to be paid by Bonneville will be approximately $1,500,000 (See "Estimated Fees and Expenses of the Merger" on page 54 of this Proxy Statement).

      As of the date of this Proxy Statement, it is anticipated that the total Initial Merger Cash immediately payable after the closing of the Merger to the Converting Stockholders will be approximately $83,000,000, calculated as follows:

            El Paso Cash Payment                           $63,000,000
            Increase for Bonneville Fuels Cash Payment      23,581,000
            Estimated interest on Bonneville Fuels cas         200,000*
            Less estimated deductions and reserves of
                  Bonneville Fuels transaction              (2,693,000)*
            Increase for exercise price of stock optio         240,000
            Less Cash to be paid to non-exercising
                  Option Holders                            (1,321,740)*
            Increase for unrestricted cash                   1,617,000*
            Less costs and expenses of Merger               (1,500,000)*
            ---------------------------------              --------------
            Total Initial Merger Cash                       $83,123,260*

            Per Share Initial Merger Cash              $11.42 per share*

                  * Estimated

      We anticipate that at the time of the Closing of the Merger, there will be 7,275,682 shares of Bonneville common stock issued and outstanding. If the total Initial Merger Cash is $83,123,260, as set forth in the above estimation, then we estimate that the Converting Stockholders will receive approximately $11.42 for each share of Bonneville common stock owned at the closing of the Merger. The actual amount of the Initial Merger Cash may be greater than or less than $83,123,260. Currently, Bonneville estimates that the Initial Merger Cash will range from $11.25 per share to $11.50. Inasmuch as shares underlying unexercised options will receive cash payments at the closing of the Merger, such shares are not included in the per share calculation. If the conditions to the completion of the Merger are satisfied or waived, the Merger will occur without further stockholder approval even if the Merger Consideration per share is below this estimated range.

Contingent Merger Consideration

      As described above, the Merger Consideration consists of the Initial Merger Cash and the Contingent Merger Consideration. There can be no assurance that any additional cash will be distributed to Converting Stockholders arising from the Contingent Merger Consideration, however, the possibility exists that some Contingent Merger Consideration cash will be distributed to

Converting Stockholders following the closing of the Merger. A description of the assets and rights which may result in the payment of Contingent Merger Consideration cash are described below.

Contingent Assets

      The Merger Consideration to be paid by El Paso includes an amount equal to the cash received either prior to the closing of the Merger or after the closing of the Merger which is attributed to the collection, sale or liquidation of certain assets or rights of Bonneville (the "Contingent Assets"). If, prior to closing of the Merger, cash from a Contingent Asset has been received by Bonneville, such cash (after payment of taxes and expenses and establishment of reasonable reserves for liabilities associated with the Contingent Assets) will be part of the Merger Consideration delivered to the stockholders of Bonneville at the closing of the Merger. It is anticipated that some of the Contingent Assets will continue to exist as Contingent Assets after the closing of the Merger. In such event, cash received after closing of the Merger from such Contingent Assets will be distributed to the holders of converted shares of Bonneville by the Disbursement Agent in a subsequent distribution(s). Bonneville will attempt to sell all of the Contingent Assets in an auction or otherwise prior to the closing of the Merger. Any auction or other sale of the Contingent Assets will be open to third parties including affiliates of Bonneville. Any such sale of assets to an affiliate of Bonneville, will be approved by the independent members of Bonneville's Board of Directors. There can be no assurance that any of the Contingent Assets will be sold prior to or after the closing of the Merger.

      The Contingent Assets, some of which have already been converted to cash, are as follows:

o Bonneville McKenzie Energy Corp. Receivable and Equity Interest. This is a contingent payment from the completion or settlement of litigation. We have not determined the amount which may be realized from this Contingent Asset.

o State Tax Refunds. Bonneville has filed for state tax refunds in Colorado, Utah, California and Arizona. We have received refunds from the States of Arizona and California which total $249,844. We have not yet received refunds from Colorado and Utah, which if received in full, will total approximately an additional $310,000 plus interest. As described below, amounts received with respect to state tax refunds will be held in reserve until the closing of the applicable statutes of limitations.

o Vermont Property. Bonneville sold a small parcel of real estate located in Vermont on August 18, 1999 and received net sale proceeds of approximately $87,700.

o Forfeited Cash Held Pursuant to Bankruptcy Plan. Bonneville continues to hold approximately $69,740 in cash which was to be distributed to creditors pursuant to Bonneville's Bankruptcy Amended Plan of Reorganization. The persons to whom these funds were to be distributed have not been located. If these persons are not located by November 3, 2000, these funds will become the property of Bonneville and El Paso will make a payment equal to that amount (net of taxes to Bonneville resulting from the forfeiture of these funds) pro rata to Converting Stockholders.

o Former Officer and Director Tax Refunds. Pursuant to settlements with Bonneville's Chapter 11 Bankruptcy Trustee, Bonneville is entitled to 50% of the net tax refunds which have been claimed by certain former officers and directors. Bonneville's 50% interest will be reduced by a contingent legal fee it owes in connection with such refunds. Such contingent legal fee ranges from 20% to 33% of the cash refunds received by Bonneville. We do not know whether any refund will be paid in connection with this matter.

o Proceeds from the Sale of Mexican Operations. Bonneville has agreed in the Merger Agreement to sell or otherwise terminate its Mexican operations. An amount equal to the net (after taxes and expenses) proceeds from the sale of the Mexican operations will be added to the total Merger Consideration.

      As of the date of this Proxy Statement, the total net cash which has been received from the Contingent Assets is $337,554, some of which may be reserved for taxes and liabilities in accordance with the Merger Agreement. There can be no assurance that any additional cash will be realized from the remaining Contingent Assets. If additional cash is realized, such cash, net of expenses, applicable taxes, and reasonable reserves for liabilities, will be distributed to the Converting Stockholders. Additional cash, if any, realized after the closing of the Merger from the Contingent Assets will be accumulated in an interest bearing account (after reduction for taxes and establishment of reasonable reserves for liabilities) for subsequent distribution to the Converting Stockholders.

Reserves

      Pursuant to the Merger Agreement, El Paso may require reasonable reserves for liabilities associated with the sale of Bonneville Fuels. Such liabilities might include, among other things, potential liabilities associated with Bonneville electing, pursuant to the Stock Purchase Agreement, to cure certain environmental defects or titles defects associated with the Bonneville Fuels properties. Bonneville Fuels elected to cure the only known title defects with a payment of $111,575. As a result of this payment at the closing of the sale of Bonneville Fuels to CEC Resources on October 29, 1999, Bonneville does not believe that any reserves for title defects will be required. Bonneville Fuels believes that there are no environmental defects in connection with its properties and, therefore it is not anticipated that any reserves will be required for environmental issues.

       The exact amount of tax liability associated with the sale of Bonneville Fuels may not be established at the time of the closing of the Merger, therefore, it is anticipated that a reserve up to $1,500,000 will be held to cover any such tax liability.

      Bonneville is not aware of any other liabilities which would be associated with the sale of Bonneville Fuels and does not, therefore, anticipate that any other reserves will be required by El Paso.

      Pursuant to the Merger Agreement, El Paso may require reasonable reserves for contingent liabilities associated with the Contingent Assets. Such reserves would include reserves in the amount of the after-tax proceeds of certain tax refunds, which reserves would be held until the expiration of the statute of limitations applicable to such tax refunds. El Paso is also entitled to deduct its expenses incurred in liquidating or collecting the Contingent Assets, if any.

Forfeited Shares - Cancellation of Unclaimed Shares

      As of September 30, 1999, there were approximately 54,000 shares of Bonneville common stock issued pursuant to the Bankruptcy Plan of Reorganization which have not been delivered because the location of the persons entitled to such shares is unknown. If, and to the extent any of such 54,000 shares have not been delivered to the owners by November 3, 2000, the Merger Consideration attributable to such shares shall be distributed, after deduction for any tax liability of Bonneville arising from such cancellation, on a pro-rata basis to the Converting Stockholders.

                     CERTAIN TERMS OF THE MERGER AGREEMENT

      The following description of the Merger Agreement describes certain material terms of the Merger. The full text of the Merger Agreement is attached to this Proxy Statement as Appendix A and is incorporated herein by reference. Bonneville encourages you to read the entire Merger Agreement.

Deposit

      El Paso deposited $3,000,000 of the Merger Consideration with Bonneville at the time the Merger Agreement was signed by both Bonneville and El Paso. This deposit (the "Deposit") is being held prior to closing by Bonneville pursuant to the terms of the Merger Agreement. If the Merger is closed, the Deposit will be applied to the Initial Merger Cash. If the Merger Agreement is terminated by El Paso pursuant to its termination rights in the Merger Agreement, the Deposit will be repaid to El Paso. If the Merger Agreement is terminated by Bonneville pursuant to its termination rights in the Merger Agreement, the Deposit will be retained by Bonneville.

Effective Time of Merger

      The Merger Agreement provides that the closing of the Merger will take place at the later of (i) the third business day after the satisfaction or waiver of the conditions to the Merger; or (ii) December 10, 1999, or such other time and date as the parties shall agree. At the closing, the parties will file the necessary documents with public officials to complete the Merger. Bonneville expects that, if all conditions to the Merger have been satisfied or waived, the effective time will occur on the date of the Special Meeting or as soon after as practicable.

Surrender And Exchange Of Stock Certificates

      As soon as practicable after the effective time of the Merger, Bonneville will deposit the $3,000,000 deposit it previously received from El Paso and El Paso will deposit with BankBoston, N.A., the Disbursement Agent, an amount of cash equal to the balance of the Initial Merger Cash to be paid to holders of Bonneville common stock. The Disbursement Agent will as promptly as practicable send payment of the Initial Merger Cash to Bonneville stockholders in exchange for surrendered Bonneville common stock certificates.

      Promptly after the effective time of the Merger, the Disbursement Agent will send to each holder of Bonneville common stock a letter of transmittal containing instructions for use in effecting the surrender of such holder's
Bonneville common stock certificates in exchange for the Merger Consideration payable to such holder. Upon surrender to the Disbursement Agent of an outstanding Bonneville common stock certificate in accordance with the terms of the letter of transmittal and acceptance of such certificate by the Disbursement Agent, the Disbursement Agent will deliver to the holder of such certificate the amount of Initial Merger Cash owed to the holder pursuant to the Merger Agreement. No interest will be paid or accrue on any cash payable to any holder of Bonneville common stock certificates.

      Any portion of the Initial Merger Cash payable to holders of Bonneville common stock certificates which remains undistributed for thirteen (13) months after the effective time of the Merger shall be delivered to the surviving corporation. Any holder of Bonneville common stock certificates who has not previously exchanged his or her certificates during such 13 month period may thereafter only look to the surviving corporation, and only as a general creditor thereof, for payment of that portion of the Merger Consideration owed to such holder pursuant to the Merger Agreement.

      If you do not have your Bonneville common stock certificate, you may be required to provide an affidavit of that fact. In addition, the surviving corporation may require that you post a bond in a reasonable amount determined by the surviving corporation with respect to the missing stock certificate. Upon receipt of the affidavit and any required bond, the Disbursement Agent will pay the Initial Merger Cash to you in exchange for your Bonneville common stock certificate(s).

      In addition to the distribution of the Initial Merger Cash to Converting Stockholders at the closing of the Merger by the Disbursement Agent, Converting Stockholders may receive from El Paso additional cash as Contingent Merger Consideration from (i) the collection, sale or liquidation of the Contingent Assets, (ii) the proceeds from the Bonneville Fuels sale which had been retained as reserves against liabilities at closing and subsequently released to the extent amounts remain after the underlying liabilities have been resolved, and
(iii) the Merger Consideration attributable to the unclaimed shares of Bonneville common stock which were issued pursuant to the Bonneville Amended Plan of Reorganization. However, there can be no assurance that any additional distributions will be made to the Bonneville stockholders as Contingent Merger Consideration following the close of the Merger.

Representations and Warranties

      The Merger Agreement contains customary representations and warranties of Bonneville and El Paso relating to various matters. The representations and warranties do not survive the Merger. Bonneville and El Paso each made reciprocal representations and warranties on matters such as corporate organization, authorization to execute the Merger Agreement and to close the Merger and governmental approvals. Bonneville also represented and warranted to El Paso as to a number of other matters including, but not limited to the following:.

o    corporate structure;

o    capitalization;

o    business operations;

o    financial statements;

o    assets and liabilities;

o    material contracts and the absence of defaults under material contracts;

o the absence of conflicts, violations or defaults under its certificate of incorporation, bylaws and certain other agreements;

o the absence of required consents and approvals of certain governmental entities relating to the Merger;

o the documents and reports filed with the Securities and Exchange Commission (the "SEC") and the accuracy and completeness of information contained therein;

o    litigation and compliance with applicable laws;

o    taxes;

o    pension and benefit plans and other related matters;

o    environmental matters and labor matters;

o    transactions with affiliates.

o    stockholder vote required to consummate the Merger; and

o the absence of Bonneville being designated a holding company under the Public Utility Holding Company Act or an investment company under the Investment Company Act.

Conduct of  Business  Prior to The Closing Date

      Bonneville has agreed that prior to the closing date of the Merger Agreement, it will operate its business in the ordinary course consistent with past practices and will use all reasonable efforts to preserve intact its business organizations, goodwill and relationships with third parties and to retain the services of its current officers and key employees and preserve its relationships with customers and suppliers. In addition, the Merger Agreement places specific restrictions on the ability of Bonneville to take certain actions which include, but are not limited to Bonneville's ability to:

o    make any material changes in the conduct of its business or operations;

o declare, set aside or pay any dividends on or make other distributions in respect to any of its capital stock;

o repurchase, redeem or otherwise reacquire any shares of capital stock or other securities or sell, issue or authorize the sale or issuance of security, except related to existing options (all options shall vest and become immediately exercisable at the effective time);

o amend or waive any of its rights under any provision of any stock option plans,

o    amend its charter or Bylaws;

o except for the sale of Bonneville Fuels Corporation, (1) enter into, or permit any of the properties or assets owned or used by it to become bound by, any material contract, or (2) amend or prematurely terminate, or waive any material right or remedy under, any material contract (other than the contemplated amendments to the NCA#1 and NCA#2 Operation and Maintenance Agreements);

o except in the ordinary course of business, (1) acquire, lease or license any right, or asset or, (2) sell or otherwise dispose of, or lease or license, or waive or relinquish any right;

o lend money to any person or incur, become contingently liable for or guarantee any indebtedness for borrowed money except as permitted in the Merger Agreement;

o except as otherwise agreed in the Merger Agreement: (i) establish or amend any employee benefit plan; (ii) except in the ordinary course of business consistent with past practice, pay any bonus or similar payment to, or increase the amount of the
     wages,  salary,   commissions,   fringe benefits or other compensation  or
     remuneration payable to, any of its employees (but excluding employees who are officers of Bonneville); (iii) hire any new employee other than to replace an existing employee at a salary not to exceed 120% of the salary of the employee being replaced; or (iv) adopt any severance plan or arrangement or enter into any severance agreement, or enter into any other plan, arrangement or agreement providing for the payment of any benefit or acceleration of any options upon a change in control or a termination of employment;

o change any of its methods of accounting or accounting practices in any material respect;

o commence or settle any material Legal Proceeding (other than settlement of the EPA action entitled U.S.A. v. Texaco Clark County Cogeneration Company, Et al., in accordance with the Consent Decree dated March 22, 1999);

o    make capital expenditures except as permitted in the Merger Agreement; and

o make, change or revoke any election relating to taxes unless required by law.

No Solicitation

      In the Merger Agreement, Bonneville has agreed that prior to closing:

o it will not, and will not authorize or permit any of its subsidiaries, officers, directors, employees, agents, or other representatives to, initiate, encourage or solicit (including by way of providing information) any prospective acquiror or the invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute any Takeover Proposal (as defined below) from any person or engage in any negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such proposal;

o it will immediately cease and cause to be terminated any existing discussions or negotiations with any other parties which arose prior to the date of the Merger Agreement;

o the Board of Directors of Bonneville will not withdraw or modify its approval of the Merger Agreement except in response to a "Superior Proposal" (as defined below); and

o it will promptly communicate to El Paso the terms and conditions of any Takeover Proposal that it may receive and will keep El Paso informed, as promptly as reasonably practicable, as to the status of any actions, including any discussions, taken pursuant to such Takeover Proposal.

      The Merger Agreement does not prohibit Bonneville's Board of Directors from taking and disclosing to the stockholders of Bonneville a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Securities Exchange Act of 1934. These Rules relate to, among other things, the recommendation by the Board of Directors as to any tender offer that may be initiated by a third party prior to the closing date of the Merger.

      The Merger Agreement does provide that the Bonneville Board of Directors may furnish information to or enter into discussions or negotiations with any person or group that makes an unsolicited Superior Proposal, if received, before Bonneville stockholders' approval of the Merger Agreement has been obtained. A Superior Proposal is a proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Bonneville common stock then outstanding or at least 50% of the assets of Bonneville and its Subsidiaries, taken together, if

o the Bonneville Board of Directors, based upon the advice of its outside counsel, determines in good faith that a failure to perform the action could reasonably be expected to result in a breach of its fiduciary duties to stockholders imposed by law;

o the Bonneville Board of Directors has reasonably concluded in good faith that the person or group making the alternative proposal will have adequate sources of financing to consummate the Superior Proposal; and

o    the Bonneville  Board of Directors has  reasonably  concluded in good faith
     that  the   alternative   proposal  is  more   favorable  to   Bonneville's
     stockholders than the Merger with El Paso.

      However,   before   furnishing  such  information  to,  or  entering  into
discussions or negotiations with, any person or group in connection with a Superior Proposal, Bonneville must provide written notice to El Paso which states that it is furnishing information to, or entering into discussions or negotiations with, the party or parties making the Superior Proposal, and identify the party or parties in reasonable detail. Bonneville also agreed to keep El Paso informed of the status of any discussions or negotiations to the extent the disclosure would not constitute a violation of any applicable law.

      The term "Takeover Proposal" is defined in the Merger Agreement to mean:

o any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business (other than Bonneville Fuels) that constitutes twenty-five percent or more of the net revenues, net income or assets of Bonneville and its subsidiaries (other than Bonneville Fuels), taken as a whole, or twenty-five percent or more of the outstanding Bonneville common stock;

o any tender offer or exchange offer that if consummated would result in any person beneficially owning twenty-five percent or more of the outstanding Bonneville common stock; or

o any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Bonneville or any subsidiary (other than Bonneville Fuels) whose business constitutes twenty-five percent or more of the net revenues, net income or assets of Bonneville and its subsidiaries (other than Bonneville Fuels) taken as a whole.

Conditions to Closing

      The closing of the Merger Agreement and the completion of the Merger depends upon the satisfaction or waiver of a number of conditions, including, but not limited to the following:

o the continued accuracy of each party's representations and warranties in all material respects and the fulfillment of each party's promises contained in the Merger Agreement;

o some of Bonneville's representations and warranties are limited by a materiality qualifier. Each of those representations and warranties must be accurate in all respects at closing;

o the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Bonneville common stock;

o the absence of any order or regulation of any court or governmental entity preventing or prohibiting the Merger;

o termination or expiration of the applicable waiting period (and any extension thereof) under the HSR Act;

o    the sale of Bonneville Fuels in accordance with the Merger Agreement;

o Bonneville shall have filed a valid and timely election pursuant to Section 382(l)(5)(G) of the Internal Revenue Code not to have the provisions of
     Section 382(l)(5) of the Code apply to any ownership change resulting from the bankruptcy reorganization of Bonneville that occurred in 1998.
     Bonneville shall elect to waive the carryback period for net operating losses arising in 1998 on its 1998 Federal income Tax Return in accordance with Section 172(b)(3) of the Code.

o Bonneville shall terminate or otherwise dispose of its interest in the CONAV, PESCO and ENIMEX facilities in Mexico (collectively the "Mexican Operations") without risk, liability or continued cost after the effective time to Bonneville, or

     Bonneville shall cause the Mexican Operations to be shut down such that all contracts related to the Mexican Operations shall have been terminated without cost, risk or liability to Bonneville and all employees employed by the Mexican Operations shall have been severed without cost, liability or risk to Bonneville;

o not less than $30.0 million of net operating losses (as calculated for federal tax purposes) and not less than $2.0 million of alternative minimum tax credits (as calculated for federal tax purposes) shall be available for use by El Paso after giving effect to the Bonneville Fuels sale as of the effective time;

o    Bonneville shall demonstrate, to El Paso's reasonable satisfaction, that:

                  (a) for a period of time  commencing  on September 1, 1996 and concluding on the date of the Closing, all of Bonneville's electric generating facilities that continued to be owned by Bonneville at the time of the Merger satisfied all of the requirements for qualifying facility ("QF") status under the Public Utility Regulatory Policies Act of 1978, as amended, and the Federal Energy Regulatory Commission's ("FERC") rules and regulations promulgated pursuant thereto, and

                  (b) each of such generating facilities has been properly certified as a QF pursuant to Section 292.207 of the FERC's rules (18 C.F.R. ss.292.207) under facts and circumstances consistent with the current operations of such generating facilities.

o the delivery of all documents required to be delivered on or before the closing time; and

o the delivery of Closing Certificates by duly authorized officers of Bonneville stating that to such officer's knowledge, all closing conditions have been met.

     Where the law permits, Bonneville and El Paso could decide to complete the Merger even though one or more of these conditions has not been met. EVEN IF THE STOCKHOLDERS APPROVE THE MERGER AGREEMENT, THERE CAN BE NO ASSURANCE THAT THE MERGER WILL BE CONSUMMATED.

Termination

      The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the closing time as follows:

o    by mutual written consent of Bonneville and El Paso;

o by either Bonneville or El Paso if the other party has materially breached its representations, warranties or covenants in a material manner;

o by El Paso if Bonneville's stockholder's have not approved the Merger Agreement and the Merger by March 31, 2000 and if the sale of Bonneville Fuels has not been completed by March 31, 2000 (El Paso may extend the closing to not later than June 30, 2000 if these two conditions are not satisfied by March 31, 2000). The right of El Paso to terminate the Merger Agreement for these reasons shall not be available if El Paso's failure to fulfill any of its obligations under the Merger Agreement has been the cause of, or resulted in, the failure of the closing to occur as scheduled;

o by Bonneville if the closing has not occurred on or before March 31, 2000, and if Bonneville's conditions to closing have not been satisfied or waived by March 31, 2000 (Bonneville may extend the closing to not later than June 30, 2000 if these two conditions are not satisfied by March 31, 2000). The right of Bonneville to terminate the Merger Agreement for these reasons shall not be available if Bonneville's failure to fulfill any of its obligations under the Merger Agreement has been the cause of, or resulted in, the failure of the closing to occur as scheduled;

o by El Paso or Bonneville, if a governmental entity shall have issued an order, decree or injunction or taken any other action having the effect of making the Merger illegal or permanently prohibiting the consummation thereof, and such order, decree or injunction shall have become final and nonappealable (but only if such party shall have used all reasonable best efforts to cause such order, decree or injunction to be lifted or vacated);

o by El Paso, if the Board of Directors of Bonneville, (i) shall fail to reaffirm its approval or recommendation of the Merger Agreement and the Merger within 15 days after a request by El Paso, (ii) shall withdraw or modify in any manner adverse to El Paso its approval or recommendation of the Merger Agreement and the Merger, or (ii) shall approve or recommend any Takeover Proposal; and

o by Bonneville if (i) it receives a "Superior Proposal" for another merger or sale transaction and elects to proceed with the transaction contemplated by such Superior Proposal, and (ii) has informed El Paso regarding the persons making the Superior Proposal and has described the terms of the Superior Proposal.

Remedies and Termination Fee

      Remedies of Bonneville. If El Paso (1) breaches its representations and warranties prior to closing, (2) fails to carry out all of its covenants and agreements prior to closing, or (3) fails to deliver the Merger Consideration at closing, then Bonneville's only remedies against El Paso shall be as follows:

o Bonneville may enforce specific performance of the Merger Agreement which would require El Paso to fulfill its obligations under the Merger Agreement and close the Merger; or

o    Bonneville  may  terminate the Merger  Agreement and retain the  $3,000,000
     Deposit.

      Remedies of El Paso. If Bonneville (1) breaches its representations and warranties prior to closing, or (2) fails to carry out all of its covenants and agreements prior to closing, then El Paso's only remedies (not including the Termination Fee described below, if applicable) against Bonneville shall be as follows:

o El Paso may enforce specific performance of the Merger Agreement which would require Bonneville to fulfill its obligations under the Merger Agreement and close the Merger; or

o    El Paso may  terminate the Merger  Agreement  and be repaid the  $3,000,000
     Deposit.

     Termination Fee. The Merger Agreement provides Bonneville shall pay El Paso a Termination Fee upon the occurrence of any of the following:

o if, prior to June 30, 2000, another company or person makes a Takeover Proposal to Bonneville or to its stockholders and if, for any reason (except as a result of a breach by El Paso), the El Paso Merger Agreement is not completed, and if within 12 months after the termination date of the El Paso Merger Agreement such Takeover Proposal is closed or entered into, then Bonneville shall refund the $3,000,000 Deposit and pay to El Paso a $2,000,000 Termination Fee.

o if Bonneville's Board of Directors fails to affirm its approval or recommendation of the Merger Agreement within 15 days after El Paso requests the Board of Directors to do so or if the Board of Directors withdraws its approval of the Merger Agreement, then Bonneville shall refund the $3,000,000 Deposit to El Paso and pay a $3,000,000 Termination Fee to El Paso.

o if Bonneville's Board of Directors recommends or approves a Superior Proposal or another Takeover Proposal and as a result, the Merger Agreement is terminated by either Bonneville or El Paso, then Bonneville shall refund the $3,000,000 Deposit to El Paso and pay a $3,000,000 Termination Fee to El Paso.

o if Bonneville willfully breaches the Merger Agreement and as a result, El Paso Terminates the Merger Agreement, then Bonneville shall refund the $3,000,000 Deposit to El Paso and pay a $3,000,000 Termination Fee to El Paso.

Employee Matters

      The Merger Agreement provides that the employees of Bonneville and its subsidiaries shall continue their employment following the closing date of the Merger in their same positions and at their same salary. However, unless required by specific employment agreements or required by law, no employee is entitled to continued employment. Bonneville has adopted a severance policy for its employees, which, pursuant to the Merger Agreement, El Paso has agreed to maintain for two years following the Merger. The severance policy establishes the amount of severance pay each employee shall be entitled to if his or her employment is terminated as a result of the Merger or within two years after the closing of the Merger. No severance pay will be paid to any employee whose employment is terminated for cause. The maximum total severance pay which would be payable under Employment Agreements with Bonneville's officers or employees and the severance policy, if all covered officers and employees were terminated as of the closing of the Merger, is approximately $2,800,000. El Paso has indicated that, at least initially, it intends to retain the employees of Bonneville and its subsidiaries, and therefore the amount of severance pay actually paid will not finally be determined until the expiration of the two year severance period.

Amendment

      The Merger Agreement may be amended, modified or supplemented, only by the written agreement of El Paso and Bonneville at any time prior to the closing time. However, after the required Bonneville stockholder approval of the Merger Agreement is obtained, the Merger Agreement shall be not be amended or modified in any manner that by law requires further approval by the stockholders of Bonneville without so obtaining such further stockholder approval.

Certain Federal Income Tax Consequences

      The following discussion summarizes the material federal income tax considerations relevant to the Merger that are generally applicable to holders of Bonneville common stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to the holders of Bonneville common stock as described herein. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts, and holders who acquired their stock through the exercise of an employee stock option or otherwise as compensation.

      The receipt of the Merger Consideration in the Merger by holders of Bonneville common stock will be a taxable transaction for federal income tax purposes. Each holder's gain or loss per share of Bonneville common stock will generally be equal to the difference between the Merger Consideration received per share and the holder's basis in that particular share of the Bonneville common stock (subject to the discussion below relating to a stockholder's contingent right to receive proceeds after closing). Such gain or loss generally will be a capital gain or loss. In the case of individuals, trusts and estates, such capital gain will be subject to a maximum federal income tax rate of 20% for shares of Bonneville common stock held for more than 12 months prior to the date of disposition. Gain or loss must be calculated separately for each block of stock held by a stockholder.

      For federal income tax purposes, at closing a stockholder will receive both cash and a contingent right to receive cash in the future with respect to the Contingent Merger Consideration, which includes Merger Consideration allocable to Forfeited Shares. The tax treatment with respect to the receipt of the contingent right to receive cash in the future is unclear. Installment sale reporting is not available because the Bonneville stock is publicly traded. Bonneville does not intend to treat the right to receive Contingent Merger Consideration as a debt instrument for federal income tax purposes. Accordingly, Bonneville believes there are two positions that a stockholder could take:

            (1) A stockholder could determine a value for this right and include such value along with the cash received at Closing in the amount realized for purposes of determining the stockholder's gain or loss at Closing. As cash is distributed with respect to the Contingent Merger Consideration, a portion will be taxed as interest income (taxable at ordinary income rates), and the remainder will be taxed as a principal payment. To the extent the total principal payments vary from the value the stockholder placed on the right to receive Contingent Merger Consideration proceeds, the stockholder would recognize gain or loss to account for the variation; or

            (2) Alternatively, a stockholder could take the position that this transaction falls under the "open transaction" doctrine, because it is one of the rare and unusual circumstances where the contingent rights in question are not susceptible to valuation at Closing. In that case, at Closing, the stockholder would recognize gain (but not loss) equal to the amount of cash received at Closing over the holder's basis in the holder's shares of Bonneville stock. When any future payments are received with respect to the Contingent Merger Consideration, the stockholder would take a portion of such payments into income as interest (taxable at ordinary income rates) and the remainder as capital gain (assuming the stockholder held its shares of Bonneville stock as a capital asset) to the extent that such amount together with prior amounts received (excluding amounts treated as interest) exceeds the stockholder's basis in the stockholder's shares of Bonneville stock. Once all payments have been received, a stockholder whose stock basis exceeds all payments received (excluding amounts treated as interest) would recognize a loss equal to such excess.

      Because the tax treatment with respect to the contingent right to receive proceeds allocable to the Contingent Merger Consideration is unclear and because the Internal Revenue Service could assert that the right to receive Contingent Merger Consideration is a debt instrument, resulting in the earlier inclusion of income than described above, each holder of Bonneville common stock is urged to consult their own tax advisor concerning the manner in which they will report this transaction.

      A holder of Bonneville common stock may be subject to backup withholding at the rate of 31% with respect to Merger Consideration received pursuant to the merger, unless the holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number ("TIN"), certifies concerning no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. To prevent the possibility of backup federal income tax withholding on payments made with respect to shares of Bonneville common stock pursuant to the Merger, each holder must provide the Disbursement Agent with his current TIN by completing a Form W-9 or Substitute Form W-9. A holder of Bonneville common stock who does not provide his or her correct TIN may be subject to penalties imposed by the Internal Revenue Service (the "IRS"), as well as backup withholding. Any amount withheld under these rules will be credited against the holder's federal income tax liability. Bonneville (or its agent) will report to the holders of Bonneville common stock and the IRS the amount of any "reportable payments," as defined in Section 3406 of the Code, and the amount of tax, if any, withheld with respect thereto.

      The foregoing tax discussion is included for general information only and is based upon present law. The foregoing discussion does not discuss tax consequences under the laws of states or local governments or any other jurisdiction or tax consequences to categories of stockholders that may be subject to special rules, such as foreign persons, tax-exempt entities, insurance companies, financial institutions and dealers in stocks and securities. The foregoing discussion may not be applicable to a stockholder who acquired his or her shares of Bonneville common stock pursuant to the exercise of stock options or otherwise as compensation. Each holder of Bonneville common stock should consult such holder's own tax advisor concerning the specific tax consequences of the Merger to such holder, including the application and effect of federal, state, local and other tax laws and the possible effect of changes in such tax laws.

Anticipated Accounting Treatment

      The Merger will be accounted for as a purchase for accounting purposes. The sale of Bonneville Fuels will be accounted for as a purchase transaction for accounting purposes.

Governmental Approvals

      Under the Hart-Scott-Rodino Antitrust Improvements Act (the "HSR Act") and the rules promulgated thereunder (the "Rules"), certain merger transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the Federal Trade Commission and certain waiting periods have expired. Bonneville and El Paso filed a notification report, together with a request for early termination of the waiting period, with the Department of Justice and the Federal Trade Commission under the HSR Act on October 7, 1999. On October 25, 1999, Bonneville and El Paso were granted early termination of the waiting period of the HSR Act. However, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made, or if a challenge is made, what the result will be.

                  LITIGATION RELATING TO THE MERGER PROPOSAL

      As of the date of this Proxy Statement, Bonneville is not aware of any lawsuits that have been filed by stockholders of Bonneville relating to the Merger Proposal.

                   ESTIMATED FEES AND EXPENSES OF THE MERGER

      Estimated fees and expenses of the Merger incurred or to be incurred by Bonneville, and deducted from the Initial Merger Cash, are approximately as follows:

Legal and accounting fees and other transaction expenses .... $   273,000
Proxy solicitation fees and expenses ........................       7,500
Securities and Exchange Commission filing fee ...............      17,000
Printing and mailing costs ..................................      25,000
Miscellaneous expenses ......................................      50,000
Financial advisory fees and expenses......................... $ 1,111,000
                                                            ----------------
Total                                                         $ 1,483,500

      In addition to the fees and expenses of the Merger, Bonneville has or will pay fees and expenses in connection with the Bonneville Fuels sale. These fees and expenses are estimated to be as follows:

Legal and accounting fees and other transaction expenses .....   $177,000
Miscellaneous expenses .......................................     25,000
Financial advisory fees and expenses..........................    476,000
                                                            ----------------
Total                                                           $ 678,000

                       RIGHTS OF DISSENTING STOCKHOLDERS

      You are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law (the "DGCL"). Section 262 of the DGCL is reprinted in its entirety as Appendix C to this proxy statement. All references in Section 262 of DGCL and in this summary to a "stockholder" are to the record holder or beneficial owner of shares of Bonneville common stock as to which appraisal rights are asserted. If you have a beneficial interest in shares of Bonneville common stock that are held of record in the name of another person, such as a broker or nominee, you must act promptly to cause the record holder to properly follow the steps summarized below in a timely manner to perfect whatever appraisal rights you may have.

      The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Appendix C. If you wish to exercise statutory appraisal rights or preserve your right to do so, you should review this discussion and Appendix

C carefully to comply strictly with the procedures set forth herein and therein, or you may lose your appraisal rights.

      If you elect to demand the appraisal of your shares you must deliver to Bonneville a written demand for appraisal of your shares of Bonneville common stock before the taking of the vote on the Merger at the Special Meeting. The demand must reasonably inform Bonneville of your identity and that you intend to demand the appraisal of your shares of Bonneville common stock. This written demand for appraisal of the shares of Bonneville common stock must be in addition to and separate from your proxy or vote against the merger. Voting against, abstaining from voting, or failing to vote on the Merger will not constitute a demand for appraisal within the meaning of Section 262. If you elect to demand appraisal rights, you will not be granted appraisal rights under
Section 262 if you have either voted in favor of the Merger or consented thereto in writing (including by granting the proxy solicited by this proxy statement or by returning a signed proxy without specifying a vote against the Merger or a direction to abstain from such vote). Additionally, appraisal rights will not be granted under Section 262 if you do not continuously hold through the effective time of the Merger your shares of Bonneville common stock with respect to which you demand appraisal.

      You must fully and correctly execute a demand for appraisal as your name appears on the certificate or certificates representing your shares of Bonneville common stock. If your shares of Bonneville common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the fiduciary must execute the demand. If the shares of Bonneville common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, all joint owners must execute the demand. An authorized agent, including an agent for two or more joint owners, may execute your demand for appraisal; however, the agent must identify you as the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as your agent.

      If you elect to exercise your appraisal rights, you must mail or deliver your written demand to the Secretary of Bonneville at 50 West 300 South, Suite 300, Salt Lake City, UT 84101. The written demand for appraisal must specify your name and mailing address, the number of shares of Bonneville common stock you own, and that you are thereby demanding appraisal of your shares. Within ten days after the effective time of the Merger, Bonneville must provide notice of the effective time to all stockholders who have complied with Section 262 and who have not voted for or consented to adoption of the Merger Agreement.

      Within 120 days after the effective time, either Bonneville or any stockholder who has complied with the required conditions of Section 262, and who is otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery (the "Delaware Chancery Court") demanding a determination of the value of the shares of Bonneville common stock of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine which stockholders are entitled to appraisal rights and will appraise the shares of Bonneville common stock owned by such stockholders, determining the fair value of such shares of Bonneville common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Chancery Court is to take into account all relevant factors including:

      o     market value;

      o     asset value;

      o     dividends;

      o     earning prospects;

      o     the nature of Bonneville's enterprise;

      o     the discounted cash flows of Bonneville; and

      o     any other factors that the court deems relevant.

         The court is required to determine the amount necessary to compensate the stockholder for the loss of his interest in Bonneville as a going concern rather than in a liquidation context.

         If you seek appraisal you should know that the "fair value" of your shares of Bonneville common stock determined under Section 262 could be more than, the same as, or less than the merger consideration you will receive in the merger, and that the opinion of CIBC World Markets as to fairness, from a financial point of view, is not an opinion as to fair value under Section 262. The cost of the appraisal proceeding may be determined by the Delaware Chancery Court and taxed against the parties as the Delaware Chancery Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Chancery Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of Bonneville common stock entitled to appraisal.

         If you have duly demanded appraisal in compliance with Section 262, you will not, from and after the effective time of the Merger, be entitled to vote for any purpose the shares of Bonneville common stock subject to your demand or to receive payment of dividends or other distributions on your shares of Bonneville common stock, except for dividends or distributions, if any, payable to stockholders of record at a date prior to the effective time.

         At any time within 60 days after the effective time of the Merger, you shall have the right to withdraw your demand for appraisal and to accept the terms offered in the Merger. After this period, you may withdraw your demand for appraisal only with the consent of Bonneville. If no petition for appraisal is filed with the Delaware Chancery Court within 120 days after the effective time, stockholders' rights to appraisal shall cease, and all holders of shares of Bonneville common stock

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



shall be entitled to receive the Merger Consideration as provided for in the Merger Agreement. Inasmuch as Bonneville has no obligation to file such a petition, and has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Chancery Court demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just.

                 PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF
                             MANAGEMENT AND OTHERS

      The following table sets forth information regarding shares of the Company's common stock beneficially owned as of November 30, 1999 by: (i) each officer and director of the Company; (ii) all officers and directors as a group; and (iii) each person known by the Company to beneficially own 5 percent or more of the outstanding shares of the Company's common stock.

Name                               Amount
and Address                        and Nature              Percent
of Beneficial                      of Beneficial           of Class (1)
Owner                              Ownership               Ownership
-------------------------------------------------------------------------------

Clark M. Mower (2)                   102,472                 1.36
50 West 300 South, #300
Salt Lake City, UT 84101

Steven H. Stepanek (3)               75,754                  1.04
50 West 300 South, #300
Salt Lake City, UT 84101

James W. Bernard (4)                  7,500                   *
17120 SE 58th Street
Bellevue, WA 98006

Ralph F. Cox (5)                     76,350                  1.06%
4615 Post Oak Place, #140
Houston, TX 77207

Michael R. Devitt (4)                 7,500                   *
7614 Eads Avenue
La Jolla, CA 92037

Harold E. Dittmer (6)               910,986                 12.59%
650 Bercut Drive, # C
Sacramento, CA 95814


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



Name                               Amount
and Address                        and Nature              Percent
of Beneficial                      of Beneficial           of Class (1)
Owner                              Ownership               Ownership

Michael D. Fowler (4)                7,500                     *
3000 South Conner Street, #19
Salt Lake City, UT 84109

Harold H. Robinson, III (4)          7,500                     *
3558 Round Barn Blvd., #300
Santa Rosa CA 95403

Todd L. Witwer (7)                  66,267                     *
50 West 300 South, Suite # 300
Salt Lake City, UT 84101

R. Stephen Blackham                    -0-                    -0-
50 West 300 South, #300
Salt Lake City, UT 84101

BPIRP Group (8)                    985,362                   13.6%
650 Bercut Drive, # C
Sacramento, CA 95814

Plantagenet Capital Fund           537,986                    7.4%
220 Sansome Street, Suite 400
San Francisco, CA 94104

Portland General Holdings          500,000                    6.9%
121 SW Salmon Street
Portland, OR 97204

Lakeway Capital Partners, L.L.C.   392,407                   5.43%
660 Madison Avenue, 20th Floor
New York, NY 10021

All Officers and Directors (9)   1,261,829                   16.8%
as a Group (10 Persons)
         *Less than one percent

Unless otherwise indicated in the footnotes below, the Company has been advised that each person above has sole voting power over the shares indicated above. All of the individuals listed above are officers or directors or key employees of the Company, or are companies or persons beneficially owning or controlling 5 percent or more of the Company's outstanding shares of common stock.

(1) As of December 3, 1999, there were 7,275,682 shares of the Company's common stock issued and outstanding. In addition, there are outstanding options to purchase 237,000 shares.

(2) These shares are owned of record by Mr. Mower. This includes 80,000 shares which underlie vested but non-exercised stock options. These options vested upon the sale of Bonneville Fuels.

(3) Includes 15,629 shares owned of record by Mr. Stepanek and 125 shares owned jointly by Mr. Stepanek. This includes 60,000 shares which underlie vested but non- exercised stock options. These options vested upon the closing of the sale of Bonneville Fuels.

(4)  Represents   7,500  shares  issuable  upon  the  exercise  of  a  currently exercisable stock option.

(5) Includes 68,850 shares individually owned by Mr. Cox and 7,500 shares issuable upon the exercise of a currently exercisable stock option.

(6) Includes 7,500 shares issuable upon the exercise of a currently exercisable stock option. Mr. Dittmer has sole voting and dispositive power over the shares issuable upon exercise of the stock option, as well as 6,618 shares actually owned by him. Mr. Dittmer has shared voting and dispositive power
     (a) with his wife, with respect to 1,269 shares owned by an individual retirement account for the benefit of Mrs. Dittmer, and (b) with certain affiliates (members of the BPIRP Group), with respect to 895,599 shares. Please refer to Note (8) below.

(7) These shares are owned of record by Mr. Witwer. This includes 52,000 shares which underlie vested but non-exercised stock options. These options vested upon the closing of the sale of Bonneville Fuels.

(8) The following persons report beneficial ownership of the Company's common stock as a group (the "BPIRP Group"): Harold E. Dittmer, a director of the Company; Frank A. Klepetko, Kenneth B. Salvagno; BP Investment Recovery Partners, L.P.; Campus Financial Corporation; ANGIC, LLC; Fresno Power Investors L.P.; FCGP, Inc.; Thomas A Tinucci; and Joseph A. Wagda. The BPIRP Group has sole voting and dispositive power with respect to the shares it beneficially owns, which include 7,500 shares issuable upon the exercise of a currently exercisable stock option held by Mr. Dittmer. The shares reported as beneficially owned by the BPIRP Group do not include 229,405 shares held by a third party with respect to which the BPIRP Group has certain rights, including a right of first refusal.

(9) See Notes 2.7 above. Includes 237,000 shares issuable upon the exercise of currently exercisable stock options. The total includes the shares beneficially owned or controlled by Harold E. Dittmer (see footnote 6) but does not double count the duplicate ownership of the BPIRP Group (see footnote 8).


                     SALE OF BONNEVILLE FUELS CORPORATION

Overview

      As a result of the sales process begun by Bonneville's Board of Directors, on August 11, 1999, Bonneville entered into a Stock Purchase Agreement with CEC Resources pursuant to which Bonneville agreed to sell all of the shares of Bonneville Fuels to CEC Resources for cash. CEC later assigned its rights under the Stock Purchase Agreement to Carbon Energy Corporation. The Bonneville Fuels sales transaction was completed on October 29, 1999, therefore, Bonneville has no further ownership or interest in Bonneville Fuels and Bonneville Fuels is owned by an affiliate of CEC Resources.

      The Bonneville Fuels sales transaction was completed without a request for approval by the stockholders of Bonneville and was completed solely with approval and authorization by Bonneville's Board of Directors. In approving the Stock Purchase Agreement and authorizing the sale of Bonneville Fuels to CEC Resources without seeking stockholder approval, the Board of Directors relied upon a legal opinion from its special Delaware counsel, Richards, Layton & Finger which, subject to the assumptions, qualifications and limitations set forth therein, concluded that stockholder approval of the Bonneville Fuels transaction was not required under the General Corporation Law of the State of Delaware.

      Prior to approving the execution of the Stock Purchase Agreement with CEC Resources for the sale of Bonneville Fuels, the Bonneville Board of Directors also obtained an opinion from CIBC World Markets as to the fairness, from a financial point of view, of the consideration to be received by Bonneville in connection with the transaction with CEC Resources.

      Although stockholder approval was not required to execute and complete the Stock Purchase Agreement, described below is general information about the terms of the transaction. A copy of the Stock Purchase Agreement was filed with the Securities and Exchange Commission as an Appendix to a Form 8-K filed by Bonneville on August 20, 1999. The following description of the Stock Purchase Agreement describes the material terms of the Stock Purchase Agreement. The entire Stock Purchase Agreement is available from Bonneville and is also
available  on  the  web  site  of  the  Securities   and  Exchange   Commission,
www.sec.gov.

Purchase Price

      The Stock Purchase Agreement provided that CEC Resources would purchase all of the capital stock of Bonneville Fuels for a cash purchase price of $23,857,951, as adjusted for (i) certain commitments to deliver natural gas or receive payments; (ii) title or environmental defects; and, (iii) certain other items. As a result of all adjustments agreed to by CEC Resources and Bonneville, the total purchase price paid by CEC Resources to Bonneville for the Bonneville Fuels stock was approximately $23,581,000.

Representations and Warranties; Indemnification

      The Stock Purchase Agreement contains customary representations and warranties of Bonneville and CEC Resources relating to various matters. The representations and warranties did not survive the sale of Bonneville Fuels except with respect to indemnification. The Stock Purchase Agreement provides that following closing, Bonneville Fuels shall comply with all of its agreements and fulfill all of its obligations under its agreements including the payment of its liabilities when they are due.

      The Stock Purchase Agreement also provides that CEC Resources or Bonneville Fuels will indemnify Bonneville, its officers, directors and employees, and the officers, directors and employees of Bonneville Fuels following the closing from any claim related to Bonneville Fuels' liabilities.

      The Stock Purchase Agreement provides that following closing, CEC Resources and Bonneville Fuels will indemnify the present and former officers, directors, employees and agents of Bonneville Fuels from liabilities arising out of actions or omissions in their capacity as such prior to or at the closing, to the fullest extent permitted by law or provided for in Bonneville Fuels' Articles of Incorporation and Bylaws or in any written indemnification agreements.

Certain Federal Income Tax Consequences

      The following is a brief summary of certain federal income tax consequences to Bonneville of the Bonneville Fuels sales transaction and to the holders of Bonneville's common stock. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to holders of common stock. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect.

      Tax Treatment of Sale of Bonneville Fuels Stock by Bonneville. Pursuant to the Stock Purchase Agreement, Bonneville sold all of its Bonneville Fuels shares to CEC Resources for cash. For income tax purposes, the parties to the Stock Purchase Agreement treated the sale of Bonneville Fuels shares by Bonneville as a deemed asset sale under Section 338(h)(10) of the Code. The sales transaction will result in income to Bonneville. Bonneville will pay all income tax liability resulting from the election under Section 338(h)(10). Bonneville expects that most of the income resulting from the sale will be offset by net operating losses available to Bonneville. Bonneville currently estimates that its total tax liability attributed to the sale of Bonneville Fuels will not exceed $1,500,000. Any taxes owed by Bonneville in connection with the Bonneville Fuels sale will reduce the Bonneville Fuels Cash Payment.

      Tax Effect of Sale of Bonneville Fuels Stock to Bonneville Stockholders. Prior to the sale to CEC Resources, Bonneville owned all of the shares of Bonneville Fuels. Bonneville's sale of all of its Bonneville Fuels shares to CEC Resources for cash does not involve any sale of any asset by the Bonneville stockholders. Therefore, the sales transaction will not result in income to the Bonneville stockholders. Inasmuch as there is no income attributed to the Bonneville stockholders, there should be no personal income tax liability related to the sale of the shares of Bonneville Fuels. Bonneville's sale of its Bonneville Fuels shares will have no effect on the tax basis of the shares of Bonneville owned by the Bonneville stockholders.

Employee Matters

      Bonneville Fuels had 20 employees immediately prior to the closing of the sale to CEC Resources, including officers and directors of Bonneville Fuels. Some of these employees have written employment agreements but others do not. Some of the employees will continue to be employed by Bonneville Fuels following the closing but others will not. The decision to continue employment or to terminate employment of an employee will be made by CEC Resources. CEC directed Bonneville Fuels to terminate the employment of three employees, including Steven Stepanek, Bonneville Fuel's President. The Stock Purchase Agreement includes several agreements between the parties as to the employees of Bonneville Fuels, which are summarized as follows:

o Prior to closing of the Stock Purchase Agreement, Bonneville Fuels set up an Employee Benefit Trust for the purpose of providing severance and payments under existing termination policies, employment agreements and insurance plans. Bonneville Fuels deposited approximately $1,550,000 into the Employee Benefit Trust. This cash will be distributed to employees pursuant to the severance provisions of their employment agreements or pursuant to the policies of Bonneville Fuels if Bonneville Fuels or CEC Resources terminates the employment of such employees prior to or within 24 months following the closing. The $1,550,000 amount is the maximum amount that will be available for severance and insurance payments. If employees continue to be employed by Bonneville Fuels after it is acquired by CEC Resources for a period of 24 months, they will not receive severance or insurance payments from the Employee Benefit Trust. Any funds remaining in the Employee Benefit Trust 32 months after closing will be delivered to Bonneville Fuels. Except for a severance and a continuation of insurance benefits paid to Mr. Stepanek, no officer or director of Bonneville will receive any payments from the Employee Benefit Trust.

o Bonneville Fuels, prior to closing, made all required payments to its employees under its Targeted Incentive Plan. The purpose of such plan was to reward employees for services rendered to Bonneville Fuels during the last year as the sales process was being conducted and to provide employees a recognition for any increase in the value of Bonneville Fuels from exploration activities since Bonneville Fuels' December 31, 1998 oil and gas reserve report. Bonneville Fuels believes that the Targeted Incentive Plan provided incentive to employees to remain with Bonneville Fuels during the sales process. A total of $500,000 was provided by Bonneville to Bonneville Fuels to fund the Targeted Incentive Plan. No officer or director of Bonneville will receive payments under the Targeted Incentive Plan.

o Pursuant to his Employment Agreement, Steven H. Stepanek, Director of Bonneville and President of Bonneville Fuels, will receive approximately $400,000 in compensation and benefits since his employment with Bonneville Fuels has been terminated as of the closing of the Stock Purchase Agreement.

o As a result of the closing of the Stock Purchase Agreement, certain unvested stock options of the officers of Bonneville or Bonneville subsidiaries have vested. See "Background Information and Recommendation - Interests of Certain Persons in the Merger" on page 33.

      Section 280G of the Internal Revenue Code limits the deductibility of certain excess compensation payments including "Excess Parachute Payments". Excess Parachute Payments include payments arising from change of control transactions (including the accelerated vesting of stock options in connection with these transactions). The Stock Purchase Agreement provides that any Excess Parachute Payments attributed to the vesting of the stock options listed above, shall be the responsibility of Bonneville and the purchase price will be adjusted downward for such Excess Parachute Payments pursuant to a formula set forth in the Stock Purchase Agreement.

                   CERTAIN INFORMATION CONCERNING BONNEVILLE

      Bonneville and its wholly-owned subsidiaries, Bonneville Nevada Corporation, Bonneville Pacific Services Co., Inc. and its former subsidiary, Bonneville Fuels Corporation, are engaged in the energy business. A condition to the Closing of the Merger was Bonneville's sale of Bonneville Fuels Corporation prior to this Merger. Bonneville's participation in the energy industry is typically conducted through subsidiaries. Bonneville's energy business is divided into cogeneration operations and oil and gas operations. These two operating areas are described below.

      Bonneville is engaged in the acquisition, development, ownership and operation of power generation facilities and the sale of electricity and thermal energy in the United States. Bonneville is currently developing projects in Mexico which will provide for the sale of electricity and thermal energy to customers in Mexico. Bonneville has interests in two power plants, one of which is located in the United States and the other of which is located in Mexico. Bonneville currently sells electricity and thermal energy to utilities and other customers, principally under long-term power sales agreements and thermal energy sales agreements. Bonneville is currently investigating cogeneration opportunities in Mexico and, in connection therewith, has entered into several letters of intent to develop cogeneration facilities at Mexican manufacturing plant sites and to market electric power and thermal energy to such manufacturers. Bonneville is also engaged in analyzing other cogeneration opportunities in Mexico and the United States. Under the Merger Agreement, Bonneville is required to sell or otherwise terminate its Mexican Operations.

      Bonneville Fuels is a Colorado corporation with its principal offices located in Denver, Colorado. Bonneville Fuels is an independent oil and gas company engaged in the exploration, development, and production of natural gas and crude oil. Bonneville Fuels concentrates its activities in the Piceance and Uintah Basins in northwestern Colorado and eastern Utah, the San Juan Basin in northwest New Mexico and the Permian Basin in southeast New Mexico and western Texas. In an effort to increase production and reduce reliance on natural gas in the Rockies and southwest, Bonneville Fuels has acquired interests in several exploration projects in southwestern Kansas.

      Bonneville Fuels markets the majority of its own oil and natural gas production from the wells that it operates. In addition, Bonneville Fuels engages in natural gas and electricity trading activities which involve purchases from third parties and sales to other parties. Through these trading activities, Bonneville Fuels obtains knowledge and information that enables it to more effectively market its own production and to assist Bonneville in the management of its cogeneration assets.

      For a more detailed description of the business and properties of Bonneville, see the descriptions thereof contained in Bonneville's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, which is incorporated herein by reference. See "Where You Can Find More Information" on Page 69 of this document.

                    CERTAIN INFORMATION CONCERNING EL PASO

      El Paso Energy Corporation, a Delaware corporation, is the successor corporation to El Paso Natural Gas Company, which was formed in 1928. El Paso's common stock is traded on the New York Stock Exchange under the symbol "EPG". El Paso's principal operations include:

o the interstate and intrastate transportation, gathering and processing of natural gas;

o    the marketing of natural gas, power and other energy-related commodities;

o    power generation; and,

o    the   development  and  operation  of  energy   infrastructure   facilities
     worldwide.

      El Paso owns or has interests in over 28,000 miles of interstate and intrastate pipeline connecting the nation's principal natural gas supply regions to four of the largest consuming regions in the United States, namely the Gulf Coast, California, the Northeast and the Midwest. El Paso's interstate natural gas transmission operations include one of the nation's largest and only coast-to-coast mainline natural gas transmission systems which is comprised of five interstate pipeline systems: the El Paso Natural Gas pipeline, the Tennessee Gas pipeline, the Midwestern Gas Transmission pipeline, the East Tennessee Natural Gas pipeline, and the Mojave pipeline.

      In addition to El Paso's  interstate  transmission  services,  it provides related services, including natural gas gathering, products extraction, dehydration, purification, compression, and intrastate transmission. These services include gathering of natural gas from more than 10,000 natural gas wells with approximately 11,000 miles of gathering lines, and 23 natural gas processing and treating facilities located in some of the most prolific and active production areas of the United States, including the San Juan and Permian Basins and in east Texas, south Texas, Louisiana and the Gulf of Mexico. El Paso conducts intrastate transmission operations through our interests in four Texas intrastate systems, which include the Oasis pipeline running from west Texas to Katy, Texas, the Channel pipeline extending from south Texas to the Houston Ship Channel, and the Shoreline and Tomcat gathering systems which gather gas from offshore Texas. El Paso also provides intrastate transportation in north Louisiana through our Gulf States pipeline that runs from the Texas border to Ruston, Louisiana. El Paso's marketing activities include the marketing and trading of natural gas, power, and other energy-related commodities, as well as providing integrated price risk management services associated with these commodities. El Paso also participates in the development and ownership of domestic power generation facilities, and other power related assets and joint ventures.

      El Paso's international activities focus on the development and operation of international energy infrastructure projects and include ownership interests in three major operating natural gas transmission systems in Australia and natural gas transmission systems and power generation facilities currently in operation or under construction in Argentina, Bolivia, Brazil, Chile, the Czech Republic, Hungary, Indonesia, Mexico, India, Pakistan, Peru, the United Kingdom, Bangladesh, the Phillippines and China.

      El Paso's  principal  executive  offices are located in the El Paso Energy
Building, located at 1001 Louisiana Street, Houston, Texas 77002, and its telephone number at that address is (713)420- 2131.

      On October  25,  1999,  El Paso  completed  its merger  with  Sonat,  Inc.
("Sonat") in a transaction accounted for as a pooling of interests. In the merger, one share of El Paso's common stock was issued in exchange for each share of Sonat common stock. Total El Paso common shares issued in connection with the merger were approximately 110 million. In addition, El Paso retained approximately $2 billion of Sonat debt.

      Sonat, Inc. is a diversified energy holding company engaged in domestic oil and natural gas exploration and production, the transmission and storage of natural gas, and natural gas and power marketing. Sonat owns interests in approximately 14,000 miles of natural gas pipelines extending across the southeastern United States from Texas to South Carolina and Florida. Also, Sonat has interests in oil and gas producing properties in Louisiana, Texas, Oklahoma, Arkansas, Alabama,

New Mexico and the Gulf of Mexico. As of December 31, 1998, Sonat owned approximately 1.6 trillion cubic feet equivalent of proved reserves.

                DIRECTORS AND EXECUTIVE OFFICERS OF BONNEVILLE

      The Officers and Directors of the Bonneville are as follows:

Name                    Age         Position(s)             Held Office Since

James W. Bernard        62          Chairman of the Board,           1998
            .
Clark M. Mower          53          Chief Executive Officer/         1992
                                    President/Director               1999

Steven H. Stepanek      44          Director; Secretary;             1998

Ralph F. Cox            67          Director                         1998

Michael R. Devitt       42          Director                         1998

Harold E. Dittmer       59          Director                         1998

Michael D. Fowler       56          Director                         1998

Harold H. Robinson, III 59          Director                         1998

R. Stephen Blackham     51          Treasurer, Assistant Controller  1990
                                    (Principal Financial Officer)

Background Information

     James W. Bernard. Mr. Bernard, Chairman of the Board of Directors, retired from Univar Corporation in 1995, after having held the position of President and Chief Executive Officer since 1986. Mr. Bernard joined Univar Corporation in 1960 upon graduating from the University of Oregon with a B.S. in Chemistry. He became a Vice President in 1967 and Senior Vice President in 1982. Mr. Bernard holds various directorship positions. He is currently a director of Hatch & Kirk, The Nature Conservancy of Idaho and HaloSource. He is also a Trustee of the University of Oregon Foundation.

     Clark M. Mower. Mr. Mower has been serving, since 1992, as President of Bonneville Pacific Corporation and Chairman of Bonneville Fuels Corporation and Bonneville Pacific Services Co., Inc. Mr. Mower was appointed a Director of the Company in 1999. Mr. Mower also currently serves as a member of the Management Committee of NCA#1. Mr. Mower was Vice President of

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Development for Bonneville  from 1990 to 1992. Mr. Mower joined  Bonneville in 1988, after having been Senior Vice President, Chief Operating Officer and Director of Bingham Engineering Company. Mr. Mower joined Bingham Engineering Company in 1973. During the period of Bonneville's bankruptcy, Mr. Mower served as the President of the Company.

     Steven H. Stepanek. Mr. Stepanek has been a Director since 1998, and was President of Bonneville Fuels Corporation from 1994 until the closing of the sale of Bonneville Fuels. Mr. Stepanek joined Bonneville Fuels Corporation in 1989 as Vice President of Marketing. He also serves as a member of the Management Committee of NCA#1. Mr. Stepanek has a B.S. in Industrial Engineering from the University of Iowa and a Masters in Business Administration from the University of Utah. In 1991, Mr. Stepanek became the General Manager of
Bonneville Fuels Corporation. During the period of the Bonneville bankruptcy, Mr. Stepanek served as General Manager and subsequently became President of Bonneville Fuels Corporation.

     R. Stephen Blackham. Mr. Blackham is Assistant Controller for Bonneville Pacific Corporation and has been serving as Treasurer since 1998. Mr. Blackham has been with Bonneville since 1990. He has served as Vice President and Chief Financial Officer of Deseret Federal Savings and Loan Association, and Vice President of Rainier Bank Oregon. During the period of Bonneville's bankruptcy, Mr. Blackham was Assistant Controller of Bonneville.

     Ralph F. Cox. Mr. Cox was appointed a Director in 1998. Mr. Cox has been involved in the petroleum industry since 1953. He is currently a management consultant working primarily with clients engaged in the petroleum industry. From 1989 to 1994, he was the CEO of Greenhill Petroleum Corporation. From 1985 to 1989 he was President of Union Pacific Resources, a subsidiary of Union Pacific Corporation. From 1953 to 1985, he worked for Atlantic Richfield
Corporation (ARCO) where he rose to the position of Vice Chairman and Chief Operating Officer. Mr. Cox is currently a director of Waste Management, Inc. He also serves as an Independent Trustee for The Fidelity Group of funds.

     Michael R. Devitt. Mr. Devitt, a Director since 1998, is currently a Visiting Professor of Law at the University of San Diego, School of Law. Mr. Devitt graduated from the University of Illinois Law School in 1984 and practiced law for 15 years. He has also been an Adjunct Professor of Law at the Georgetown University Law Center. Mr. Devitt earned a Certified Public Accountant Certificate in 1980.

     Harold E. Dittmer. Mr. Dittmer was made a Director in 1998 and has been the President and CEO of Wellhead Electric Company, Inc. (a power generation project developer and owner) for the past 15 years. He is also the President and CEO of Wellco Services (a power plant and energy facilities operations and maintenance company) and Power Exchange Corporation (a power marketing company). Prior to founding Wellhead Electric Company, Inc., Mr. Dittmer was a management consultant with Cresap McCormick & Paget, an international management consulting firm. In 1974, Mr. Dittmer founded the Sierra Resource Group, a management and financial consulting firm specializing in energy and natural resources industries. Mr. Dittmer is also a principal in the BPIRP Group described in Note 8 under the Section "Principal Stockholders and Stock Ownership of Management and Others."

      Michael D. Fowler. Mr. Fowler, a Director since 1998, and Chairman of the Audit Committee, has, since 1997, been employed as the Chief Financial Officer of Howa Construction, Inc., a regional commercial construction firm. Previously, he has served as the senior financial executive for various public and private entities engaged in natural gas transportation, natural gas marketing, commercial banking, medical device manufacturing and precious metals production. From 1990 until 1996, Mr. Fowler served as Vice President and Treasurer of Grand Valley Gas Company and Director of Risk Management of its successor company, Associated Natural Gas Corporation. Mr. Fowler holds a Bachelor of Science Degree in Electrical Engineering and a Master of Business Administration, both from the University of Utah.

     Harold H. Robinson, III. Mr. Robinson was appointed a Director in 1998, and has been a Venture Capitalist/Management Consultant since 1991. From 1983 to 1991, he was employed by California Energy Company, Inc. where he served as a director and Chief Operating Officer. Mr. Robinson previously practiced law and is currently of-counsel with Lanahan & Reilley, LLP in Santa Rosa, California.

         None of Bonneville, the members of management or any executive officer, director or person controlling Bonneville was, during the last five years, convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

                             INDEPENDENT AUDITORS

      The consolidated balance sheets of Bonneville as of December 31, 1997 and December 31, 1998, and the related consolidated statements of operation, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998, incorporated by reference in this proxy statement have been audited by Hein + Associates, LLP, independent auditors, as stated in their report. A representative of Hein + Associates, LLP will be at the Special Meeting to answer appropriate questions from stockholders and will have the opportunity to make a statement if so desired.

                             STOCKHOLDER PROPOSALS

      If the Merger Proposal is not approved by Bonneville's stockholders at the Special Meeting, Bonneville expects that it would hold its next annual meeting of stockholders in the second calendar quarter of 2000. Any proposal to be presented by any stockholder for action at the 2000 annual meeting must have been received by the Secretary of Bonneville no later than December 31, 1999, 1999 in order to be eligible for inclusion in Bonneville proxy materials for the Annual Meeting. As of November 1, 1999, Bonneville has not received any stockholder proposals for inclusion in the proxy materials for the next annual meeting.

                                 OTHER MATTERS

      As of the date of this Proxy Statement, the Board knows of no other business to be presented at the special meeting. If other matters do properly come before the meeting, or any adjournments or postponements thereof, it is the intention of the persons named in the proxy to vote on such matters in their sole discretion.

                      WHERE YOU CAN FIND MORE INFORMATION

      Bonneville files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Bonneville files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Bonneville public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov.

      The SEC allows Bonneville to "incorporate by reference" information into this document, which means that Bonneville can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference certain documents that Bonneville has previously filed with the SEC. These documents contain important business information about Bonneville and its financial condition.

      Bonneville may have sent you some of the documents incorporated by reference, but you can obtain any of them through Bonneville, the SEC or the SEC's Internet World Wide Web site described above. Documents incorporated by reference are available from Bonneville without charge, excluding exhibits unless specifically incorporated by reference as an Appendix to this document. Stockholders may obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address and telephone number:

                           Clark M. Mower, President
                        Bonneville Pacific Corporation
                          50 West Broadway, Suite 300
                    Salt Lake City, UT 84101 (801)363-2520

                        or Bonneville's Proxy Solicitor

                           MacKenzie Partners, Inc.
                               156 Fifth Avenue
                              New York, NY 10010
                                (800) 322-2885

      Statements contained in this Proxy Statement or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to such contract or other document filed as an exhibit to such other document, and each such statement shall be deemed qualified in its entirety by such reference. If you would like to request documents from Bonneville, please do so at least five business days before the date of the Special Meeting in order to receive timely delivery of such documents prior to the Special Meeting.

      You should rely only on the information contained or incorporated by reference in this document to vote your shares at the Special Meeting. Bonneville has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated December 3, 1999. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders does not create any implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in such jurisdiction.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents previously filed with the SEC by Bonneville are incorporated by reference in this Proxy Statement:

o Bonneville's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

o Bonneville's Current Reports on Form 8-K/A filed on February 18, 1999, August 20, 1999, September 22, 1999 and November 4, 1999;

o    Bonneville's  Quarterly Report on Form 10-Q for the quarter ended March 31,
     1999;

o Bonneville's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999; and

o Bonneville's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999;


      All documents filed by Bonneville with the SEC pursuant to Sections13(a), 13(c) and 14 of the Securities Exchange Act of 1934 after the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein or contained in this Proxy Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                                   APPENDIX A


                         AGREEMENT AND PLAN OF MERGER


                                    among:


                          EL PASO ENERGY CORPORATION,
                            a Delaware corporation;


                            BPC ACQUISITION CORP.,
                            a Delaware corporation;

                                      and

                        BONNEVILLE PACIFIC CORPORATION,
                            a Delaware corporation



                          ---------------------------

                        Dated as of September 17, 1999

                          ---------------------------





                                      er

                               TABLE OF CONTENTS


                                                                          PAGE

SECTION 1.  DESCRIPTION OF THE TRANSACTION...................................1

        1.1    Merger of Merger Sub into the Company.........................1
        1.2    Effect of the Merger..........................................1
        1.3    Closing; Effective Time.......................................1
        1.4    Certificate of Incorporation & Bylaws; Directors & Officers...2
        1.5    Merger Consideration; Conversion of Shares....................2
        1.6    Stock Options.................................................5
        1.7    Closing of the Company's Transfer Books.......................5
        1.8    Exchange of Certificates......................................6
        1.9    Dissenting Shares.............................................8
        1.10  Further Action.................................................9

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE  COMPANY...................9

        2.1    Due Organization, Etc.........................................9
        2.2    Governing Documents; Records.................................10
        2.3    Capitalization, Etc..........................................10
        2.4    Financial Statements.........................................11
        2.5    Absence of Changes...........................................12
        2.6    Property.....................................................15
        2.7    Receivables..................................................16
        2.8    Contracts....................................................16
        2.9    Liabilities..................................................18
        2.10   Compliance with Legal Requirements to the Knowledge of the
               Company......................................................18
        2.11   Governmental Authorizations..................................19
        2.12   Tax Matters..................................................19
        2.13   Employee and Labor Matters; Benefit Plans....................21
        2.14   Environmental Matters........................................23
        2.15   Insurance....................................................26
        2.16   Related Party Transactions...................................26
        2.17   Legal Proceedings; Orders....................................27
        2.18   Authority; Binding Nature of Agreement.......................27
        2.19   Non-contravention; Consents..................................28
        2.20   SEC Report...................................................28
        2.21   Advisors' and Brokers' Fees..................................29
        2.22   Board Action; Vote Required..................................29
        2.23   Year 2000....................................................29
        2.24   Proxy Statement..............................................29
        2.25   Opinion of Company's Advisor.................................30
        2.26   Bankruptcy Documentation.....................................30
        2.27   Public Utility Holding Company Act...........................30
        2.28   Investment Company Act.......................................30

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF PARENT AND
                       MERGER SUB...........................................30

        3.1   Due Organization, Etc.........................................31
        3.2   Authority; Binding Nature of Agreement........................31
        3.3   Non-contravention; Consents...................................31
        3.4   Adequate Financing............................................32

SECTION 4.  COVENANTS OF THE PARTIES........................................32

        4.1   Access and Investigation .....................................32
        4.2   Operation of Business by Company..............................32
        4.3   Notification; Updates to Company Disclosure Schedule..........35
        4.4   Filings And Consents..........................................36
        4.5   Proxy Statement; Company Stockholders' Meeting................36
        4.6   No Solicitation...............................................37
        4.7   Public Announcements..........................................39
        4.8   Regulatory Approvals..........................................39
        4.9   Employee Matters..............................................40
        4.10  Shareholders' Representative..................................40
        4.11  Company Bankruptcy Stock Certificates.........................41
        4.12  Y2K Testing Access............................................41

      SECTION 5.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT
                  AND MERGER SUB............................................41

        5.1   Accuracy of Representations...................................42
        5.2   Performance of Covenants......................................42
        5.3   Stockholder Approval..........................................42
        5.4   Consents......................................................42
        5.5   Agreements and Documents......................................42
        5.6   No Restraints.................................................42
        5.7   No Legal Proceedings..........................................42
        5.8   HSR Act.......................................................43
        5.9   Completion of Bonneville Fuels Transaction....................43
        5.10  382(1)(5) Election; NOL Carryback Waiver......................43
        5.11  Mexican Facility..............................................43
        5.12  NOL Verification..............................................43
        5.13  Qualifying Facility Status....................................43

SECTION 6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY..............44

        6.1    Accuracy of Representations..................................44
        6.2    Performance of Covenants.....................................44
        6.3    Stockholder Approval.........................................44
        6.4    Agreements and Documents.....................................44
        6.5    No Restraints................................................44
        6.6    HSR Act......................................................45
        6.7    Completion of Bonneville Fuels Transaction...................45

SECTION 7.  TERMINATION.....................................................45

        7.1    Termination Events...........................................45
        7.2    Termination Procedures.......................................46
        7.3    Effect of Termination........................................46

SECTION 8.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES......................48

        8.1    Survival of Representations, Etc.............................48

SECTION 9.  GENERAL PROVISIONS..............................................48

        9.1   Further Assurances............................................48
        9.2   Fees and Expenses.............................................49
        9.3   Notices.......................................................49
        9.4   Headings......................................................50
        9.5   Counterparts..................................................50
        9.6   Governing Law.................................................50
        9.7   No Assignment; Binding Effect.................................50
        9.8   Waiver........................................................50
        9.9   Amendments....................................................51
        9.10  Severability..................................................51
        9.11  Parties in Interest...........................................51
        9.12  Entire Agreement..............................................51
        9.13  Construction..................................................51


           EXHIBITS

   Exhibit A   -     Certain definitions
   Exhibit B   -     Certificate of Incorporation of Surviving Corporation

                         AGREEMENT AND PLAN OF MERGER


      THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into as of September 17, 1999, by and among: El Paso Energy Corporation, a Delaware corporation ("Parent"); BPC ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and BONNEVILLE PACIFIC CORPORATION, a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.


                                   RECITALS

      Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the Delaware General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

       This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

                                   AGREEMENT

The parties to this Agreement agree as follows:

                  SECTION 1. DESCRIPTION OF THE TRANSACTION.

      1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation"). The Parent has paid to the Company the sum of $3,000,000 as a deposit hereunder (the "Deposit"), which Deposit will be held by the Company in a segregated interest-bearing account.

      1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law.

      1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Company, at 50 West Broadway, Suite 300, Salt Lake City, Utah 84101, or such other place as Parent and the Company shall agree, at the later of:
(i)10:00 a.m. local time, on the third business day on which the last to be satisfied or waived of the conditions set forth in Sections 5 and 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement; or (ii)10:00 a.m. local time, on December

10, 1999, or such other time and date as Parent and the Company shall agree. (The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date.") Contemporaneously with or as promptly as practicable after the Closing, a properly executed agreement of merger (or Certificate of Merger) conforming to the requirements of the Delaware General Corporation Law shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time such agreement of merger (or Certificate of Merger) is filed with and accepted by the Secretary of State of the State of Delaware (the "Effective Time").

      1.4 Certificate of Incorporation And Bylaws; Directors And Officers. Unless otherwise determined by Parent and the Company prior to the Effective
Time:

      (a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B;

      (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

      (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the directors and officers of Merger Sub immediately prior to the Effective Time.

      1.5    Merger Consideration; Conversion of Shares.

      (a) The aggregate merger consideration for all of the shares of the Company's common stock, par value $0.01 per share (the "Company Common Stock"), outstanding immediately prior to the Effective Time, together with all shares issuable pursuant to Options (as defined in Section 1.6 below) (collectively, the "Converted Shares"), shall be an amount equal to $63,000,000 (the "Initial Merger Consideration"), adjusted for any increase or decrease made pursuant to subsections 1.5(b) and (c) below (the "Aggregate Merger Consideration"). Subject to Sections 1.8(c) and 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company, each share of Company Common Stock shall be converted into the right to receive the Merger Consideration.

      (b) (i) The Company intends to dispose of its interest in Bonneville Fuels Corporation, a Colorado corporation ("BFC") prior to the Effective Time pursuant to a stock sale, and the Company agrees that it shall use its best efforts to effect such stock sale prior to the Effective Time. The Initial Merger Consideration shall be increased by the cash proceeds received by the Company from the disposition of BFC (net of (i) any and all charges related to the disposition of BFC, including, without limitation, all expenses, fees, Taxes and other charges (including all obligations or liabilities of the Company or the Surviving Corporation under Sections 8.13 or 8.15 of the BFC Sale Agreement),
(ii) any other Taxes of BFC for the current taxable year for which the Company or the Surviving Corporation is liable and (iii) all severance, termination or other obligations or liabilities of the Company or the Surviving Corporation to employees or former employees of BFC (the "BFC

Net Proceeds"), calculated in accordance with Exhibit 1.5(b)(i). Any obligation of the Surviving Corporation to distribute BFC Net Proceeds to the Disbursement Agent (or an escrow agent affiliated with the Disbursement Agent) on behalf of the holders of Converted Shares shall be subject to the right of the Surviving Corporation to retain reasonable reserves for liabilities associated with the sale of BFC. The parties hereto agree that if there is an Environmental Defect Amount, a Title Defect Amount or a Deferred Adjustment Claim (each as defined in the BFC Sale Agreement), a reasonable reserve with respect thereto shall be 100% of the face amount of such Environmental Defect Amount, Title Defect Amount or Deferred Adjustment Claim as asserted by the purchaser of BFC (or 150% of the face amount of the Environmental Defect Amount or Title Defect Amount, if
Section 5.5(b)(i) or 6.2(c)(iii) as applicable, of the BFC Sale Agreement is involved). The parties further agree that if a reserve is established, retained by the Surviving Corporation and deducted from the BFC Net Proceeds otherwise distributable to the Disbursement Agent (or an escrow agent affiliated with the Disbursement Agent) on behalf of the holders of Converted Shares, and if all underlying claims and liabilities for which such reserve was established are finally resolved for an amount less than the amount of the reserve, such excess shall be promptly distributed by the Surviving Corporation to the Disbursement Agent (or an escrow agent affiliated with the Disbursement Agent) on behalf of the holders of Converted Shares (subject to Section 4.10(b)). The Shareholders' Representative (as defined in Section 4.10) shall be entitled to participate in decisions related to the resolution of claims subject to a reserve.

            (ii) The Company agrees that it shall notify the Parent of the amount of the BFC Net Proceeds (and provide Parent with copies of all supporting documentation) promptly following the consummation of the disposition of BFC, but in any event not later than 5:00 p.m, New York time, on the business day immediately following the day on which the BFC sale was consummated.


            (iii) The Company agrees that at the closing of the BFC sale all intercompany agreements relating to BFC will be terminated.

            (iv) Notwithstanding anything in this Agreement to the contrary, subject to any obligation of the Surviving Corporation to distribute reserves as contemplated above, neither Parent nor the Surviving Corporation shall incur, assume, be liable for or otherwise be responsible for any costs, liabilities or risks of BFC or associated with the sale of the capital stock of BFC, except for the provision to the purchaser of BFC of financial and other information specific to BFC (at the expense of the purchaser) for a period of twelve (12) months, in accordance with the terms of Section 8.11 of the Agreement relating to the disposition of BFC.

            (v) Except as set forth in Part 1.5(b)(v) of the Company Disclosure Schedule, since June 30, 1999, none of the Acquired Companies has (A) guaranteed any indebtedness or other obligation of BFC; (B) made any loan, advance or capital contribution to or investment in BFC, or (C) entered into any other type of intercompany agreement or arrangement with BFC.

            (vi) From the date of this Agreement until the Effective Time, except pursuant to the prior written consent of Parent, the Company shall not, and shall cause each of the other Acquired Companies not to, (A) guarantee any indebtedness or other obligation of BFC; (B) make any loan, advance or capital contribution to or investment in BFC, or (C) enter into any other type of intercompany agreement or arrangement with BFC, other than agreements in the ordinary course of business in amounts not totaling more than $50,000, other than expenditures to cure Title Defects or Environmental Defects (each as defined in the BFC Sale Agreement), which expenditures shall be treated as expenses in connection with calculating the BFC Net Sale Proceeds.

      (c) The Initial Merger Consideration shall be: (i) increased by the aggregate exercise price of all Options that are actually exercised between June 30, 1999 and the Effective Time (the "Option Exercise Proceeds"); (ii) increased by any amounts distributed to the Disbursement Agent (or an escrow agent affiliated with the Disbursement Agent) on behalf of the holders of Converted Shares pursuant to Section 1.5(d) (the "Contingent Asset Distribution Amount");
(iii) increased to the extent that unrestricted, unallocated, freely distributable cash, as of June 30, 1999, as shown on the Unaudited Interim Balance Sheet (as defined in Section 2.4(a)(i)), is more than $8,000,000 (the "Unrestricted Cash"); (iv) decreased by closing costs, commissions and expenses incurred by the Company in connection with the transactions contemplated by this Agreement (the "Company Transaction Expenses") and (v) decreased by the aggregate payments made (or that are required to be made) with respect to any Options not exercised prior to the Effective Time, whether pursuant to Section
1.6 or otherwise (the "Option Cancellation Amount").

      (d) Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts, at the expense of holders of Converted Shares, to collect or liquidate the contingent assets listed in Part 1.5(d) of the Company Disclosure Schedule (the "Contingent Assets") for the benefit of the holders of Converted Shares (to the extent such Contingent Asset has not already been liquidated, in which case, if such Contingent Asset has been liquidated prior to the Effective Time, the net after-tax cash proceeds of such Contingent Asset (subject to all applicable expenses, Taxes and reserves) shall constitute a Contingent Asset). The Shareholders' Representative (as defined in Section 4.10) shall be entitled to participate in decisions related to the collection and liquidation of the Contingent Assets. All cash proceeds received by Parent or the Surviving Corporation from the collection or liquidation of the Contingent Assets, net of expenses, Taxes resulting from receipt of such proceeds (provided that, for this purpose, Taxes shall be calculated taking into account only items of income, gain, loss, deduction or credit relating to the Contingent Asset and as if no net operating losses of the Acquired Companies or Parent and any of its Subsidiaries were available to offset any income recognized upon receipt of such proceeds) and reasonable reserves for contingent liabilities associated with such Contingent Assets (including, in the case of a Contingent Asset collected or liquidated in connection with receipt of a Tax refund, a reserve in the amount of the after-tax proceeds received by Parent or the Surviving Corporation from the collection or liquidation of such Contingent Asset (net of expenses) to be maintained until the expiration of the statutes of limitations applying to the Tax items giving rise to the Tax refund), shall be promptly distributed to the Disbursement Agent (or an escrow agent affiliated with the Disbursement Agent) (to be held by the Disbursement Agent (or an escrow agent affiliated with the Disbursement Agent) in an interest bearing account for the benefit of the holders of Converted Shares). Other than for willful misconduct, neither Parent nor the Surviving Corporation shall be liable to the holders of Converted Shares with respect to the Contingent Assets or the collection or liquidation thereof, in any manner whatsoever, other than with respect to a failure to distribute funds to the Disbursement Agent (or an escrow agent affiliated with the Disbursement Agent) as contemplated by the immediately preceding sentence. The parties hereto agree that if a reserve is established, retained by the Surviving Corporation and deducted from the net cash proceeds of the Contingent Assets otherwise distributable to the Disbursement Agent (or an escrow agent affiliated with the Disbursement Agent) on behalf of the holders of Converted Shares, and if all underlying claims and liabilities for which such reserve was established are finally resolved for an amount less than the amount of the reserve, such excess shall be promptly distributed by the Surviving Corporation to the Disbursement Agent (or an escrow agent affiliated with the Disbursement Agent) on behalf of the holders of Converted Shares (subject to Section 4.10(b)).

      (e) In the event that Parent disagrees with the amount of BFC Net Proceeds, Unrestricted Cash or Company Transaction Expenses reported by the Company (each of such items is herein referred to individually as a "Disputed Item" or collectively as "Disputed Items") and the parties are unable to agree as to the amount of a Disputed Item or Disputed Items within five business days following Parent's notice to the Company as to such disagreement, the parties agree that the determination of the Disputed Item or Disputed Items shall be resolved by final and binding arbitration before a single arbitrator selected by the president of the American Arbitration Association ("AAA") in accordance with the then prevailing Commercial Arbitration Rules of the AAA, which arbitration shall be governed by the Substantive laws of the state of Delaware.

      1.6 Stock Options. At the Effective Time, each stock option of the Company that is then outstanding whether vested or unvested ("Option"), shall vest immediately and become immediately exercisable in accordance with the terms the stock option agreements and plans by which such Options are evidenced. All rights with respect to Company Common Stock under outstanding Options shall thereupon be converted into a right to receive cash from the Surviving Corporation, in an amount equal to (i) the dollar amount of the Merger Consideration times the number of shares of Company Common Stock that were subject to such Option immediately prior to the Effective Time, minus (ii) the Option holder's aggregate exercise price for such shares of Company Common Stock.

      1.7 Closing of the Company's Transfer Books. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

      1.8    Exchange of Certificates.

      (a) At or as soon as practicable after the Effective Time, BankBoston N.A. or its designee (the "Disbursement Agent") will send to the holders of Company Stock Certificates: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration. Upon surrender of a Company Stock Certificate to the Disbursement Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent or the Disbursement Agent, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of Section 1.5 above, and the Company Stock Certificate so surrendered shall be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Company Stock Certificates. If payment is to be made to a person other than the person in whose name the Company Stock Certificate surrendered is registered, it shall be a condition of payment that the Company Stock Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Company Stock Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

      Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of the Merger Consideration, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

      As of the Effective Time, the Company shall deposit with the Disbursement Agent (or an escrow agent affiliated with the Disbursement Agent) the total amount of the Deposit. (The Company shall be entitled to all interest and other amounts earned on the Deposit and such amounts shall not be applied to the Aggregate Merger Consideration.) As of the Effective Time, Parent shall deposit with the Disbursement Agent (or an escrow agent affiliated with the Disbursement Agent) the total amount of the Initial Merger Consideration plus the BFC Net Proceeds (subject to any applicable reserves) plus the Option Exercise Proceeds plus the Contingent Asset Distribution Amount at the Effective Time (subject to any applicable reserves) plus the Unrestricted Cash minus the Company Transaction Expenses and minus the Option Cancellation Amount, net of the
Deposit and net of any amount deposited for use by the Shareholders' Representative pursuant to Section 4.10(b) (such amount, being hereinafter referred to as the "Disbursement Fund"). The Disbursement Fund shall be distributed pursuant to an agreement by and among Parent and the Disbursement Agent in a form reasonably satisfactory to the Company (the "Disbursement Agent Agreement").

      (b) Parent and the Surviving Corporation (or the Disbursement Agent (or an escrow agent affiliated with the Disbursement Agent) on their behalf) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation reasonably determine are required to be deducted or withheld therefrom under the Internal Revenue Code (the "Code") or under any provision of state, local or foreign tax law (or, in the alternative, Parent or the Disbursement Agent (or an escrow agent affiliated with the Disbursement Agent), at Parent's option, may request tax information and other documentation establishing that no withholding is necessary). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

      (c) If any Company Stock Certificates shall not have been surrendered prior to thirteen (13) months after the Effective Time (or immediately prior to such time on which any payment in respect hereof would otherwise escheat or become the property of any governmental unit or agency), the payment in respect of such Company Stock Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation (except as provided in subsection 1.8(e) below), free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

      (d) Any portion of the Disbursement Fund held by the Disbursement Agent (or an escrow agent affiliated with the Disbursement Agent) pursuant to this
Section 1.8 which remains undistributed to the stockholders of the Company thirteen (13) months after the Effective Time shall be delivered to Surviving Corporation (except as provided in subsection 1.8(e) below), and any stockholders of the Company who have not theretofore complied with this Section 1 shall thereafter look only to Surviving Corporation, and only as general creditors thereof, for payment of their claim for the Merger Consideration to which such stockholders may be entitled.

      (e) The Merger Consideration with respect to all Company Stock Certificates issued pursuant to the "Trustee's Amended Chapter 11 Plan for the Estate of Bonneville Pacific Corporation dated April 22, 1998" (the "Bankruptcy Plan") which are forfeited pursuant to Section 5.9 of the Bankruptcy Plan (the "Forfeited Plan Shares") shall be distributed as follows: (i) first, the Disbursement Agent (or an escrow agent affiliated with the Disbursement Agent) shall distribute to Parent an amount equal to the Taxes owed, if any, by the Surviving Corporation as a result of the forfeiture of such Forfeited Plan Shares (provided that for this purpose, Taxes shall be calculated taking into account only items of income, gain, loss, deduction or credit relating to such forfeiture and as if no net operating losses of the Acquired Companies or Parent and any of its Subsidiaries were available to offset any income recognized as a result of such forfeiture), such amount to be calculated by Parent or the Surviving Company and set forth in a notice to the Disbursement Agent (or an escrow agent affiliated with the Disbursement Agent), and (ii) second, any amounts remaining after the distribution described in clause (i) of this subsection (e) shall be distributed to the holders of Converted Shares (subject to the restrictions herein), pro rata, based on the number of shares or share equivalents each holder surrendered. The portion of the Disbursement Fund described in clause
(ii) of the preceding sentence held by the Disbursement Agent (or an escrow agent affiliated with the Disbursement Agent) pursuant to this Section 1.8 on account of the Forfeited Plan Shares shall be delivered by the Disbursement Agent (or an escrow agent affiliated with the Disbursement Agent) between thirteen and fourteen months after the Effective Time to the stockholders of the Company who have surrendered their Company Stock Certificates to the
Disbursement Agent in accordance with Section 1.8(a), pro rata, based on the number of shares of Company Common Stock or share equivalents each stockholder surrendered.

      (f) All cash received by the Disbursement Agent (or an escrow agent affiliated with the Disbursement Agent) from the Surviving Corporation on account of Contingent Assets pursuant to Section 1.5(d), together with any interest earned thereon after delivery of such cash to the Disbursement Agent (or an escrow agent affiliated with the Disbursement Agent), shall be delivered to the holders of Converted Shares who have surrendered their Company Stock Certificates to the Disbursement Agent in accordance with Section 1.8(a), pro rata, based on the number of shares of Company Common Stock or share equivalents each holder surrendered.

      1.9    Dissenting Shares.

      (a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock that are held by any record holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal rights in accordance with Section 262 of Delaware Law (the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 1.5, and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in the Delaware General Corporation Law; provided, however, that if the status of any such shares as Dissenting Shares shall not be perfected, or if any such shares shall lose their status as Dissenting Shares, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) the Merger Consideration in accordance with Section 1.5.

      (b) The Company shall give Parent (i) prompt notice of any Dissenting Shares and of any other demand, notice or instrument, and of any withdrawal of such demands, delivered to the Company prior to the Effective Time pursuant to the Delaware General Corporation Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

      1.10 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

           SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants, to Parent and Merger Sub as follows:(For purposes of this Section 2, the term "Company Subsidiaries" shall not include BFC and no representations or warranties set forth in this Section 2 shall be deemed to apply to BFC).

      2.1    Due Organization, Etc.

      (a) The Company and each of the Company Partnerships and Company Subsidiaries, as set forth in Part 2.1(a) of the Company Disclosure Schedule
(collectively with the Company, the "Acquired Companies"), that is a corporation, partnership or limited liability company is duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation or organization. Each of the Acquired Companies has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and
(iii) to perform its obligations under all Company Contracts.

      (b) None of the Acquired Companies is or has been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1(b) of the Company Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had, and is not reasonably likely to have, a Material Adverse Effect on the Company. Each of the Acquired Companies is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1(b) of the Company Disclosure Schedule except where the failure to be in good standing would not have, and is not reasonably likely to have, a Material Adverse Effect on the Company.

      (c) Except for the equity interests identified in Part 2.1(c) of the Company Disclosure Schedule, none of the Acquired Companies owns, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. None of the Acquired Companies has agreed or is obligated to make any future investment in or capital contribution to any Entity not identified and described in Part 2.1(c) of the Company Disclosure Schedule.

      2.2 Governing Documents; Records. The Company has delivered or made available to Parent accurate and complete copies of: (1) the Company's Certificate of Incorporation and bylaws, including all amendments thereto, and all charter documents, certificates of limited partnership, certificates of formation, bylaws, partnership agreements and limited liability agreements, and all amendments thereto, relating to the other Acquired Companies; (2) the stock records of each of the Acquired Companies; and (3) except as set forth in Part
2.2 of the Company Disclosure Schedule, the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each of the Acquired Companies, the board of directors of each of the Acquired Companies and all committees of the board of directors of each of the Acquired Companies. There has not been any violation of any of the provisions of the Company's Certificate of Incorporation or, except as would not have, and is not reasonably likely to have, a Material Adverse Effect on the Company, the bylaws or other charter documents, partnership agreements or limited liability agreements of any of the Acquired Companies, and none of the Acquired Companies has taken any action that is inconsistent in any material respect with any resolution adopted by its stockholders, its board of directors or any committee of its board of directors. The books of account, stock records, minute books and other records of each of the Acquired Companies are accurate, up-to-date and complete in all material respects.

      2.3     Capitalization, Etc.

      (a) The authorized capital stock of the Company consists of: (i) 25,000,000 shares of Common Stock (with par value $.01), of which 7,275,390 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 5,000,000 shares of Preferred Stock (with par value $.01), of which none are issued or outstanding. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable.

      (b) The Company has reserved a total of 237,000 shares of Company Common Stock for issuance under Company Options, consisting of 45,000 vested options with an average exercise price of $9.44 per share and 192,000 unvested options with an exercise price of $5.00 per share. Part 2.3 (b) of the Company Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option; (iii) the exercise price per share of Company Common Stock purchasable under such Company Option; and (iv) whether such Company Option has been designated an "incentive stock option" as defined in Section 422 of the Code.

      Except as set forth in Part 2.3 (b) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the Knowledge of the Company, condition or circumstance that could reasonably be expected to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

      (c) All outstanding shares of Company Common Stock and all outstanding Company Options have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all material requirements set forth in applicable Contracts.

      (d) Except as set forth in Part 2.3 (d) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of each of the Company Subsidiaries are validly issued (in compliance with all applicable securities laws and other Legal Requirements and applicable Company Contracts), fully paid and nonassessable and are owned beneficially by the Company, free and clear of any Encumbrance. The interests of the Company in each of the Company
Partnerships are owned beneficially by the Company, free and clear of any Encumbrance.

      2.4    Financial Statements.

      (a) The Company has delivered to Parent the following financial statements and notes (collectively, the "Company Financial Statements"), copies of which are attached as part 2.4(a) of the Company Disclosure Schedule:

            (i) The audited consolidated balance sheet of the Company as of December 31, 1998, the audited consolidated balance sheet of the Company as of December 31, 1997, and the related audited consolidated income statements, statements of stockholders' equity and statements of cash flows of the Company for the years then ended, together with the notes thereto and the unqualified report and opinion of Hein + Associates, LLP relating thereto; and

            (ii) the unaudited consolidated balance sheet of the Company as of June 30, 1999 (the "Unaudited Interim Balance Sheet"), and the related unaudited consolidated income statement, statement of stockholders' equity and statement of cash flows of the Company for the six (6) month period then ended.

            (iii) the unaudited pro forma consolidated balance sheet of the Company as of June 30, 1999 (the "Unaudited Interim Pro Forma Balance Sheet"), and the related unaudited pro forma consolidated income statement, statement of stockholders' equity and statement of cash flows of the Company for the six (6) month period then ended. The Unaudited Interim Pro Forma Balance Sheet assumes that the disposition of BFC was consummated by June 30, 1999.

            (iv) the audited balance sheet of NCA #1 as of December 31, 1998, and the related audited income statements, statements of stockholders' equity and statements of cash flows of NCA #1 for the year then ended, together with the notes thereto and the unqualified report and opinion of Arthur Andersen LLP relating thereto; and

            (v) the unaudited balance sheet of NCA #1 as of June 30, 1999 (the "NCA#1 Unaudited Interim Balance Sheet"), and the related unaudited income statement, statement of stockholders' equity and statement of cash flows of the Company for the three
(3) month period then ended.

      (b) The Company Financial Statements present fairly, in all material respects, the consolidated financial position of the Company and the other Acquired Companies as of the respective dates thereof and the consolidated results of operations of the Company and the other Acquired Companies for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

      (c) Part 2.4(c) of the Company Disclosure Schedule sets forth a complete listing of NCA #1's outstanding indebtedness for borrowed money as of the date set forth on such Schedule.

      2.5 Absence of Changes. Except as set forth in Part 2.5 of the Company Disclosure Schedule, since December 31, 1998:

      (a) there has not been any Material Adverse Effect in the business, condition, assets, liabilities, operations or financial performance of the Acquired Companies, considered as a whole, and, to the Knowledge of the Company, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

      (b) except as would not, individually or in the aggregate have, or be reasonably likely to have, a Material Adverse Effect on the Company, there has not been any loss, damage or destruction to, or any interruption in the use of, any of the Acquired Companies' properties or assets (whether or not covered by insurance);

      (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and none of the Acquired Companies has repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

      (d) none of the Acquired Companies has sold, issued or authorized the issuance of (i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options), (ii) any option or right to acquire any capital stock or any other security (except for Company Options described in Part 2.3 (b) of the Company Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

      (e) the Company has not amended or waived any of its rights under any provision of its Stock Option Agreements or its Plans (as defined in Section 2.13(a) below);

      (f) there has been no amendment to the Company's Certificate of Incorporation or bylaws, and the Company has not effected or been a party to any Company Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

      (g) none of the Acquired Companies has formed any subsidiary or acquired any equity interest or other interest in any other Entity;

      (h) none of the Acquired Companies has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Companies since December 31, 1998, exceeds the amounts set forth in the Company's capital expenditures budget set forth in Part 2.5(h) of the Company Disclosure Schedule other than expenditures in the ordinary course of business in accordance with the 1999 Operating Plan of NCA #1 set forth in part 2.5(h) of the Company Disclosure Schedule (the "Operating Plan").

      (i) none of the Acquired Companies has (i), except as set forth in the Operating Plan, entered into or permitted any of the properties or assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.8(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Material Contract;

      (j) none of the Acquired Companies has (i), except as set forth in the Operating Plan, acquired, leased or licensed any right, real or personal property or other asset from any other Person having a value in excess of $100,000, (ii) sold or otherwise disposed of, or leased or licensed, any right, real or personal property or other asset to any other Person having a value in excess of $100,000, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial properties or assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Acquired Companies' past practices, taken as a whole;

      (k) none of the Acquired Companies has written off as uncollectible, or established any extraordinary reserve with respect to, any material amount of account receivables or other indebtedness;

      (l) none of the Acquired Companies has made any pledge of any of its properties or assets, except for pledges of immaterial properties or assets made in the ordinary course of business and consistent with the Acquired Companies' past practices, taken as a whole;

      (m) none of the Acquired Companies has (i) lent money to any Person, other than pursuant to routine travel advances made to employees in the ordinary course of business and other than loans made in the ordinary course of business and consistent with past practice in an amount not in excess of $25,000 to any one Person (other than BFC or the Acquired Companies), or (ii) incurred or guaranteed any indebtedness for borrowed money (other than intercompany debt between or among the Acquired Companies);

      (n) none of the Acquired Companies has (i) established, adopted, amended or entered into, any employee benefit plan, program, agreement or arrangement,
(ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees other than in the ordinary course of business and consistent with past practice, (iii) hired any new employee having an annual salary in excess of $100,000 or (iv) adopted or amended any severance plan or arrangement or entered into any employment or severance agreement, or entered into or amended any other plan, arrangement or agreement providing for the payment of any benefit or acceleration of any options upon a change in control or a termination of employment, or (v) committed to do any of the foregoing.

     (o) the Company has not changed any of its methods of accounting or accounting practices in any material respect;

      (p)  the Company has not made any Tax election;

      (q) none of the Acquired Companies has commenced or settled any material Legal Proceeding;

      (r) none of the Acquired Companies has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

      (s) none of the Acquired Companies has agreed or committed to take any of the actions referred to in clauses "(c)" through "(r)" above.

      2.6    Property.

      (a) Property. Part 2.6(a) of the Company Disclosure Schedule contains a complete and accurate list of all real property owned, leased or occupied by each of the Acquired Companies (the "Land"). The Land, together with all fixtures and improvements located on, and/or below the surface of the Land, including without limitation the structures located thereon commonly known by the property addresses indicated in Part 2.6(a) of the Company Disclosure
Schedule (the "Improvements"), together with all rights, easements, rights-of-way and appurtenances to the Land, is referred to collectively herein as the "Real Property." Part 2.6(a) of the Company Disclosure Schedule also indicates which of the Real Property is leased or occupied by any of the Acquired Companies (individually, a "Leased Property" and collectively, the "Leased Properties"). All presently effective leases, lease amendments or modifications, work letter agreements, improvement agreements, subleases, assignments, licenses, concessions, guarantees and other agreements relating to the Acquired Companies' use or occupancy of the Leased Property are collectively referred to herein as the "Leases." True and complete copies of the Leases have been delivered or made available to Parent. All furnishings, fixtures, equipment, appliances, signs, personal property and other assets owned by the Acquired Companies and located in or about the Real Property or used in connection with the management and operation of the Real Properties are hereinafter referred to as the "Personal Property." All management agreements, maintenance contracts, service contracts and equipment leases pertaining to the Real Property or the Personal Property, and all other presently effective contracts, agreements, warranties and guaranties relating to the ownership, leasing, advertising, promotion, design, construction, management, operation, maintenance or repair of the Real Property are herein collectively referred to as the "Real Property Plans and Contracts." The Real Property, the Leased Properties, the Personal Property and the Real Property Plans and Contracts are referred to collectively as the "Property."

      (b) Title. The Acquired Companies own, or will at the Closing own, fee simple title to all Real Property other than the Leased Properties (the "Owned Properties"). The Acquired Companies have, or will at the Closing have, good title to the Owned Properties, free and clear from all Encumbrances other than
(i) liens for current real property taxes not yet due and payable and for which adequate reserves have been established in the NCA#1 Unaudited Interim Balance Sheet or the Unaudited Interim Balance Sheet in accordance with GAAP, (ii) municipal and zoning ordinances and easements for public utilities, (iii) those matters listed in Part 2.6(b) of the Company Disclosure Schedule, none of which materially interfere with the continued use of Owned Property as currently utilized and (iv) pledges to secure the Company's obligations under its credit facilities (the "Permitted Liens"). Except as listed on Part 2.6(b) of the Company Disclosure Schedule, none of the Acquired Companies has entered into any contracts for the sale of any of the Owned Property, nor do there exist any rights of first offer or first refusal or options to purchase all or any part of the Owned Property. The Acquired Companies have, or will at the Closing have, good leasehold title to the Leased Properties, free and clear from all Encumbrances, other than the Leases and Permitted Liens. Each of the Leases is in full force and effect. None of the Acquired Companies is in material breach or default under, nor has any event occurred that, with the giving of notice or the passage of time or both, would constitute a material breach or event of default by any of the Acquired Companies, under any of the Leases and, to the Knowledge of the Company, no other party to any of the Leases is in breach or default under, nor, to the Knowledge of the Company, has any event occurred that, with the giving of notice or the passage of time or both, would constitute a breach or event of default by such other party under any of the Leases.

      (c) Personal Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, the Acquired Companies have good title to the Personal Property, free and clear of all Encumbrances (except for Leases and Permitted Liens). The Personal Property is in good operating condition and repair, ordinary wear and tear excepted.

      2.7 Receivables. Part 2.7 of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Acquired Companies, as of June 30, 1999. Except as set forth in Part 2.7 of the Company Disclosure Schedule, all existing accounts receivable of the Acquired Companies (including those accounts receivable reflected on the Unaudited Interim Balance Sheet or the NCA#1 Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since June 30, 1999 and have not yet been collected) represent valid obligations of customers arising from bona fide transactions.

      2.8   Contracts.

      (a) Part 2.8(a) of the Company Disclosure Schedule identifies:

            (i) each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor that is not terminable on 60 days or less notice or involves payments or other liabilities in excess of $150,000 per year;

            (ii) each Company Contract imposing any restriction on any Acquired Company's right or ability (A) to compete with any other Person or (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person;

            (iii) each Company Contract involving the acquisition, issuance or transfer of any equity securities (other than those that have been fully performed);

            (iv) each Company Contract involving the creation of any Encumbrance (other than Permitted Liens) with respect to any material property or asset of any Acquired Company;

            (v) each Company Contract involving or incorporating any material guaranty, any material pledge, any material performance or completion bond, any material indemnity or any material surety arrangement;

            (vi) each Company Contract creating any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

            (vii) each Company Contract involving the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.16);

            (viii) each Company Contract involving the purchase or sale of any real or personal property having a value in excess of $250,000;

            (ix) any other Company Contract of any Acquired Company that was entered into outside the ordinary course of business or was inconsistent with such Acquired Company's past practices, that has a term of greater than one year and that may not be terminated without penalty, within 90 days;

            (x) any other Company Contract of any Acquired Company that (A) has a term of more than 90 days and that may not be terminated by such Acquired Company (without penalty) within 90 days after the delivery of a termination notice by such Acquired Company; and (B) involves the payment or delivery of cash or other consideration in an amount or having a value, or the performance of services having a value, in excess of $250,000 in any one year; and

            (xi) any other Company Contract of any Acquired Company which is material to the business of the Company or any other Acquired Company requiring expenditures by the Company in excess of $250,000 in any one year.

      (Contracts in the respective categories described in clauses "(i)" through "(xi)" above are referred to in this Agreement as "Company Material Contracts.")

      (b) The Company has delivered or made available to Parent accurate and complete copies of all written Company Material Contracts identified in Part 2.8(b) of the Company Disclosure Schedule, including all amendments thereto.
Part 2.8(b) of the Company Disclosure Schedule provides an accurate description of the terms of each Company Material Contract that is not in written form. Except as set forth in Part 2.8(b) of the Company Disclosure Schedule, each Company Material Contract identified in Part 2.8(b) of the Company Disclosure
Schedule is valid and in full force and effect, and is enforceable by the applicable Acquired Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

      (c) Except as set forth in Part 2.8(c) of the Company Disclosure Schedule:

            (i) none of the Acquired Companies has violated or breached, or committed any default under, any Company Material Contract, and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Material Contract;

            (ii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach by any Acquired Company (or, to the Knowledge of the Company, any other Person) of any of the provisions of any Company Material Contract, (B) give any Acquired Company (or, to the Knowledge of the Company, any other Person) the right to declare a default or exercise any remedy under any Company Material Contract, (C) give any Acquired Company (or, to the Knowledge of the Company, any other Person) the right to accelerate the maturity or performance of any Company Material Contract, or (D) give any Person the right to cancel, terminate or modify any Company Material Contract;

            (iii) since November 2, 1998, none of the Acquired Companies has received any notice or other communication regarding any actual or alleged violation or breach of, or default under, any Company Material Contract that has not been cured or is of a continuing or repetitive nature; and

            (iv) none of the Acquired Companies has waived any of its material rights under any Company Material Contract.

      (d) Part 2.8(d) of the Company Disclosure Schedule identifies and provides a brief description of each proposed Company Material Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by any of the Acquired Companies since the date of the Unaudited Interim Balance Sheet.

      2.9 Liabilities. None of the Acquired Companies has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet or the NCA#1 Unaudited Interim Balance Sheet; (b) accounts payable or accrued salaries that have been incurred by any Acquired Company since June 30, 1999 in the ordinary course of business and consistent with such Acquired Company's past practices; (c) liabilities under the Company Material Contracts identified in Part 2.8(a) of the Company Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Material Contracts; and (d) the liabilities identified in Part 2.9 of the Disclosure Schedule.

      2.10 Compliance With Legal Requirements to the Knowledge of the Company. Except as set forth in Part 2.10 of the Company Disclosure Schedule, each of the Acquired Companies is, and has at all times since November 2, 1998 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had, and is not reasonably likely to have, a Material Adverse Effect on the Company. Except as set forth in Part 2.10 of the Company Disclosure Schedule, since November 2, 1998, none of the Acquired Companies has received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement that could have, or be reasonably likely to have, a Material Adverse Effect on the Company; provided, however, that with respect to any Acquired Company that was acquired by the Company since November 2, 1998, with respect to the operations of such company prior to such acquisition, such representation shall be made only to the Knowledge of the Company.

      2.11  Governmental  Authorizations.  Part 2.11 of the  Company  Disclosure
Schedule  identifies  each  Governmental  Authorization  held  by  any  Acquired
Company, the absence of which would have, or be reasonably likely to have, a Material Adverse Effect on the Company, and the Company has delivered or made available to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.11 of the Company Disclosure Schedule. To the Knowledge of the Company, the Governmental Authorizations identified in Part
2.11 of the Company Disclosure Schedule are valid and in full force and effect. The Governmental Authorizations identified in Part 2.11 of the Company
Disclosure Schedule collectively constitute all Governmental Authorizations necessary to enable each Acquired Company to conduct its business in the manner in which its business is currently being conducted, except as would not have, or be reasonably likely to have, a Material Adverse Effect on the Company. To the Knowledge of
the Company, each of the Acquired Companies is, and at all times since November 2, 1998 has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.11 of the
Company Disclosure Schedule except for any failure to comply that would not have, or be reasonably likely to have, a Material Adverse Effect on the Company. Since November 2, 1998, none of the Acquired Companies has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization, except for any of the foregoing that would not have, or be reasonably likely to have, a Material Adverse Effect on the Company.

      2.12   Tax Matters.

      (a) Except as set forth in Part 2.12(a) of the Company Disclosure Schedule, all Tax Returns required to be filed by or on behalf of any Acquired Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered or made available to Parent accurate and complete copies of all Company Returns that have been requested by Parent. The Company shall give Parent an opportunity to review and comment upon any Company Returns to be filed after the date of this Agreement, and the Company shall not file any such Company Returns until they have been approved in writing by Parent (such approval not to be unreasonably withheld).

      (b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

      (c) Except as set forth in Part 2.12(c) of the Company Disclosure Schedule, there have been no examinations or audits of any Company Return by any Governmental Body. The Company has delivered or made available to Parent accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. Except as set forth in Part 2.12(c) of the Company Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by any Acquired Company or any other Person), and no such extension or waiver has been requested from any Acquired Company.

      (d) Except as set forth in Part 2.12(d) of the Company Disclosure Schedule, no claim or proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to any Acquired Company in respect of any Tax. There are no liens for Taxes upon any of the assets of any Acquired Company except liens for current Taxes not yet due and payable. None of the Acquired Companies has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code.

      (e) Except as listed in Part 2.12(e), none of the Acquired Companies is, or has been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

      (f)  Except  as set  forth  in  Part  2.12(f)  of the  Company  Disclosure
Schedule, the Company has received no written notice of any claim by any authority in a jurisdiction where any of the Acquired Companies does not file Tax Returns that any of the Acquired Companies is or may be subject to taxation in that jurisdiction.

      (g) As of the Effective Time, the net operating losses of the Acquired Companies for federal income tax purposes will be not less than $30,000,000.

      (h) The alternative minimum tax credit of the Acquired Companies for federal income tax purposes as of the Effective Time will be not less than $2,000,000.

      2.13   Employee And Labor Matters; Benefit Plans.

      (a) Part 2.8(a)(i) and 2.13(a) of the Company Disclosure Schedule identify each written or unwritten salary, employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, arrangement or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by any Acquired Company for the benefit of any current or former employee or director (or any beneficiary of the foregoing) of any Acquired Company (each, an "Employee"), or pursuant to which any Acquired Company may have liability (contingent or otherwise).

      (b) Except as set forth in Part 2.13(b) of the Company Disclosure Schedule, none of the Acquired Companies maintains, sponsors or contributes to, or has at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA).

      (c) Each of the Acquired Companies maintains, sponsors or contributes to (or has liability (contingent or otherwise) with respect to) only those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) which are set forth in Part 2.13(c) of the Company Disclosure Schedule (the "Welfare Plans").

      (d) With respect to each Plan, the Company has delivered to Parent:

            (i) an accurate and complete copy of such Plan (including all amendments thereto);

            (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last five years;

            (iii) an accurate and complete copy of the most recent prospectus and summary plan description, together with each subsequent Summary of Material Modifications, if required under ERISA, with respect to such Plan, and all material employee communications relating to such Plan;

            (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof;

            (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, trust agreements, subscription and participation agreements and record keeping agreements; and

            (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

      (e) None of the Acquired Companies is required to be, and, to the Knowledge of the Company, has ever been required to be treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. None of the Acquired Companies has ever been a member of an "affiliated service group" within the meaning of Section
414(m) of the Code. None of the Acquired Companies has ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in
Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

      (f) Except as listed in Part 2.13(f) of the Company Disclosure Schedule, none of the Acquired Companies has any plan or commitment to create any additional employee benefit plan or program, or to modify or change any existing Welfare Plan or other Plan (other than to comply with applicable law) in a manner that would affect the rights or obligations of any current or former Employee or any Acquired Company thereunder.

      (g) Except as set forth in Part 2.13(g) of the Company Disclosure Schedule, no Plan provides death, medical or health benefits (whether or not insured) with respect to any Employee (or his or her dependents) after any such Employee's termination of service (other than (i) benefit coverage mandated by statute, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet or the NCA#1 Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which is borne by such Employee (or his or her dependents)).

      (h) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of
Section 4980B of the Code ("COBRA") have been complied with in all material respects.

      (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including, but not limited to, ERISA and the Code. There are no actions, proceedings, arbitrations, suits, claims, audits or investigations pending, or to the knowledge of any Acquired Company threatened or anticipated (other than routine claims for benefits) in connection with a Plan and pursuant to which any Plan or any Acquired Company could incur a material liability.

      (j) Each of the Plans intended to be qualified under Section 401(a) of the Code is so qualified and the Company is not aware of any reason why such qualified status should be revoked.

      (k) Except as set forth in Part 2.13(k) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement (whether alone or upon the occurrence of any other event), will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of any Acquired Company (whether or not under any Plan), materially increase the benefits payable under any Plan, result in any acceleration of the time of payment or vesting of any such benefits, or result in the material loss of deduction by reason of Section 280G of the Internal Revenue Code.

      (l) None of the Acquired Companies is a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. Except as listed in Part 2.13(l) of the Company Disclosure Schedule, all of the Acquired Companies' employees are "at will" employees. No Acquired Company contributes to or is required to contribute to, or has ever contributed to or been required to contribute to, any "multi-employer plan" (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA).

      (m) Except where the failure to comply has not had and will not have a Material Adverse Effect on the Company, to the Knowledge of the Company, each of the Acquired Companies is, and has at all times since November 2, 1998 been, in compliance with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters; provided, however, that with respect to any Acquired Company that was acquired by the Company since November 2, 1998, with respect to the operations of such company prior to such acquisition, such representation shall be made only to the Knowledge of the Company.

      2.14   Environmental Matters.

      (a) Except as disclosed in Part 2.14(a) of the Company Disclosure Schedule and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company taken as a whole:

      (i) Each of the Acquired Companies is, and to the Knowledge of the Company has at all times been, in compliance with all applicable Environmental Laws (as hereinafter defined);

      (ii) None of the Acquired Companies has received any written communication from any person or Governmental or Regulatory Authority that alleges that such Acquired Company or any predecessor is not in such compliance with applicable Environmental Laws.

      (iii) Each of the Acquired Companies has obtained all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for the construction of its existing facilities and the conduct of its operations, as applicable, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Acquired Companies are in compliance with all terms and conditions of the Environmental Permits.

      (iv) There is no Environmental Claim (as hereinafter defined) pending or, to the Knowledge of the Company, threatened

            (A) against the Acquired Companies;

            (B) against any person or entity whose liability for any such Environmental Claim the Acquired Companies has or may have retained or assumed either contractually or by operation of law; or

            (C) against any real or personal property or operations which any of the Acquired Companies owns, leases or manages, in whole or in part.

      (v) To the Knowledge of the Company, there have not been any Releases (as hereinafter defined) of any Hazardous Material (as hereinafter defined) and there are no other circumstances that would be reasonably likely to form the basis of any material Environmental Claim against any of the Acquired Companies, or against any person or entity whose liability for any Environmental Claim any of the Acquired Companies have or may have been retained or assumed either contractually or by operation of law.

      (vi) To the Knowledge of the Company, with respect to any predecessor of the Company or any of the Acquired Companies, there is no Environmental Claim pending or threatened in writing, and there has been no Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim.

      (vii) None of the properties presently or formerly owned, leased or operated by any of the Acquired Companies are now, or were in the past, listed or proposed for listing, on the National Priorities List of Superfund Sites ("NPL"), the Comprehensive Environmental Response, Compensation, and Liability Information System ("CERCLIS") or any analogous state list.

      (viii) As used in this Section 2.14:

            (A) "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or written notices of noncompliance, liability or violation by any person or entity (including any Governmental or Regulatory Authority) alleging potential liability (including, without limitation, potential responsibility or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from

            (1) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by any of the Acquired Companies; or

            (2) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or

            (3) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials;

            (B) "Environmental Laws" means all federal, state and local laws, statutes, ordinances and regulations, now or at the Effective Time in effect, and in each case as amended or supplemented from time to time, any judicial or administrative interpretation thereof, and any judicial or administrative decision order, consent decree or judgment relating to the regulation and protection of human health, safety, the environment or natural resources (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. Environmental Laws include but are not limited to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. ss. 9601 et seq.) ("CERCLA"); the Hazardous Materials Transportation Act, as amended (49 U.S.C. ss. 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. ss. 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. ss. 6901 et seq.) ("RCRA"); the Toxic Substances Control Act, as amended (15 U.S.C. ss. 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. ss. 7401 et seq.); the Federal Water Pollution Control Act,
as amended (33 U.S.C. ss. 1251 et seq.); the Occupational Safety and Health
Act, as amended (29 U.S.C. ss. 651 et seq.); and the Safe Drinking Water Act, as amended (42 U.S.C. ss. 300f et seq.), and their state and local counterparts or equivalents and any transfer of ownership notification or approval statute, including, without limitation, the New Jersey Environmental Cleanup Responsibility Act (N.J. Stat. Ann. ss. 13:1K-6 et seq.) ("ECRA");

            (C) "Hazardous Materials" means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls; and (ii) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", or words of similar import, under any Environmental Law; and
(iii) any other chemical, material, substance or waste, exposure to which or the transport, storage, disposal or Release of which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which any of the Acquired Companies operates or any jurisdiction which has received such chemical, material, substance or waste from any of the Acquired Companies; and

            (D)  "Release"  means  any  release,   spill,   emission,   leaking,
injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

      (b) All costs (including capital costs), expenses, damages or liabilities relating to the matter entitled U.S.A. v. Texaco Clark County Cogeneration Company, Et al. and any of the facts or allegations on which that matter is based have previously been paid, or have been accrued as of June 30, 1999; provided, however, certain costs and expenses for attorneys fees associated with such matter, in an amount not to exceed $10,000, are still accruing and have not been paid.

      2.15 Insurance. Part 2.15 of the Company Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Acquired Companies and identifies any material claims currently outstanding thereunder, and the Company has delivered or made available to Parent accurate and complete copies of the insurance policies identified in Part 2.15 of the Company Disclosure Schedule. Each of the insurance policies identified in Part
2.15 of the Company Disclosure Schedule is in full force and effect. Since November 2, 1998, none of the Acquired Companies has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any covered claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

      2.16 Related Party Transactions. Except as set forth in Part 2.16 of the Company Disclosure Schedule and except pursuant to ownership of the Company's outstanding securities: (a) no Related Party has, and no Related Party has at any time since November 2, 1998 had, any direct or indirect interest in any material asset used in or otherwise relating to the business of any Acquired Company;

(b) no Related Party is, or has at any time since November 2, 1998 been, indebted to any Acquired Company; (c) since November 2, 1998, no Related Party has entered into, or has had any direct or indirect financial interest in, any Company Material Contract, transaction or business dealing involving any Acquired Company; (d) no Related Party is competing, or has at any time since November 2, 1998 competed, directly or indirectly, with any Acquired Company; and (e) to the Knowledge of the Company, no Related Party has any claim or right against any Acquired Company (other than rights under Company Options and rights to receive compensation for services performed as an employee of any such Acquired Company). (For purposes of the Section 2.16 each of the following shall be deemed to be a "Related Party": (i) each of the Principal Stockholders; (ii) each individual who is an executive officer or director of any Acquired Company;
(iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Acquired Companies) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

      2.17   Legal Proceedings; Orders.

      (a) Except as set forth in Part 2.17(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (i) that involves any Acquired Company or any of the properties or assets owned or used by any Acquired Company; or (ii) that challenges, or that could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger. To the Knowledge of the Company, except as set forth in Part 2.17(a) of the Company Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

      (b) Except as set forth in Part 2.17(b) of the Company Disclosure Schedule, there is no order, writ, injunction, judgment or decree to which any Acquired Company, or any of the properties or assets owned or used by any Acquired Company, is subject, that will have, or reasonably likely to have, a Material Adverse Effect on the Company. To the Knowledge of the Company, no officer or other employee of any Acquired Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any Acquired Company that will have, or be reasonably likely to have, a Material Adverse Effect on the Company.

      2.18 Authority; Binding Nature of Agreement. The Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that the Company cannot consummate the Merger unless and until it receives the Requisite Company Stockholder Approval. The execution and delivery of this Agreement by the Company and the performance by it of its obligations hereunder have been approved by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the approval of the Company's stockholders with respect solely to the Merger, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and this Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

      2.19 Non-contravention; Consents. Except as set forth in Part 2.19 of the Company Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

      (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's Certificate of Incorporation or bylaws, or (ii) any resolution adopted by the Company's stockholders, the Company's board of directors or any committee of the Company's board of directors;

      (b) contravene, conflict with or result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the properties or assets owned or used by any of the Acquired Companies, is subject;

      (c) contravene, conflict with or result in a violation of any of the terms or requirements of any Governmental Authorization that is held by any of the Acquired Companies or that otherwise relates to the business or to any of the properties or assets owned or used by any of the Acquired Companies which, in any event, would have a Material Adverse Effect on the Company or the ability to consummate the Merger or the other transactions contemplated hereby;

      (d) except as would not have, or be reasonably likely to have, a Material Adverse Effect on the Company, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Material Contract, (ii) accelerate the maturity or performance of any such Company Material Contract, or (iii) cancel, terminate or modify any such Company Material Contract; or

      (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any property or asset owned or used by any Acquired Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the properties or assets subject thereto or materially impair the operations of any such Acquired Company).

      Except as set forth in Part 2.19 of the Company Disclosure Schedule, none of the Acquired Companies is or will be required to make any filing with or give any notice to, or to obtain any

Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

      2.20 SEC Report. Except as set forth in Part 2.20 of the Company Disclosure Schedule the Company has made all filings with the SEC that it has been required to make within the past two years under the Securities Act and the Securities Exchange Act (collectively the "Public Reports"). Each of the Public Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company has delivered to Parent a correct and complete copy of each Public Report (together with all exhibits and schedules thereto and as amended to date).

      2.21 Advisors' and Brokers' Fees. The Company has engaged CIBC World Markets Corp. as its financial advisor in connection with the transactions contemplated by this Agreement. An accurate copy of any fee agreement with CIBC World Markets Corp. has been provided to Parent. The Company has not retained any other advisor or broker in respect to the transactions contemplated by this Agreement for which the Company or Parent are liable or shall incur any liability.

      2.22   Board Action;  Vote Required.

            (a) The Company's Board of Directors has unanimously approved this Agreement and the transactions contemplated hereby, has determined that the transactions contemplated hereby are fair to and in the best interests of Company and its stockholders and has resolved to recommend to stockholders that they vote in favor of approving and adopting this Agreement and the Merger.

            (b) Requisite Company Stockholder Approval is necessary to approve and adopt this Agreement and the Merger. Such vote is the only vote or approval of holders of shares of any class or series of the Company's capital stock required in connection with this Agreement and the transactions contemplated hereby.

      2.23. Year 2000. The Company's Year 2000 (Y2K) compliance efforts (which efforts will include implementation of the recommendations of Parent attached hereto in Part 2.23 of the Company Disclosure Schedule) with regard to the NCA #1 project (the "Y2K Compliance Program") are ongoing. Furthermore, the Company has dedicated, or has caused the Acquired Companies to dedicate, resources (including computer and engineering facilities, laboratories, personnel and money) necessary to complete the Y2K Compliance Program by November 5, 1999, or they have made a diligent investigation to determine, that failure of any item of Software will not effect any material aspect of any NCA #1 project output, safety or environmental components, or the ability to account for revenues from or costs incurred by the Company. As such, the Company has communicated with certain key vendors and has determined that all are making progress toward their respective Y2K compliance. The financial institutions with whom the Company has its material relationships have each asserted to the Company that their respective Y2K compliance programs are on schedule, and the Company is unaware of any facts that contradict such assertions.

      2.24 Proxy Statement. The Company's Proxy Statement with respect to seeking the Requisite Company Stockholder Approval will not, in the case of any document, any amendments thereof or supplements thereto, at the time of the mailing thereof and any amendments or supplements thereto, and at the time of the meeting of stockholders of the Company to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply, as of its mailing date, as to form in all material respects with all applicable laws, including the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to information, if any, supplied by Parent, Merger Sub or any stockholder of Parent for inclusion therein.

      2.25 Opinion of Company's Advisor. The board of directors of the Company has received the opinion of CIBC World Markets Corp. to the effect that, subject to the qualifications and limitations contained therein, as of the date of this Agreement, the Initial Merger Consideration is fair to the holders of Converted Shares from a financial point of view.

      2.26 Bankruptcy Documentation. The Company has delivered to Parent true and complete copies of the Bankruptcy Plan, the Disclosure Statement (as amended) for the Plan dated April 22, 1998 (the "Disclosure Statement"), the Order Confirming the Trustee's Amended Chapter 11 Plan for the Estate of Bonneville Pacific Corporation dated August 26, 1998 (the "Confirmation Order") and the Final Decree dated March 22, 1999 (the "Final Decree," and, together with the Bankruptcy Plan, the Disclosure Statement and the Confirmation Order, the "Bankruptcy Documents"). The Confirmation Order is final and non-appealable and no Person has sought to revoke such order. The Bankruptcy Plan has been substantially consummated and (except as set forth in Part 2.26 of the Company Disclosure Schedule) any required distributions thereunder have been made.

      2.27 Public Utility Holding Company Act. The Company is not a "holding company" or a "subsidiary company" of a "holding company" in each case within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      2.28 Investment Company Act. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, and is not required to register under the Investment Company Act of 1940, as amended.


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                   SECTION 3. REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

      Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

      3.1    Due Organization, Etc.

            (a) The Parent and Merger Sub, are corporations, duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. Each of the Parent and the Merger Sub has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used.

            (b) Each of the Parent and Merger Sub is qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect on the Parent.

      3.2 Authority; Binding Nature of Agreement. Each of the Parent and the Merger Sub has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Parent and Merger Sub and the performance by each of its obligations hereunder have been duly authorized by all necessary corporate action on the part of the Parent and Merger Sub. This Agreement has been duly executed and delivered by the Company and Merger Sub and this Agreement constitutes the valid and legally binding obligation of the Parent and Merger Sub, enforceable in accordance with its terms and conditions subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

      3.3 Non-contravention; Consents. Except as set forth in Part 3.3 of the Parent Disclosure Schedule and except as contemplated by Section 4.4, neither
(1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

            (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Parent's or Merger Sub's Certificate of Incorporation or bylaws, or (ii) any resolution adopted by the Parent's or Merger Sub's stockholders, the Parent's or Merger Sub's board of directors or any committee of the Parent's or Merger Sub's board of directors;

            (b) contravene, conflict with or result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which the Parent or Merger Sub is subject;

            (c) contravene, conflict with or result in a violation of any of the terms or requirements of any Governmental Authorization that is held by the Parent or Merger Sub or that otherwise relates to the business or to any of the properties or assets owned or used by the Parent or Merger Sub which, in any event, would have an effect on the ability of the Parent or Merger Sub to consummate the Merger or the other transactions contemplated hereby;

            (d) except as would not have a Material Adverse Effect on the Parent, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent material contract.

            Except as set forth in Part 3.3 of the Parent Disclosure Schedule, neither of the Parent or Merger Sub is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance by Parent or Merger Sub of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation by Parent or Merger Sub of the Merger or any of the other transactions contemplated by this Agreement.

      3.4 Adequate Financing. Parent has obtained, and is able to satisfy all conditions to disbursement of, all financing necessary to enable Parent to pay, at the Effective Time, the total Merger Consideration.

                      SECTION 4. COVENANTS OF THE PARTIES

            4.1 Access And Investigation. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (i) provide the Parent and its Representatives with reasonable access to the Company's personnel, properties and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Parties (including all reports, studies, analyses, tests or monitoring data related to Hazardous Materials); and (ii) provide Parent and its Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information, and with such additional financial, operating and other data and information may be reasonably requested.
            4.2 Operation of Business By Company. During the Pre-Closing Period, except pursuant to prior written consent of Parent, the Company shall, and shall cause each of the other Acquired Companies to:

            (a) conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement, except that the Company shall not, without the consent of Parent (which consent shall

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





not be unreasonably withheld), support the entry into any additional excess sale agreement by NCA #1;

            (b) use reasonable efforts (which shall not include or require the expenditure of any funds, except consistent with the ordinary course of business) to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with it;

            (c) pay the premiums required by, and use its best efforts to keep in full force, all insurance policies identified in Part 2.15 of the Company Disclosure Schedule, including the premium associated with director and officer liability insurance to cover the six year period following the Effective Date, in a form reasonably acceptable to Parent;

            (d) not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities or other equity;

            (e) not sell, issue or authorize the sale or issuance of (1) any capital stock or other security, (2) any option or right to acquire any capital stock or other security, or (3) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted to issue Company Common Stock upon the exercise of outstanding stock options (all options shall vest and become immediately exercisable at the Effective Time pursuant to Section 1.6 above);

            (f) not amend or waive any of its rights under (1) any provision of the Company's stock option plans, (2) any provision of any agreement evidencing any outstanding stock option or warrant, or (3) any provision of any restricted stock purchase agreement;

            (g) not amend or permit the adoption of any amendment to the Company's Certificate of Incorporation or bylaws, or, except as set forth in
Part 4.2(g) of the Company Disclosure Schedule, not effect or permit Company to become a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

            (h) except for the contemplated sale of Bonneville Fuels Corporation referred to in Section 1.5 above, not (1) enter into, or permit any of the properties or assets owned or used by it to become bound by, any Company Material Contract, or (2) amend or prematurely terminate, or waive any material right or remedy under, any such Company Material Contract (other than the contemplated amendments to the NCA#1 and NCA#2 Operation and Maintenance Agreements to clarify the incentive payment calculations, which amendments shall be satisfactory to Parent);

            (i) not, except in the ordinary course of business, (1) acquire, lease or license any right, personal or real property or other asset from any other Person or, (2) sell or otherwise dispose of, or lease or license, or waive or relinquish any right with respect to, any right, personal or real property or other asset to any other Person (other than the contemplated sale of Bonneville Fuels Corporation referred to in Section 1.5 above);

            (j) not lend money to any Person except in the ordinary course of business consistent with past practice and not to exceed $25,000;

            (k) not incur, become contingently liable for or guarantee any indebtedness for borrowed money in excess of $100,000 (except that the Acquired Companies may (1) make routine borrowings in the ordinary course of business under their existing lines of credit and (2) incur intercompany indebtedness in the ordinary course of business consistent with past practice, not to exceed $50,000;

            (l) except as set forth in Part 4.2(l) of the Company Disclosure Schedule, not: (i) establish, adopt, or enter into any employee benefit plan, program, agreement, or arrangement, or to amend any Plan; (ii) except in the ordinary course of business consistent with past practice, pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees (but excluding employees who are officers of the Company); (iii) hire any new employee other than to replace an existing employee at a salary not to exceed 120% of the salary of the employee being replaced; or (iv) adopt any severance plan or arrangement or enter into any severance agreement, or enter into any other plan, arrangement or agreement providing for the payment of any benefit or acceleration of any options upon a change in control or a termination of employment;

            (m) not change any of its methods of accounting or accounting practices in any material respect;

            (n) not commence or settle any material Legal Proceeding (other than settlement of the EPA action entitled U.S.A. v. Texaco Clark County Cogeneration Company, Et al., in accordance with the Consent Decree dated March 22, 1999) provided, however, that consent by Parent with respect to the commencement of any Legal Proceeding shall not be unreasonably withheld or delayed;

            (o) not make capital  expenditures in excess of amounts specified in
Part 4.2(o) of the Company Disclosure Schedule;

            (p) not make, change or revoke any election relating to taxes unless required by law (and excluding the election described in Section 5.10) or make any material agreement or settlement regarding Taxes with any taxing authority;

            (q) not amend or waive any of the provisions of any "standstill" or similar agreement that any third party has entered into with respect to any Acquired Company; and

            (r) not agree or commit to take any of the actions described in clauses "(d)" through "(q)" above.

            4.3  Notification; Updates to Company Disclosure Schedule.

            (a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

                  (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or material breach of any representation or warranty made by the Company in this Agreement;

                  (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in or material breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; and

                  (iii) any breach of any covenant or obligation of the Company.

            (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Company Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Company Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Company Disclosure Schedule for any purpose.

            (c) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of:

                  (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or material breach of any representation or warranty made by Parent in this Agreement;

                  (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in or material breach of any representation or warranty made by Parent in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; and

                  (iii) any breach of any covenant or obligation of Parent.

            (d) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(c) requires any change in the Parent Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Parent Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Parent shall promptly deliver to the Company an update to the Parent Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Parent Disclosure Schedule for any purpose.

            4.4 Filings And Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, including any filings required under the Securities Act and the HSR Act and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained during the Pre-Closing Period. Subject to confidentiality provisions reasonably satisfactory to Parent, Parent shall promptly deliver to the Company a copy of each such filing made, each such notice given and each such Consent obtained during the Pre-Closing Period.

            4.5    Proxy Statement; Company Stockholders' Meeting.

            (a) The Company shall promptly prepare and file with the SEC a preliminary proxy statement relating to the Merger and this Agreement and use its best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with the Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement (the "Proxy Statement") and cause a definitive proxy statement to be mailed to its stockholders, (y) to obtain the necessary approvals of the Merger and this Agreement by its stockholders and (z) to obtain an accountant's comfort letter from the Company's independent outside accountants (in form and substance standard for accountant's comfort letters delivered in connection with proxy statements).

            (b) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of, convene and duly hold a meeting of the holders of Company Common Stock (the "Company Stockholders' Meeting") to consider and vote upon this Agreement and the Merger. The Company Stockholders' Meeting will be held as promptly as practicable and in any event within sixty
(60) days after the Proxy Statement is approved by the SEC.

            (c) The board of directors of the Company shall unanimously recommend that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; the Proxy Statement shall include a statement to the effect that the board of directors of the Company has unanimously recommended that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; provided, however, that nothing contained in Section 4.6(b) or this Section 4.5 shall require the Board of Directors of the Company to make any recommendation or refrain from making any recommendation with respect to a Superior Proposal, which such Board of Directors, after considering such matters as such Board of Directors deems relevant (including the written advice of outside counsel), determines in good faith would result in a breach of its fiduciary duty under applicable law.

            4.6 No Solicitation. (a) From the date hereof and through the Closing, the Company shall not, nor shall it permit its Subsidiaries to, or authorize any of its officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives ("Representatives") to, (i) directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of any Takeover Proposal (defined below), or (ii) directly or indirectly engage in negotiations or provide any confidential information or data to any person relating to any Takeover Proposal; provided, however, that at any time prior to the date of the Company Stockholders Meeting contemplated by Section 4.5 (the "Applicable Period"), the Company may, in response to a Superior Proposal (as defined below) which was not solicited by it and which did not otherwise result from a breach of this Section 4.6(a), and subject to providing prior written notice of its decision to take such action to Parent (the "Notice") and compliance with
Section 4.6(c) following delivery of the Notice (x) furnish information with respect to the Company and/or its Subsidiaries to any person making a Superior Proposal pursuant to a customary confidentiality agreement (as determined by such party after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such Superior Proposal.

            (b) Neither the Board of Directors of the Company nor any committee thereof shall (x) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Board of Directors of the Company or any such committee of the Merger or this Agreement,
(y) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement (other than a confidentiality agreement in connection with a Superior Proposal which is entered into by such party in accordance with
Section 4.6(a)) relating to any Takeover Proposal (each, an "Acquisition Agreement"), or (z) approve or recommend, or propose to approve or recommend, any Takeover Proposal. Notwithstanding the foregoing, in response to a Superior Proposal which was not solicited by the Company and which did not otherwise result from a breach of Section 4.6(a), the Board of Directors for the Company may (subject to this sentence) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Acquisition Agreement with respect to any Superior Proposal), but only at a time that is during the Applicable Period and is after the fifth business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company has resolved to accept a Superior Proposal (subject to such termination), specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal.

            (c) The Company promptly shall advise the Parent orally and in writing of any Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Takeover Proposal, the identity of the person making any such Takeover Proposal or inquiry and the material terms of any such Takeover Proposal or inquiry. The Company shall keep the Parent fully informed of the status and material terms of any such Takeover Proposal or inquiry.

            (d) The Company and the Acquired Companies shall each immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any other persons conducted heretofore with respect to any Takeover Proposal.

            For purposes of this Agreement, a "Takeover Proposal" with respect to the Company means any inquiry, proposal or offer from any person relating to
(i) any direct or indirect  acquisition  or  purchase of a business  (other than
BFC) that constitutes 25% or more of the net revenues, net income or the assets of the Company and its Subsidiaries (other than BFC), taken as a whole, or 25% or more of any class of equity securities of the Company or any of its Subsidiaries (other than BFC), (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of the Company or any of its Subsidiaries (other than
BFC), or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries (other than BFC) that constitutes 25% or more of the net revenues, net income or the assets of the Company and its Subsidiaries (other than BFC) taken as a whole, in each case other than the transactions contemplated by this Agreement. Each of the transactions referred to in clauses (i) - (iii) of the foregoing definition of Takeover Proposal, other than the transactions contemplated by this Agreement, is referred to herein as an "Acquisition Transaction."

            For purposes of this Agreement, a "Superior Proposal" with respect to the Company means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or at least 50% of the assets of the Company and its Subsidiaries, taken together, and if (x) the proposal is otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (after consultation with the Company's independent financial advisor and consideration of such other matters as the Board of Directors of the Company deems relevant) to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company is reasonably capable of being obtained by such third party and (y) such Board of Directors, after considering such matters as such Board of Directors deems relevant (including the written opinion of outside counsel), determines in good faith that, in the case of the Company, furnishing information to the third party, participating in discussions or negotiations with respect to the Superior Proposal or withdrawing or modifying its recommendation or recommending a Takeover Proposal, as applicable, or terminating this Agreement, is required for the Board of Directors of the Company to comply with its fiduciary duties to the Company and its stockholders under applicable law.

            (e) Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act.

            4.7 Public Announcements. The parties agree that the initial press release with respect to this Agreement and the transactions contemplated hereby shall be a joint press release (to include such text as the parties may mutually agree). Thereafter, subject to their respective legal obligations (including requirements of securities exchanges and other similar regulatory bodies), Parent and the Company shall consult with each other and use their reasonable best efforts to agree upon the text of any press release before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any public statement or disclosure required by any Governmental Entity, securities exchange or other similar regulatory body with respect thereto.

            4.8  Regulatory  Approvals.  The Company and Parent shall,  promptly after the date of this Agreement, prepare and file the notifications, if any, required under the HSR Act or other applicable statutes or regulations in connection with the Merger. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any Legal Proceeding, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent agrees to permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

            4.9 Employee Matters. As of the Effective Time, the Employees of the Acquired Companies shall continue employment in the same positions and at the same level of base wages and/or base salary and without having incurred a termination of employment or separation from service; provided, however, except as may be specifically required by applicable law or any contract, neither the Parent and its Affiliates, on the one hand, nor any Employee, on the other hand, shall be obligated to continue any employment relationship or any specific terms of employment for any specific period of time. For at least two years following the Effective Time, each Employee covered by the severance policy set forth in
Part 4.9 of the Company Disclosure Schedule shall, upon termination of his or her employment by Parent, one of its Affiliates or one of the Acquired Companies (whichever may apply) other than for cause (a "Qualifying Termination"), receive the severance payment set forth in such Schedule. For purposes of this paragraph, cause means termination for reason of: (i) willful misconduct or illegal acts by the Employee, or (ii) violation of Parent and its Affiliates' Code of Conduct and applicable policies relating to work rules and personal conduct. For purposes of this Section 4.9, an Employee will be deemed to have incurred a Qualifying Termination if Parent, the Surviving Corporation or any Acquired Company (whichever may apply) requires that such Employee, as a condition to continued employment, change the principal location of his or her employment to a location outside a 50-mile radius from the principal location of his or her employment at the Effective Time and such employee is not willing to relocate. To the extent any employee benefit plan, program or policy of Parent and its Affiliates (other than the Acquired Companies) is made available following the Effective Time to any person who is an Employee of the Acquired Companies immediately prior to the Effective Time: (i) service with Acquired Companies by any Employee prior to the Effective Time shall be credited for eligibility and vesting purposes for purposes of qualifying for any additional benefits tied to periods of service under such plan, program or policy, but not for benefit accrual purposes, and (ii) with respect to any welfare benefit plans in which such Employees may participate, Parent and such Affiliates shall cause such plans to provide credit for any co-payments or deductibles by such Employees and waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that have not been satisfied under applicable welfare benefit plans maintained by the Acquired Companies for their Employees prior to the Effective Time.

            4.10 Shareholders' Representative. (a) At least fifteen days prior to the Effective Time, the Company shall appoint a Representative and an alternate Representative (the "Shareholders' Representative"). The Shareholders' Representative shall, by virtue of the Merger, be irrevocably appointed
Representative of the holders of Converted Shares and authorized and empowered to act for and on behalf of any or all of the holders of Converted Shares in connection with the provisions of Sections 1.5(c) and 1.5(d) of the Agreement (the above named representative, as well as any subsequent representatives of the Stockholders elected by vote of holders owning a majority of the Converted Shares outstanding immediately prior to the Effective Time being referred to herein as the "Stockholders' Representative"). Notwithstanding any statement contained in this Agreement to the contrary, Parent may rely conclusively, and shall be protected in so acting, upon any written order, notice, demand, certificate, statement, document or instruction (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) executed and delivered by the Shareholders'

Representative whether delivered in original form, by facsimile or otherwise. The Stockholders' Representative shall not be liable to any Stockholder with respect to any action taken or omitted to be taken by any of the Stockholders' Representative acting in his capacity as Stockholders' Representative under or in connection with this Agreement, unless such action or omission results from or arises out of fraud, willful misconduct or criminal action on the part of the Stockholders' Representative. Parent and Merger Sub shall be entitled to rely on such appointments and treat the Stockholders' Representatives as the duly appointed representatives of each holder of Converted Shares. Each Stockholder who votes in favor of the Merger and the transactions contemplated by this Agreement, by such vote, without any further action, and each holder of Converted Shares who receives Merger Consideration in connection with the Merger, by acceptance thereof and without any further action, confirms such appointment and authority of the Stockholders' Representative and acknowledges and agrees that such appointment is irrevocable and coupled with an interest.

            (b) The holders of Converted Shares shall be solely responsible for all fees, costs and expenses incurred by the Stockholders' Representative (including his outside advisors) in connection with serving as a representative of the holders of Converted Shares hereunder and such fees, costs and expenses may be deducted from amounts otherwise distributed to holders of Converted Shares. At the Effective Time, at the election of the Company, an amount not to exceed $100,000 which would otherwise be distributed to the Disbursement Agent (or an escrow agent affiliated with the Disbursement Agent) may be deposited in a trust account for use by the Shareholders' Representative to cover fees, costs and expenses as provided in this Section 4.10.

      4.11 Company Bankruptcy Stock Certificates. The Company shall use its best efforts to cause the Company Stock Certificates issued pursuant to the Bankruptcy Plan not to be forfeited pursuant to Section 5.9 of the Bankruptcy Plan.

      4.12 Y2K Testing Access. The Company shall allow Parent's employees, consultants and agents reasonable access to the facilities of the Acquired Companies and information during and related to all testing done by the Acquired Companies or by the employees, consultants or agents of the Acquired Companies', in each case with respect to efforts of the Acquired Companies to become Y2K Compliant.

                   SECTION 5. CONDITIONS PRECEDENT TO OBLIGATIONS
                          OF PARENT AND MERGER SUB.

            The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

            5.1 Accuracy of Representations. Each of the representations and warranties made by the Company in this Agreement not qualified by materiality shall have been accurate in all material respects. All such representations and warranties qualified by materiality individually and in the aggregate shall have been accurate, as of the date of this Agreement, and on and as of the

Closing Date as if made on the Closing Date (without giving effect to any update to the Company Disclosure Schedule not consented to in writing by Parent).

            5.2 Performance of Covenants. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

            5.3 Stockholder Approval. The Merger and this Agreement shall have been duly approved and adopted by Requisite Company Stockholder Approval in accordance with Delaware General Corporation Law.

            5.4 Consents. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement
(including the Consents identified in Part 2.19 of the Company Disclosure Schedule and in Part 3.19 of the Parent Disclosure Schedule) shall have been obtained and shall be in full force and effect.

            5.5 Agreements and Documents. Parent shall have received the following documents, each of which shall be in full force and effect:

            (a) written resignations of all directors and officers of the Company (as requested by Parent), effective as of the Effective Time; and

            (b) customary closing certificates.

            5.6 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or reasonably deemed applicable to the Merger that (i) makes consummation of the Merger illegal or (ii) as a whole, is reasonably expected to have a material adverse effect on the business, condition, assets, liabilities, operations or financial performance of Parent or the Surviving Corporation following the consummation of the Merger.

            5.7 No Legal Proceedings. No Person shall have commenced or threatened to commence any Legal Proceeding (i) challenging or seeking the recovery of damages in connection with the Merger or (ii) seeking to prohibit or limit the exercise by Parent of any right pertaining to its ownership of stock of the Surviving Corporation, in each case which is reasonably expected to have a material adverse effect on the business, condition, assets, liabilities, operations or financial performance of Parent or the Surviving Corporation following the consummation of the Merger.

            5.8 HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act and any other applicable statutes or regulations shall have expired or been terminated.

            5.9 Completion of Bonneville Fuels Transaction. The sale of Bonneville Fuels Corporation described in Section 1.5(b) above shall have been completed in accordance with the terms of the BFC Sale Agreement as in effect on the date hereof and the Shareholders' Representative, on behalf of the holders of Converted Shares, shall have acknowledged the binding nature of the provisions of Section 1.5(b) (including the provisions relating to the BFC Sale Agreement or the BFC Net Proceeds).

            5.10 382(1)(5) Election; NOL Carryback Waiver. The Company shall have filed a valid and timely election pursuant to Section 382(l)(5)(G) of the Code and the Regulations thereunder not to have the provisions of Section 382(l)(5) of the Code apply to any ownership change (as defined in Section 382 of the Code) resulting from the bankruptcy reorganization of Company that occurred in 1998. The Company shall elect to waive the carryback period for net operating losses arising in 1998 on its 1998 Federal income Tax Return in accordance with Section 172(b)(3) of the Code.

            5.11 Mexican Facility. The Company shall terminate or otherwise dispose of its interest in the CONAV, PESCO and ENIMEX facilities in Mexico (collectively the "Mexican Operation") without risk, liability or continued cost after the Effective Time to the Company (in form and substance satisfactory to Parent), or the Company shall cause the Mexican Operation to be shut down such that all contracts related to the Mexican Operation shall have been terminated without cost, risk or liability to the Company (in form and substance satisfactory to Parent) and all employees employed by the Mexican Operation shall have been severed without cost, liability or risk to the Company (in form and substance satisfactory to Parent).

            5.12 NOL  Verification.  $30.0 million of net  operating  losses (as calculated for federal tax purposes) and approximately $2.0 million of alternative minimum tax credits (as calculated for federal tax purposes) shall be available for use by Parent after giving effect to the BFC sale and any other relevant circumstances as of the Effective Time.

            5.13 Qualifying Facility Status. The Company shall demonstrate, to Parent's and Merger Sub's reasonable satisfaction, that:

      (a) for a period of time commencing on September 1, 1996 and concluding on the date of the Closing, all of Company's electric generating facilities that continued to be owned by the Company at the time of the Merger satisfied all of the requirements for qualifying facility ("QF") status under the Public Utility Regulatory Policies Act of 1978, as amended, and the Federal Energy Regulatory Commission's ("FERC") rules and regulations promulgated pursuant thereto, and

      (b) each of such generating facilities has been properly certified as a QF pursuant to Section 292.207 of the FERC's rules (18 C.F.R. ss.292.207) under facts and circumstances consistent with the current operations of such generating facilities.

         SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

            The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

            6.1 Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Sub in this Agreement not qualified as to materiality shall have been accurate in all material respects, and all such representations and warranties qualified by materiality shall have been accurate as of the date of this Agreement, and on and as of the Closing Date as if made on the Closing Date (without giving effect to any update to the Parent Disclosure Schedule not consented to in writing by the Company).

            6.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

            6.3 Stockholder Approval. The Merger and this Agreement shall have been duly approved and adopted by Requisite Company Stockholder Approval in accordance with Delaware General Corporation Law.

            6.4 Agreements and Documents. The Company shall have received the following documents:

            (a) the Disbursement Agent Agreement executed by the Disbursement Agent and Parent and in full force and effect; and

            (b) customary closing certificates.

            6.5 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that (i) makes consummation of the Merger illegal (each party agreeing to use its best efforts, including appeals to higher courts, to have any judgment, injunction, order or decree lifted).

            6.6 HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act and any other applicable statutes or regulations shall have expired or been terminated.

            6.7  Completion  of  Bonneville  Fuels  Transaction.   The  sale  of
Bonneville Fuels Corporation described in Section 1.5(b) above shall have been completed in accordance with the terms of the BFC Sale Agreement.

                            SECTION 7. TERMINATION

            7.1 Termination Events. This Agreement may be terminated prior to the Closing:

            (a) by the mutual written consent of Parent and the Company;

            (b) by Parent if the Effective Time shall not have occurred by March 31, 2000 (the "Termination Date"); provided, however, that if on the Termination Date the sole conditions to closing that remain unsatisfied (other than conditions to be satisfied at the Closing) are the conditions specified in Sections 5.3 and 5.9, or either of them, Parent may extend the Termination Date for successive thirty (30) day periods by providing to the Company written notice of such extension not less than one (1) business day prior to the Termination Date or the date upon which a thirty (30) day extension period expires, as the case may be, provided that the Termination Date may not be extended by the Parent pursuant to this proviso beyond June 30, 2000 (the "Final Termination Date"); provided further, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to Parent if the Parent's failure to fulfill any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Final Termination Date;

            (c) by the Company if the Effective Time shall not have occurred by the Termination Date; provided, however, that if on the Termination Date the sole conditions to closing that remain unsatisfied (other than conditions to be satisfied at the Closing) are the conditions specified in Sections 6.3 and 6.7, or either of them, the Company may extend the Termination Date for successive thirty (30) day periods by providing to Parent written notice of such extension not less than one (1) business day prior to the Termination Date or the date upon which a thirty (30) day extension period expires, as the case may be, provided that the Termination Date may not be extended by the Company pursuant to this proviso beyond the Final Termination Date; provided further, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to the Company if the Company's failure to fulfill any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Final Termination Date;

            (d) by Parent or the Company, if a Governmental Entity shall have issued an order, decree or injunction or taken any other action (in each case, which the terminating party has used reasonable best efforts to resist, resolve or lift, as applicable) having the effect of making the transactions contemplated hereby illegal or permanently prohibiting the consummation thereof, and such order, decree or injunction shall have become final and nonappealable (but only if such party shall have used all reasonable best efforts to cause such order, decree or injunction to be lifted or vacated);

            (e) by Parent, if the Board of Directors of the Company or any authorized committee of the Board of Directors of the Company, whether or not permitted pursuant to the terms hereof, (w) shall fail to reaffirm its approval or recommendation of this Agreement and the Merger within

15 days after a request by Parent, (x) shall withdraw or modify in any manner adverse to Parent its approval or recommendation of this Agreement and the Merger, (y) shall approve or recommend any Takeover Proposal or Acquisition Transaction involving the Company or (z) shall resolve to take any of the actions specified in clause (w), (x) or (y) above;

            (f) by either Parent or the Company, if the required approval and adoption of this Agreement and the Merger by the stockholders of the Company shall not have been obtained at a duly held stockholders meeting called for the purpose of obtaining such approval, including any adjournments or postponements thereof; and

            (g) by the Company, in accordance with Section 4.6(b); provided, however, in order for the termination of this Agreement pursuant to this Section
(g) to be deemed effective, the Company shall have complied with all provisions contained in Sections 4.6(a), (b) and (c), including the notice provisions therein, and with applicable requirements of Section 7.3, including the payment of the Company Termination Fee.

            7.2 Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 7.1, Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 7.1, the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

            7.3    Effect of Termination.

            (a) In the event that (w) any person shall have made a Takeover Proposal to the Company or to its stockholders by June 30, 2000 and within 12 months after the termination of this Agreement the Acquisition Transaction contemplated by the Takeover Proposal shall have been consummated or the Acquisition Agreement contemplated by the Takeover Proposal with respect to the Acquisition Transaction contemplated by the Takeover Proposal shall have been entered into, or (x) this Agreement is terminated by Parent pursuant to Section 7.1(e), (y) this Agreement is terminated by the Company pursuant to Section 7.1(g), or (z) the Company willfully and affirmatively breaches this Agreement in a material manner and thereafter the Agreement is terminated then, in any such case, the Company shall in no event later than (i) the date an Acquisition Agreement is entered into with respect to such Acquisition Transaction involving the Company, or if no such agreement is entered into, upon the date of consummation of such Acquisition Transaction involving the Company, in the case of a termination described in clause (w), (ii) two days after such termination, in the case of a termination described in clause (x) or (iii) concurrently with such termination, in the case of a termination described in clause (y) or (z), pay Parent a fee of $2.0 million in the case of clause (w) or $3.0 million in the case of clauses (x), (y) or (z) (the "Company Termination Fee"), which amount shall be payable by wire transfer of same day funds to a bank account designated by Parent; provided, however, with respect to a Company

Termination Fee arising under clause (w), the Company Termination Fee shall not exceed the excess of the aggregate consideration received pursuant to the applicable Acquisition Transaction over the aggregate consideration to have been received pursuant to this Agreement.

            (b) If the Effective Time has failed to occur by the Termination Date (or the Final Termination Date, as applicable) as a result of any breach by the Company of any representation, warranty, covenant or other term of this Agreement, the Parent, at its sole option, may (i) enforce specific performance of this Agreement or (ii) terminate this Agreement and receive back the Deposit, together with all interest and other amounts earned thereon; provided, however, that the Company shall not be relieved of any obligation or liability arising from any prior breach by the Company of any provision of this Agreement.

            (c) If the Effective Time has failed to occur by the Termination Date (or the Final Termination Date, as applicable) as a result of any breach by the Parent of any representation, warranty, covenant or other term of this Agreement, the Company, at its sole option, may (i) enforce specific performance of this Agreement or (ii) terminate this Agreement and retain the Deposit, together with all interest and other amounts earned thereon as liquidated damages, as the Company's sole and exclusive remedy for such breach, all other remedies being expressly waived by the Company. The Company and the Parent agree upon the Deposit amount together with all interest and other amounts earned thereon, as liquidated damages due to the difficulty and inconvenience of measuring actual damages and the uncertainty thereof, and the Company and the Parent agree that such amount is a reasonable estimate of the Company's loss in the event of any such failure by the Parent.

            (d) Each of the parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if either party fails to promptly pay the amount due from it pursuant to this Section 7.3, and in order to obtain such payment the other party commences a suit which results in a judgment for the fees and expenses set forth in this Section 7.3, the other party shall pay to the party bringing such suit its costs and expenses (including reasonable attorneys' fees) in connection with such suit.

            (e) If this Agreement is terminated pursuant to Section 7.1, all further obligations of the parties under this Agreement (other than as set forth in this Section 7.3) shall terminate and each party shall return all documents received from the other party; provided, however, that the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 9 of this Agreement.

            (f) Parent, Merger Sub and the Company hereby expressly agree that the remedies provided in this Section 7.3 shall be the sole and exclusive remedies for any other claim arising out of or relating to the negotiation, execution, delivery or performance of this Agreement or the Merger.

             SECTION 8. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

            8.1    Survival of Representations, Etc.

            (a) The representations and warranties made by the Company, the Parent and Merger Sub (including the representations and warranties set forth in Sections 2 and 3 and the representations and warranties set forth in any certificate delivered at Closing by an officer of the Company, Parent or Merger
Sub) shall not survive the Closing.

            (b) The representations, warranties, covenants and obligations of Parent, Merger Sub and the Company, and the rights and remedies that may be exercised by such parties, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the such parties or any of their Representatives.

            (c) For purposes of this Agreement, (i) each statement or other item of information set forth in the Company Disclosure Schedule shall be deemed to be a part of the representations and warranties made by the Company in this Agreement and (ii) each statement or other item of information set forth in the Parent Disclosure Schedule shall be deemed to be a part of the representations and warranties made by Parent and Merger Sub in this Agreement.

                        SECTION 9. GENERAL PROVISIONS.

            9.1 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

            9.2    Fees And Expenses.

                          (a) Except as provided in Section  7.3,  each party to
this Agreement shall bear
and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of: (i) the investigation and review conducted by Parent and its Representatives with respect to the business of the Acquired Companies (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (ii) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (iii) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (iv) the consummation of the Merger.

            9.3 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

            if to Parent:

                  El Paso Energy Corporation
                  1001 Louisiana Street
                  Houston, Texas  77002
                  Attn: Larry Kellerman and
                        Gregory W. Jones

            with a copy to:

                  Gary P. Cooperstein
                  Fried, Frank, Harris, Shriver & Jacobson
                  One New York Plaza
                  New York, New York  10004

            if to the Company:

                  Clark M. Mower, President
                  Bonneville Pacific Corporation
                  50 West Broadway, Suite 300
                  Salt Lake City, Utah  84101

            with a copy to:

                  A.O. Headman, Jr.
                  Cohne, Rappaport & Segal, P.C.
                  525 East 100 South, 5th Floor
                  Salt Lake City, Utah  84102

            9.4 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

            9.5  Counterparts.   This  Agreement  may  be  executed  in  several
counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

            9.6 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

            9.7 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void except that Parent and Merger Sub may assign all or any of their respective rights and obligations hereunder to any direct or indirect wholly or partially owned subsidiary, subsidiaries, or other affiliates of the Parent without the consent of the Company, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

            9.8   Waiver.

            (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

            (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

            9.9 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

            9.10 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

            9.11 Parties in Interest. Except for the provisions of Sections 1.5 and 1.6, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

            9.12 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement dated May 5, 1999, between the Company and El Paso Power Services, shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such Confidentiality Agreement is terminated in accordance with its terms.

              9.13   Construction.

     (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

     (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

     (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

     (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

     In Witness Whereof, the parties have executed this Agreement as of the date first above written.

                                    EL PASO ENERGY CORPORATION,
                                    a Delaware corporation


                                    By:  /s/ Ralph Eads
                                         Ralph Eads


                                    BPC ACQUISITION CORP.,
                                    a Delaware corporation


                                    By: /s/ Larry M.  Kellerman
                                        Larry M. Kellerman

                                    BONNEVILLE PACIFIC CORPORATION,
                                    a Delaware corporation


                                    By: /s/ Clark M.  Mower
                                        Clark M. Mower, President


      The undersigned, being the Secretary of BPC Acquisition Corp., does hereby certify that the foregoing Agreement was adopted on behalf of BPC Acquisition Corp. by its Board of Directors and Sole Stockholder pursuant to the provisions of Section 251 of the DGCL.

                                    BPC ACQUISITION CORP.


                                    By:  /s/ David L.  Siddall
                                    Its:  Secretary




      The undersigned, being the Secretary of Bonneville Pacific Corporation, does hereby certify that the foregoing Agreement was adopted on behalf of Bonneville Pacific Corporation by its Board of Directors and Stockholders pursuant to the provisions of Section 251 of the DGCL.

                                    BONNEVILLE PACIFIC CORPORATION


                                    By:  /s/ Steven H.  Stepanek
                                    Its:  Secretary

                                  EXHIBIT A
                             CERTAIN DEFINITIONS


      For purposes of the Agreement (including this Exhibit A):

            "Agreement" shall mean the Agreement and Plan of Merger to which this Exhibit A is attached (including the Company Disclosure Schedule, the Parent Disclosure Schedule and all Exhibits), as it may be amended from time to time.

            "BFC Sale Agreement" shall mean the Stock Purchase Agreement, dated as of August 11, 1999, by and between Bonneville Pacific Corporation, a Delaware corporation and CEC Resources Ltd., a company organized under the laws of the Province of Alberta, Canada.

            "Company Contract" shall mean any Contract: (a) to which any of the Acquired Companies is a party; (b) by which any of the Acquired Companies or any of their properties or assets is bound or under which any of the Acquired Companies has any obligation; or (c) under which any of the Acquired Companies has any right or interest.

            "Company Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.

            "Company Partnerships" shall mean all of the partnerships, joint ventures, limited liability companies, or other entities, other than the Company Subsidiaries, with respect to which the Company has any direct or indirect partnership, membership, or other interest as of the Effective Time.

            "Company Subsidiaries" shall mean all of the corporate entities with respect to which the Company has the direct or indirect right to vote shares representing fifty percent (50%) or more of the votes eligible to be cast in the election of directors of each such entity; provided, however, that BFC shall not be deemed a "Company Subsidiary" for purposes of this Agreement.

            "Consent"   shall   mean  any   approval,   consent,   ratification,
permission, waiver or authorization (including any Governmental Authorization).

            "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

            "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, deed of trust, license, equity, conditional sales contract, lease, assessment, covenant, condition or restriction, right-of-way, reservation, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest, any other matter affecting title or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other property or asset, any restriction on the receipt of any income derived from any property or asset, any restriction on the use of any property or asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any property or asset).

            "Entity"  shall  mean  any  corporation  (including  any  non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            "Facilities" shall mean any real property, leaseholds, or other interests currently owned or operated (or owned or operated since November 3, 1998) by any of the Acquired Companies and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently owned or operated by any of the Acquired Companies.

            "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

            "Governmental Authorization" shall mean any: permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any legal Requirement.

            "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or
(c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

            "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

             "Proxy Statement" shall mean the proxy statement to be sent to the Company's stockholders in connection with the Company Stockholders' Meetings.

            "Knowledge of the Company" shall mean the actual knowledge and current awareness, or knowledge which a reasonable person would have acquired following a reasonable investigation, of the executive officers and directors of the Company, together with that of the chief executive officer of each Acquired Company.

            "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

            "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

            "Material Adverse Effect". A violation or other matter will be deemed to have a "Material Adverse Effect" on the Company if such violation or other matter would have a material adverse effect on the business, condition, assets, liabilities, operations or financial performance of the Acquired Companies, considered as a whole. A violation or other matter will be deemed to have a "Material Adverse Effect" on Parent if such violation or other matter, considered individually or in the aggregate with all other such violations and other matters, would have a material adverse effect on the business, condition, assets, liabilities, operations or financial performance of Parent and the Parent Subsidiaries, considered as a whole.

            "Merger Consideration" shall mean an amount equal to (i) the Aggregate Merger Consideration (excluding any deductions thereto pursuant to Section 1.5(c)(v)) plus (ii) the aggregate exercise price of all unexercised Options at the Effective Time divided by (iii) the number of Converted Shares.

            "NCA #1" shall mean Nevada Cogeneration Associates #1, a Nevada general partnership.

            "Parent Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to the Company on behalf of Parent.

            "Person" shall mean any individual, Entity or Governmental Body.

            "Requisite Company Stockholder Approval" means the affirmative vote of the holders of a majority of the Company Shares in favor of this Agreement and the Merger.

            "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

         "SEC" shall mean the United States Securities and Exchange Commission.

            "Securities Act" shall mean the Securities Act of 1933, as amended.

            "Software" means any source code, object code, machine code, or other instructions of any kind or description which is loaded or be loaded on any automated System or device of the Company or the Acquired Companies, including by way of illustration but not limitation, operating system, BIOS (basic input/output system), compilers, generators, interpreters, application programs (whether compiled or not, and whether interpreted or not), instructions stored on Programmable, Read Only Memory (PROM) chips, instructions stored on Read Only Memory (ROM) chips, or instructions stored on Erasable, Programmable, and Read Only Memory (EPROM) chips.

            "System(s)" means any automated or partially automated application, function or process which utilizes Software and which has an input from or output to some other System, person or report.

            "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

            "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

      "Year 2000 Complaint" or "Y2K Compliant" means that financial accounting, management reporting, telecommunications, environmental, access control or security Systems will accurately process, provide and/or receive date/time data (including without limitation calculating, comparing, and sequencing), within, from, into, and between centuries (including without limitation the twentieth and twenty-first centuries), including leap year calculations, and neither the performance nor the functionality of the System will be affected by dates/times prior to, on, after, or spanning January 1, 2000.

                              Exhibit 1.5(b)(i)





    1.     Proceeds from sale of BFC stock                  ___________________

    2.     Deduct expenses, fees, taxes and other charges   ___________________

    3.     Net Proceeds (equals line1 minus line 2)         ___________________

    4.     Liabilities of BFC                               ___________________

    5.     Amount realized (equals line 3 plus line 4)      ___________________

    6.     BFC tax basis in assets                          ___________________

    7.     Pre-tax gain on sale of BFC
              (equals line 5 minus line 6)                  ___________________

    8.     Current year taxable income (loss) from BFC      ___________________

    9.     Available NOL Carryforward of BPC group          ___________________

   10.     Net taxable income
              (equals line 7 plus line 8 minus line 9)      ___________________

   11. Current year federal, state and applicable alternative minimum taxes (includes any tax due with respect to positive net taxable income shown in line 10 as well as (i) incremental alternative minimum taxes and other taxes due as a result of BFC sale, and (ii) any other taxes of BFC for the current year for which BPC is liable)


                                                            -------------------

   12.     Net after tax cash available for distribution
              (equals line 3 minus line 11)
                                                            ===================

                                Schedule 2.23

The following items with regard to the Year 2000 Program for the NCA #1 project should be addressed prior to closing:

* The Company shall provide documentation of tests performed to demonstrate Y2K compliance of the Westinghouse DCS.

* The Company shall provide documentation demonstrating that the firmware upgrade for the fire protection panel has been implemented. This was scheduled for September 1999. If the upgrade has not been performed, the Company shall provide a contingency plan to address a possible Y2K related failure for the fire protection panel at the NCA #1 project.

                                   APPENDIX B


                 [LETTERHEAD OF CIBC WORLD MARKETS CORP.]




                                    September 17, 1999



The Board of Directors
Bonneville Pacific Corporation
50 West 300 South
Salt Lake City, Utah  84101

Members of the Board:

You have asked CIBC World Markets Corp. ("CIBC World Markets") to render a written opinion ("Opinion") to the Board of Directors as to the fairness, from a financial point of view, to the holders of the Converted Stock (defined below) of Bonneville Pacific Corporation ("Bonneville Pacific") of the Merger Consideration (defined below) to be received pursuant to the Agreement and Plan of Merger, dated as of September 17, 1999 (the "Merger Agreement"), by and among EL Paso Energy Corporation ("El Paso"), BPC Acquisition Corp., a wholly owned subsidiary of EL Paso ("Merger Sub"), and Bonneville Pacific. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Bonneville Pacific (the "Merger") pursuant to which all outstanding shares of the common stock, par value $0.01 per share, of Bonneville Pacific ("Bonneville Pacific Common Stock") and all outstanding options to purchase shares of Bonneville Pacific Common Stock (the "Options" and, together with the Bonneville Pacific Common Stock, the "Converted Stock") will be converted into the right to receive an aggregate amount equal to $63.0 million in cash (the "Merger Consideration"), subject to certain adjustments as more fully described in the Merger Agreement. The Merger Agreement further provides that, at the effective time of the Merger, each Option of Bonneville Pacific that is then outstanding, whether vested or unvested, shall vest immediately and become immediately exercisable into the right to receive an amount of the Merger Consideration as adjusted based on the number of shares of Bonneville Pacific Common Stock subject to such Option, minus the exercise price for such Option, as more fully described therein (the "Option Vesting").

In arriving at our Opinion, we:

(a)  reviewed the Merger Agreement;

(b) reviewed audited financial statements for Bonneville Pacific for the fiscal year ended December 31, 1998;

(c) reviewed unaudited financial statements for Bonneville Pacific for the six-month period ended June 30, 1999;

(d) reviewed financial projections for Bonneville Pacific prepared by the management of Bonneville Pacific;

The Board of Directors
Bonneville Pacific Corporation
September 17, 1999
Page
2




(e) held discussions with the senior management of Bonneville Pacific and representatives of El Paso with respect to the business and prospects for future growth of Bonneville Pacific;

(f) reviewed and analyzed certain publicly available financial data for certain companies we deemed comparable to Bonneville Pacific;

(g) performed a discounted cash flow analysis of Bonneville Pacific using certain assumptions of future performance provided to us by the management of Bonneville Pacific;

(h)  reviewed  and  analyzed   certain   publicly   available   information  for
     transactions that we deemed comparable to the Merger;

(i)  reviewed public information concerning Bonneville Pacific;

(j) at the direction of Bonneville Pacific, approached and held discussions with third parties to solicit indications of interest in the acquisition of all or a part of Bonneville Pacific; and

(k) performed such other analyses and reviewed such other information as we deemed appropriate.

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by Bonneville Pacific and its employees, representatives and affiliates. With respect to forecasts of future financial condition and operating results of Bonneville Pacific provided to or discussed with us, we assumed, at the direction of
Bonneville Pacific's management, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgments of Bonneville Pacific's management. At the direction of Bonneville Pacific's management, we evaluated all outstanding Options as if they were fully exercised prior to the effective time of the Merger and therefore the equivalent of outstanding shares of Bonneville Pacific Common Stock as contemplated by the Option Vesting and also assumed that all conditions to the obligations of each of Bonneville Pacific, El Paso and Merger Sub to consummate the Merger will be satisfied in all material respects. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of Bonneville Pacific or its affiliated entities. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of Bonneville Pacific, or the price at which the Bonneville Pacific Common Stock will trade subsequent to announcement of the proposed Merger. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

The Board of Directors
Bonneville Pacific Corporation
September 17, 1999
Page
3




We have acted as financial advisor to Bonneville Pacific in connection with the Merger and to the Board of Directors of Bonneville Pacific in rendering this Opinion and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger and a portion of which is payable upon the delivery of this Opinion. CIBC World Markets and its affiliates have in the past provided and are currently providing financial services to Bonneville Pacific unrelated to the proposed Merger, for which services CIBC World Markets and its affiliates have received and will receive compensation. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade securities of Bonneville Pacific, El Paso and their respective affiliates for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and  subject to the  foregoing,  and such other  factors as we deemed relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Converted Stock in the Merger is fair to such holders from a financial point of view. This Opinion is for the use of the Board of Directors of Bonneville Pacific in its evaluation of the Merger, and does not constitute a recommendation as to how any stockholder should vote with respect to any matters relating to the Merger.

                                    Very truly yours,

                                    /s/ CIBC World Markets Corp.
                                   ------------------------------
                                    CIBC WORLD MARKETS CORP.

                                   APPENDIX C

               SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

SS. 262. APPRAISAL RIGHTS.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.251 (other than a merger effected pursuant to ss.251(g) of this title), ss.252, ss.254, ss.257, ss.258, ss.263 or ss.264 of this title:

            (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss.251 of this title.

            (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                  a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                  b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;





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




                  c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                  d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

            (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

      (d)  Appraisal rights shall be perfected as follows:

            (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

            (2) If the merger or consolidation was approved pursuant to ss.228 or ss.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expense incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                   APPENDIX D

                                     PROXY

                        BONNEVILLE PACIFIC CORPORATION

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BONNEVILLE
         PACIFIC CORPORATION FOR THE SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON JANUARY 11, 2000

      The undersigned stockholder of Bonneville Pacific Corporation (the "Company") hereby appoints Clark M. Mower and Stephen H. Stepanek, or either of them as proxies, each of them with full power of substitution, to attend and act as proxy for the undersigned and to cast all votes which the undersigned stockholder is entitled to cast at the Special Meeting of Stockholders of the Company to be held at10: 00 a.m. local time, on January 11, 2000 at the Double Tree Hotel, 255 South West Temple, Salt Lake City, Utah, and at any and all adjournments and postponements thereof. In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the Special Meeting or any adjournments thereof. The undersigned stockholder hereby revokes any proxy or proxies heretofore given. This proxy will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" the proposal listed below.

      Please read the Proxy Statement which describes the proposal and presents other important information, and complete, sign and return your proxy promptly in the enclosed envelope.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL:

      1. A proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 17, 1999 by and among the Company, El Paso Energy Corporation and BPC Acquisition Corp., a wholly-owned subsidiary of El Paso. Pursuant to the Merger Agreement, El Paso Energy Corporation will acquire all of Bonneville's outstanding stock for cash as described in the Proxy Statement.

                  FOR                    AGAINST               ABSTAIN
                  [_]                      [_]                   [_]

      2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof. As of the date of the Proxy Statement, management of the Company is not aware of any such other business.


Dated: _________              Signature:_______________________________________

                              Signature: _______________________________________

                              Print Name:______________________________________

                              Print Name:______________________________________

                              Title: ___________________________________________


      (Please date and sign here exactly as name appears on this Proxy. When signing as attorney, administrator, trustee or guardian, give full title as such; and when stock has been issued in the name of two or more persons, all should sign.)

If you plan to attend the Special Meeting, please mark this box    [_]